Exhibit 3.2
Execution Version
HIGHLY CONFIDENTIAL & TRADE SECRET

FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CIM OPPORTUNITY ZONE FUND, L.P.
Dated March 18, 2024

THE LIMITED PARTNERSHIP INTERESTS (THE “UNITS”) OF CIM OPPORTUNITY ZONE FUND, L.P. (THE “PARTNERSHIP”) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH UNITS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY U.S. STATE, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (THE “PARTNERSHIP AGREEMENT”). THE UNITS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS AND THIS PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF SUCH UNITS SHALL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
CIM OPPORTUNITY ZONE FUND, L.P.
This FIFTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (this “Partnership Agreement”) of CIM Opportunity Zone Fund, L.P., a Delaware limited partnership (the “Partnership”), is made on March 18, 2024, by and among CIM Opportunity Zone Fund GP, LLC, a Delaware limited liability company, as the general partner of the Partnership, the Limited Partners (as defined herein) hereto, and those additional parties that shall be admitted as Limited Partners.
R E C I T A L S
WHEREAS, the General Partner (as defined herein) and the initial limited partner entered into an agreement of limited partnership, dated as of November 1, 2018 (the “Original Agreement”), and formed a limited partnership under the laws of the State of Delaware under the name, CIM Opportunity Zone Fund, L.P.;
WHEREAS, the Original Agreement was amended and restated in its entirety as of January 21, 2019 (as amended, the “First Amended Agreement”);
WHEREAS, the First Amended Agreement was amended and restated in its entirety as of March 1, 2019 (as amended, the “Second Amended Agreement”);
WHEREAS, the Second Amended Agreement was amended and restated in its entirety as of May 28, 2019 (as amended, the “Third Amended Agreement”);
WHEREAS, the Third Amended Agreement was amended and restated in its entirety as of November 30, 2021 (as amended, the “Fourth Amended Agreement”); and
WHEREAS, the parties hereto now wish to amend and restate the Fourth Amended Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the parties hereby agree that the Third Amended Agreement shall be amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
For purposes of this Partnership Agreement, unless the context otherwise requires:
“Adjusted Capital Account Balance” means, with respect to any Partner, the balance in such Partner’s Capital Account adjusted (i) by taking into account the adjustments, allocations and distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6); and (ii) by adding to such balance such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, determined pursuant to Regulations Sections 1.704-2(g) and

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1.704-2(i)(5) and any amounts such Partner is obligated to restore pursuant to any provision of this Partnership Agreement. The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Adjustment Date” has the meaning specified in Section 3.05(b)(ii).
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.
“Affiliate” means when used with reference to a specified Person at a specified time, (a) any Person that, at such specified time, directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person who, at such specified time, is (i) an officer or director of the specified Person or (ii) a trust created by or established primarily for the benefit of, the specified Person, or (c) any Person which, at such specified time, directly or indirectly, is the beneficial owner of a majority of the voting ownership interests of the specified Person, which definition shall, as applied to the General Partner, specifically include the Manager and the constituent members of the General Partner, and any manager, member, shareholder, officer or director of the General Partner or the Manager; provided, that no Feeder Fund, Parallel Partnership, issuer of Investments or any entity in which any of the foregoing directly or indirectly invests, or portfolio company of any other investment fund, vehicle or account managed or sponsored by CIM shall be considered to be an Affiliate of CIM, the General Partner, the Manager, the Partnership, any Alternative Vehicle or any Intermediate Entity for any purpose hereunder or under the Management Agreement.
“Affiliate Seller” has the meaning specified in Section 2.14(a).
“Aggregate Indebtedness” means the sum of, without duplication, (i) any outstanding borrowings of the Fund (in each case, less cash-on-hand (including Temporary Investments) and the value of any other Marketable Securities held by the Fund at such time) and (ii) the Fund’s pro rata share of outstanding borrowings through vehicles that it controls; provided, that any temporary borrowings shall be excluded from the calculation of “Aggregate Indebtedness.”
“Allocable Costs and Expenses” means with respect to any services provided by any CIM Entity to the Partnership and/or any Other Services, all direct and indirect fees, costs and expenses of any nature whatsoever incurred by such CIM Entity in connection with or relating to the performance of such services or Other Services, including an allocable share of (i) out-of-pocket costs and expenses of any CIM Entity, (ii) direct and indirect employment and overhead costs of employees involved in, assisting with, or ancillary to the performance of such services (e.g., internal staff counsel and other legal professionals, finance and capital markets, tax, accounting, compliance, human resources, risk management, information technology, administrative, operations, engineering, architecture, onsite property management, real estate services, development or construction personnel, marketing and communication), (iii) expenses relating to any offices or office facilities (e.g., rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and any other office, internal, and overhead expenses), (iv) information technology expenses associated with any computer software or hardware, (v) insurance costs and fees and (vi) expenses of any third party retained by any CIM Entity.

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“Alternative Vehicle” has the meaning specified in Section 2.11(d).
“Assignee” has the meaning specified in Section 2.10(a).
“Available Current Proceeds” means Current Proceeds available for distributions to the Partners, as determined by the General Partner in its discretion, which, for the avoidance of doubt, could differ materially from Net Income, taxable income or income computed under GAAP.
“Bankruptcy” means for purposes of this Partnership Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency law, or the entry of an order, judgment or decree by a court of competent jurisdiction which continues in effect and unstayed for sixty (60) days of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or, if within ninety (90) days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the failure of such case or action to have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within ninety (90) days after the judicial appointment without the consent or acquiescence of such Person of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Section 6221 et seq.), as enacted by the Bipartisan Budget Act of 2015, as amended, and any Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.
“Beginning Value” means, with respect to any Incentive Allocation Period for any particular Units, the Net Asset Value at the beginning of that Incentive Allocation Period (after taking into account any Incentive Allocation or Management Fees with respect to the immediately preceding Incentive Allocation Period that have not yet been allocated and/or paid to the General Partner or Manager, as applicable), determined as provided herein.
“Broken Deal Expenses” has the meaning specified in Section 3.08(a)(v).
“Business Day” means a day which is not a Saturday, Sunday, or other day on which banks are authorized or required by law to be closed in Los Angeles, California.
“Capital Account” has the meaning specified in Section 4.03(a).

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“Capital Contributions” of a Partner means the total amount of contributions such Partner has made to the Partnership pursuant to Section 4.02 as of the date in question, and where the context requires, by such Partner to any Alternative Vehicle.
“Carrying Value” means, with respect to any asset of the Partnership, the asset’s adjusted basis for U.S. federal income tax purposes, except that the Carrying Values of all assets of the Partnership shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Unit by any new or existing Partner in exchange for more than a de minimis Capital Contribution, other than pursuant to the initial formation of the Partnership; (b) the date of the distribution of more than a de minimis amount of assets of the Partnership to a Partner; or (c) the date any Units are relinquished to the Partnership; provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if such adjustments are deemed necessary or appropriate by the General Partner to reflect the relative economic interests of the Partners. The Carrying Value of any asset of the Partnership distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value, instead of tax basis once Carrying Value differs from tax basis. The Carrying Value of any asset contributed (or deemed contributed under Regulations Section 1.704-1(b)(1)(iv)) by a Partner to the Partnership will be the fair market value of the asset at the date of its contribution thereto.
“Certificate” means the certificate of limited partnership of the Partnership, dated November 1, 2018, which was filed in the office of the Secretary of State of the State of Delaware on November 1, 2018, and all subsequent amendments thereto and restatements thereof.
“CIM” means, collectively, CIM Group, LLC, a Delaware limited liability company, and any Affiliate thereof.
“CIM Entities” has the meaning specified in Section 3.05(b)(i).
“CIM Expense Allocation Policy” means the CIM Expense Allocation Policy as in effect from time to time.
“CIM Investment Allocation Policy” means the Side-by-Side Management and Investment Allocation Policy of CIM, adopted on August 27, 2015, as may be amended or restated from time to time.
“Classes” has the meaning specified in Section 2.12.
“Closing Date” means the Initial Closing and any Subsequent Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commitments” has the meaning specified in Section 4.01(a).
“Current Proceeds” means interest and dividend income and operating cash flow, in each case to the extent that it is received from or attributable to an Investment or Temporary Investment, less any Partnership Expenses allocated thereto and paid therefrom, less any other

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obligations of the Partnership allocated thereto (including the repayment of principal and interest on Partnership borrowings pursuant to Section 3.03 and required tax withholdings) and less reserves established by the General Partner pursuant to Section 4.08.
“Cutoff Date” has the meaning specified in Section 3.11(b)(i).
“Defaulting Limited Partner” has the meaning specified in Section 4.02.
“Derivative” means a financial instrument, product or index which is not a direct investment, but instead derives its economic characteristics from the economic characteristics (or changes in the value) of one or more underlying financial instruments. By way of example, Derivatives include interest rate, currency or exchange rate hedges as well as short sales and total return swaps.
“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Partnership Act.
“Disclosure Law” has the meaning specified in Section 7.06(d).
“Disposition” means the sale, exchange or other disposition by the Partnership of all or any portion of an Investment for cash or in exchange for securities. The General Partner shall determine, in its reasonable discretion, whether and to what extent a Disposition has occurred as a result of the refinancing or restructuring of an Investment. A Disposition shall be deemed to include a security or instrument becoming worthless as determined in the reasonable discretion of the General Partner.
“Domestically-Controlled REIT” means a REIT Subsidiary that the General Partner intends to qualify as a “domestically controlled qualified investment entity” as such term is defined in Section 897(h) of the Code.
“Employees” has the meaning specified in Section 3.11.
“Ending Value” means, with respect to any Incentive Allocation Period for any particular Units, the Net Asset Value at the end of that Incentive Allocation Period (including the amount of any Incentive Allocation to be paid with respect to such Incentive Allocation Period and adding back the amount of any distributions that were not paid in redemption of Units, but net of any Management Fees that have not yet been paid to the Manager with respect to such Incentive Allocation Period), determined as provided herein.
“Entity Taxes” means any U.S. federal, state, local and other taxes imposed on or payable by the Partnership, any subsidiary of the Partnership or any portfolio company under the BBA Rules (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto).
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

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“ERISA Limited Partner” means a Limited Partner that is a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations thereunder.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time or any successor statutes thereto, and all rules, regulations and interpretations promulgated thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Code, any similar regime under non-U.S. law and any law, regulation, rule, promulgation, or official agreement implementing an official governmental agreement with respect to the foregoing.
“Feeder Fund” has the meaning specified in Section 2.11(b).
“Feeder Fund Agreement” means the limited partnership agreement (or equivalent governing document) of a Feeder Fund, as amended, supplemented or restated from time to time.
“Feeder Fund Entities” has the meanings specified in Section 2.11(b).
“Feeder Fund Units” means the interests in any Feeder Fund.
“Feeder GP” means any Person that is an Affiliate of CIM and acts as general partner of a Feeder Fund, in each case in such Person’s capacity as a general partner of such Feeder Fund.
“Feeder Limited Partner” means, with respect to any Feeder Fund, the Persons listed on the register of such Feeder Fund as limited partners (or other similar investors) of such Feeder Fund, and shall include their successors and permitted assigns to the extent admitted to such Feeder Fund as limited partners (or other similar investors) in accordance with the terms of the applicable Feeder Fund Agreement, in their capacities as limited partners (or other similar investors) of such Feeder Fund, and shall exclude any Person that ceases to be a limited partner (or other similar investor) of such Feeder Fund in accordance with the terms of the applicable Feeder Fund Agreement.
“First Amended Agreement” has the meaning specified in the recitals.
“Fiscal Quarter” means the calendar quarter or, in the case of the first and last fiscal quarters, the fraction thereof commencing on the Initial Closing or ending on the date on which the winding-up of the Partnership is completed, as the case may be.
“Fiscal Year” has the meaning specified in Section 2.07.
“Fixed Return” means a fixed return equal to a daily compounded rate of 0.008098630%, calculated based on a 365 day year, that achieves an effective 3% per annum return after the application of Management Fees.

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“FOIA” has the meaning specified in Section 7.06(d).
“Former Partners” means the Persons that from time to time cease to be Partners under this Partnership Agreement, provided, that employees of CIM that served as the initial limited partner or the initial general partner shall be excluded.
“Fund” means the collective reference to the Partnership and, where the context requires, any Alternative Vehicles, Intermediate Entities, Feeder Fund Entities, Feeder Funds, and/or Parallel Partnerships.
“Fund Level Information” means fund level, aggregate historical performance information (i.e., aggregate cash flows, returns, a Limited Partner’s own Commitment and Undrawn Commitment, cumulative amounts of a Limited Partner’s Capital Contributions and distributions received from the Partnership, the aggregate value of Partnership assets attributable to a Limited Partner’s investment, the dollar amount of the total Management Fees borne on an annual Fiscal Year end basis by a Limited Partner, and the dollar amount of cash profit received by a Limited Partner from the Partnership on a Fiscal Year end basis), the name and address of the Partnership, the year of formation of the Partnership and the overall investment strategy of the Partnership. For the avoidance of doubt, Fund Level Information shall in no event include information relating to specific Investments.
“GAAP” means U.S. Generally Accepted Accounting Principles.
“General Partner” means CIM Opportunity Zone Fund GP, LLC, a Delaware limited liability company, and/or any other Person that becomes a successor or additional general partner of the Partnership as provided in this Partnership Agreement, in each case in such Person’s capacity as a general partner of the Partnership.
“Hurdle Amount” means, with respect to each Incentive Allocation Period for any particular Units of a Limited Partner, an amount that, when added to the Beginning Value of such Units as of the applicable Incentive Allocation Period, produces an Ending Value that results in a daily compounded rate of 0.01596536%, calculated based on a 365 day year, that achieves an effective 6% annualized internal rate of return on such Limited Partner’s proportionate share of the Beginning Value represented by such Units (adjusted for any amounts distributed to, and Capital Contributions made by, such Limited Partner with respect to such Units during any such Incentive Allocation Period); provided, that if Capital Contributions are drawn down and held in reserve as cash-on-hand (including any Temporary Investments) by the Fund or any subsidiary of the Fund or entity controlled by the Fund pending deployment to fund any Investment, to purchase any asset, to fund any Partnership Expenses and/or Organizational Expenses or to fund any expense of a subsidiary of the Fund or other entity controlled by the Fund, the Hurdle Amount shall not apply, accrue or compound with respect to that portion of the Net Asset Value attributable to such cash-on-hand (including any Temporary Investments) for such period of time; provided further, that cash reserves shall be included in the calculation of the Hurdle Amount beginning January 1, 2026. For greater certainty, such annualized internal rate of return with respect to each Unit shall be determined on an annually compounded basis, taking into account (i) the aggregate amount and timing of all Capital Contributions (recorded as of the date they are due) made by such Limited Partner, (ii) the aggregate amount and timing of distributions and redemption proceeds, if

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any, distributed with respect to such Limited Partner over the applicable Incentive Allocation Period and (iii) any partial redemption by such Limited Partner with respect to such Units in accordance with Section 5.03(c).
“Immediate Family Relative” means an individual’s issue (including by adoption), siblings, parents, first cousins, aunts, uncles, grandparents, current household partners and current or former spouses.
“Incentive Allocation” has the meaning specified in Section 5.07(a).
“Incentive Allocation Period” means, with respect to the Units of each Limited Partner, the following periods: (i) an initial Incentive Allocation Period beginning on the date of such Limited Partner’s first Capital Contribution with respect to its Commitment and ending on the earlier of: (w) any Redemption Date only with respect to such Units being redeemed; (x) the date on which the Partnership terminates; (y) the last calendar day of the Fiscal Year in which such Capital Contribution was made and (z) the date of a current distribution or a Liquidity Event as determined in the General Partner’s discretion pursuant to Section 5.07(b) only with respect to that portion of the Units to which such current distribution or Liquidity Event relates as determined by the General Partner; and (ii)  subsequent Incentive Allocation Periods beginning on the first calendar day following the last calendar day of the immediately preceding Incentive Allocation Period and ending on the earlier of: (w) any Redemption Date only with respect to such Units being redeemed; (x) the date on which the Partnership terminates; (y) the last calendar day of each Fiscal Year and (z) the date of a current distribution or a Liquidity Event as determined in the General Partner’s discretion pursuant to Section 5.07(b) only with respect to that portion of the Units to which such current distribution or Liquidity Event relates as determined by the General Partner. If a Limited Partner has more than one Commitment, the aggregate Units issued in respect of its Capital Contributions with respect to each Commitment will have separate Incentive Allocation Periods.
“Indemnitee” has the meaning specified in Section 3.06(a).
“Initial CIM Investment” means the aggregate Commitment to the Fund by the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals in an aggregate amount equal to the lesser of (a) 1.0% of the sum of (i) the Net Asset Value and (ii) the aggregate Undrawn Commitments and (b) $20 million, which may, subject to Section 4.01(d), be invested, in whole or in part, as part of the General Partner’s, its Affiliates’ or their respective employees’ interest in the Fund.
“Initial Closing” means January 21, 2019.
“Initial Investment” has the meaning specified in Section 2.13(a)
“Intermediate Entities” has the meaning specified in Section 2.11(a).
“Investment Company Act” means the United States Investment Company Act of 1940, as amended.

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“Investments” means each investment made by the Partnership, including any Initial Investments and any Temporary Investments.
“IRS” means the U.S. Internal Revenue Service.
“Limited Partner” means any Person that is a limited partner at the time of reference thereto, in such Person’s capacity as a limited partner of the Partnership and that is listed in the books and records of the Partnership, or any Person that has been admitted to the Partnership as a substituted Limited Partner in accordance with this Partnership Agreement.
“Limited Partner Consent” means the consent of the Limited Partners whose Percentage Interests, in the aggregate, represent more than 50% (or, if otherwise specified, not less than such other specified percentage) of the sum of the aggregate Units of the Limited Partners; provided that the Units of any Limited Partner who also is the General Partner, one of its Affiliates, a Principal and/or an entity controlled by one or more of the Principals shall be deemed to have been voted, consented to, approved and/or abstained in the same manner and proportions as the aggregate interests of the other Limited Partners, and the Units of any Limited Partner who is precluded from any consent pursuant to Sections 4.02(g) or Section 9.05 shall not be counted (and, accordingly, shall also be excluded in calculating the aggregate Units of all Limited Partners), except that, for the avoidance of any doubt, each Feeder Fund, substantially all the equity interests of which are held by Persons not affiliated with the General Partner, shall be counted notwithstanding the fact that such vehicle may be managed by an Affiliate of the General Partner, so long as such unaffiliated equity interest holders direct such vote; provided further, that any reference to a Limited Partner Consent of a specific category of Limited Partner shall have a correlative meaning with respect to such specific category of Limited Partner.
“Liquidity Event” has the meaning specified in Section 5.09.
“Lock-Up Period” means, with respect to each Limited Partner and each Commitment of such Limited Partner, four (4) years from the date of the initial Capital Contribution made by such Limited Partner in respect of such Commitment.
“Loss Recovery Amount” means, with respect to the Units of each Limited Partner, the cumulative absolute value of any negative Performance Amount accrued with respect to such Units, which shall be carried forward to subsequent Incentive Allocation Periods, reduced by any subsequent positive Performance Amounts and adjusted as necessary for any partial redemptions by such Limited Partner during any such Incentive Allocation Period. If a Limited Partner has more than one Commitment, a separate Loss Recovery Amount shall be calculated with respect to the aggregate Units issued in respect of its Capital Contributions with respect to each Commitment.
“Maintenance CIM Investment” has the meaning specified in Section 4.01(d).
“Management Agreement” means the management agreement or, collectively, the management agreements, between or among the Partnership and the Manager or Managers, as amended, modified and/or restated from time to time.
“Management Fee Base” means the Net Asset Value of the Partnership as of the first calendar day of each Fiscal Quarter.

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“Management Fees” has the meaning specified in Section 8.01(a).
“Manager” or “Managers” means one or more Affiliates of CIM, and/or any other Person that becomes a successor or assign pursuant to the Management Agreement, in each case, in such Person’s capacity as a manager of the Partnership.
“Market Rates” has the meaning specified in Section 3.05(b).
“Marketable Securities” means securities that are traded on a national securities exchange, market quotation system or electronic trading system in the United States or otherwise actively traded over-the-counter in the United States or elsewhere and are not subject to restrictions on transfer as a result of applicable contract provisions, or the provisions of the Securities Act or the provisions of any other applicable securities laws or regulations (other than the volume and method-of-sale restrictions set forth, or comparable to those, in Rule 144 promulgated under the Securities Act or any successor thereto).
“Memorandum” means the Confidential Private Placement Memorandum of the Fund, as amended, modified and/or restated from time to time.
“Net Asset Value” means the excess of the Partnership’s assets over its liabilities, as determined as provided herein. The Undrawn Commitment of any Partner shall not be deemed an asset of the Partnership for the purposes of calculating the Partnership’s Net Asset Value.
“Net Income (Loss)” means for any Fiscal Year the taxable income or loss of the Partnership for such period as determined in accordance with the accounting method used by the Partnership for U.S. federal income tax purposes with the following adjustments: (i) all items of income, gain, loss or deduction allocated pursuant to Section 4.04 shall not be taken into account in computing such taxable income or loss; (ii) any income of the Partnership that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (iii) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization, gain or loss resulting from a Disposition of such asset shall be calculated with reference to such Carrying Value; (iv) upon an adjustment to the Carrying Value of any asset pursuant to the definition of Carrying Value (other than an adjustment in respect of depreciation, amortization or cost recovery deductions), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) if the Carrying Value of any asset differs from its adjusted tax basis for U.S. federal income tax purposes, the amount of depreciation, amortization or cost recovery deductions with respect to such asset for purposes of Net Income (Loss) shall be an amount which bears the same ratio to such Carrying Value as the U.S. federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided that if the U.S. federal income tax depreciation, amortization or other cost recovery deduction is zero, the Partners may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income (Loss); and (vi) except for items in (i) above, any expenditures of the Partnership not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

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“Nonrecourse Deductions” has the meaning specified in Regulations Section 1.704-2(b).
“Non-Voting Units” has the meaning specified in Section 9.05.
“Notice Date” has the meaning specified in Section 9.03(d)(i).
“Opportunity Zones” means “qualified opportunity zones” in the United States and its possessions, as designated pursuant to Section 1400Z-1 of the Code.
“Organizational Expenses” has the meaning specified in Section 3.08(a)(i).
“Original Agreement” has the meaning specified in the recitals.
“Other Accounts” has the meaning specified in Section 3.05(d).
“Other Fees” means (i) setup or other origination fees, financial fees or other fees (including incentive compensation) in connection with acquiring a Portfolio Asset and managing on acquisitions and divestitures by Investments, (ii) topping or break-up fees in connection with proposed but unconsummated Investments, and (iii) directors’ or monitoring fees paid by an Investment. For the avoidance of doubt, the Servicing Fees shall not constitute Other Fees, shall not reduce Management Fees and shall not be included in calculating the Reduction Amount.
“Other Services” has the meaning specified in Section 3.05(b)(i).
“OZ Period” means the period beginning on the date of the last Capital Contribution made by a Limited Partner seeking QOF tax benefits, as determined by the General Partner, and ending on the tenth (10th) anniversary of such date.
“Parallel Partnership” has the meaning specified in Section 2.11(c).
“Partner” means the General Partner or any of the Limited Partners, and “Partners” mean the General Partner and all of the Limited Partners.
“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each Partner’s nonrecourse debt (as defined in Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulations Section 1.752-1(a)(2)) determined in accordance with Regulations Section 1.704-2(i)(3).
“Partner Nonrecourse Deductions” has the meaning specified in Regulations Section 1.704-2(i)(2).
“Partnership” has the meaning specified in the preamble hereto.
“Partnership Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101 et seq., as amended.
“Partnership Agreement” has the meaning specified in the preamble hereto.

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“Partnership Counsel” has the meaning specified in Section 9.14.
“Partnership Expenses” has the meaning specified in Section 3.08(a).
“Partnership Minimum Gain” has the meaning specified in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” means the General Partner acting in the capacity of the “partnership representative” (as such term is defined under the BBA Rules) or such other Person as may be designated by the General Partner and any “designated individual” through whom the Partnership Representative that is an entity may act, if applicable.
“Payment Date” has the meaning specified in Section 4.02(a).
“Payment Notice” has the meaning specified in Section 4.02(a).
“Percentage Interest” means, with respect to any Partner at any time, its interests in the Partnership as calculated by dividing the number of Units held by such Partner over the aggregate number of Units issued and outstanding as of such date.
“Performance Amount” means, with respect to each Incentive Allocation Period, calculated separately for the aggregate Units of a Limited Partner issued in respect of the aggregate Capital Contributions made by such Limited Partner with respect to each Commitment of each Limited Partner or, in the case of a Feeder Fund, each separate portion of such Feeder Fund’s Units, the following amount: (a) such Limited Partner’s proportionate share of the Ending Value in respect of such Units minus (b) such Limited Partner’s proportionate share of the Beginning Value in respect of such Units; provided that for greater certainty, a Limited Partner’s Performance Amount shall take into account any partial redemptions by such Limited Partner with respect to such Units in accordance with Section 5.03(c). For the avoidance of doubt, the Performance Amount shall appropriately take into account (x) the aggregate amount and timing of all Capital Contributions (recorded as of the date they are due) made by such Limited Partner and (y) the aggregate amount and timing of distributions proceeds, if any, distributed with respect to such Limited Partner over the applicable Incentive Allocation Period that were not made to such Limited Partner in connection with the redemption of Units and not otherwise previously treated as a partial redemption for purposes of calculating the Incentive Allocation in respect of such Units for a prior Incentive Allocation Period.
“Permitted Transferee” has the meaning specified in Section 3.11.
“Person” means any individual, partnership, joint venture, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such), government (or agency or subdivision thereof), governmental entity or other entity.
“Placement Agent” means any placement agent, financial consultant or finder (which may be an Affiliate of the General Partner) retained by the General Partner or an Affiliate thereof in connection with the subscriptions by a Limited Partner for Units.

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“Portfolio Entity Indemnitor” has the meaning specified in Section 3.07(g).
“Principals” means, collectively, Richard Ressler, Shaul Kuba, Avraham Shemesh, Charles Garner, Kelly Eppich, Nick Morosoff, Jennifer Gandin, David Thompson, Terry Wachsner, Monica Yamada, Ryan Harter, Elaine Wong, John Bruno, Jason Schreiber, Jeff Columbus and any other person (i) named as a “Principal” by the General Partner or an Affiliate thereof or (ii) holding the title of “Principal” at the General Partner or an Affiliate thereof.
“Proceeding” means any legal action, suit or proceeding by or before any court, arbitrator, governmental body or other agency.
“QOF” means a “qualified opportunity fund” within the meaning of Section 1400Z-2 of the Code.
“Redemption Date” has the meaning specified in Section 5.03(a).
“Redemption Price” has the meaning specified in Section 5.03(b).
“Reduction Amount” has the meaning specified in Section 8.02(f)
“Regulations” means the U.S. Treasury regulations promulgated under the Code.
“Reimbursed Amount” has the meaning specified in Section 3.05(j).
“REIT” means a real estate investment trust under the Code.
“REIT Subsidiary” has the meaning specified in Section 2.11(a).
“Related Fund Investor” means a limited partner (or other similar investor) of a Feeder Fund or Parallel Partnership, as the context requires.
“Review Agent” has the meaning specified in Section 3.09(a).
“Rules” has the meaning specified in Section 9.14.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amended Agreement” has the meaning specified in the recitals.
“Securities Act” means the United States Securities Act of 1933.
“Separate Accounts” has the meaning specified in Section 3.05(g).
“Servicing Fees” has the meaning specified in Section 3.05(b).
“Similar Law” means any federal, state, local, non-U.S. or other law or regulation that would cause the underlying assets of the Partnership to be treated as assets of the Limited Partner by virtue of its Units and thereby subject the Partnership or the General Partner (or other persons responsible for the investment and operation of the Partnership’s assets) to laws or

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regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Special Economic Arrangement” has the meaning specified in Section 9.16(b).
“Subscription Agreement” means the subscription agreement or investment confirmation between a Limited Partner and the Partnership pursuant to which such Limited Partner made a Commitment and has subscribed for Units, including any addenda to such subscription agreements or investment confirmations.
“Subsequent Closing” has the meaning specified in Section 4.01(a).
“Supplement” has the meaning specified in Section 2.12.
“Tax Advances” has the meaning specified in Section 5.08(a).
“Temporary Investments” mean cash or cash equivalents, investments in U.S. government obligations, insured obligations which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency, collateralized bank time deposits, repurchase agreements, money market funds, commercial paper which is rated not lower than P-1, certificates of deposit which are rated not lower than AA by Standard & Poor’s or have a comparable rating from a nationally recognized rating agency and banker’s acceptances eligible for purchase by the U.S. Federal Reserve.
“Total Equity Available” means the sum of the Partnership’s Net Asset Value plus the aggregate Undrawn Commitments.
“Transfer” has the meaning specified in Section 2.10(a).
“Trigger Event” means a final, non-appealable determination by a court of competent jurisdiction that the General Partner has (i) committed actual fraud or willful misconduct in connection with the performance of its duties under the terms of this Partnership Agreement, (ii) committed an intentional and material breach of its duties under this Partnership Agreement, (iii) committed or entered a plea of guilty or nolo contendere with respect to a felony under any U.S federal or state laws or (iv) violated any U.S. federal securities laws, which, in the case of clauses (i) through (iv), could reasonably be expected to have a material adverse effect on the business of the Partnership.
“Undrawn Commitment” means as of a date the amount of such Partner’s Commitment reduced by the amount of all Capital Contributions made by that Partner pursuant to Section 4.02 as of that date. For the avoidance of doubt, a Partner’s Undrawn Commitment may not be redeemed.
“Unit Ledger Records” has the meaning specified in Section 4.02(e)(ii).
“United States” or “U.S.” means the United States of America, its territories, possessions and commonwealths, any State of the United States and the District of Columbia.

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“Units” mean the interests in the Partnership, including any additional Classes of Units established by the General Partner after January 21, 2019 pursuant to Section 2.12.
“Valuation Advisor” has the meaning specified in Section 4.07.
“Warehoused Investment” has the meaning specified in Section 2.14(a).
ARTICLE II
GENERAL PROVISIONS
SECTION 2.01    Formation.  The parties to this Partnership Agreement agree that the Partnership was formed as, and hereby agree to continue the Partnership as, a limited partnership pursuant to the provisions of the Partnership Act. The rights and liabilities of the Partners shall be as provided in the Partnership Act, except as otherwise expressly provided in this Partnership Agreement. The General Partner is hereby designated as an “authorized person” within the meaning of the Partnership Act, to execute, deliver and file with the Secretary of State of the State of Delaware any amendments or restatements of the Certificate and any other certificates required or permitted to be filed with the Secretary of State of the State of Delaware (and any amendments or restatements thereof).
SECTION 2.02    Organizational Certificates and Other Filings.  If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Partnership Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts that may be required to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware and (b) the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership conducts or proposes to conduct business.
SECTION 2.03    Name.  The name of the Partnership is “CIM Opportunity Zone Fund, L.P.” The General Partner is authorized to make any variations in the Partnership’s name and may otherwise conduct the business of the Partnership under any other name, upon compliance with all applicable laws, which in either case the General Partner deems necessary or advisable in its discretion; provided, that such name contains the words “Limited Partnership” or the abbreviation “L.P.”
SECTION 2.04    Place of Business and Office.  The Partnership maintains its principal place of business at 4700 Wilshire Boulevard, Los Angeles, California 90010. The General Partner may at any time change the location of the Partnership’s offices and may establish additional offices.
SECTION 2.05    Registered Office and Registered Agent.  The address of the Partnership’s registered office in the State of Delaware is c/o Paracorp Incorporated, 2140 South DuPont Highway, Camden, Delaware 19934. The name and address of the Partnership’s registered agent for service of process in the State of Delaware is Paracorp Incorporated, 2140 South DuPont Highway, Camden, Delaware 19934. The General Partner may at any time change

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the address of the registered office of the Partnership to another address in the State of Delaware and/or the identity of the registered agent for service of process on the Partnership in the State of Delaware.
SECTION 2.06    Term.  The Partnership commenced upon the filing for record of the Certificate in the office of the Secretary of State of the State of Delaware on November 1, 2018 and shall continue indefinitely, unless the Partnership is terminated as provided in Article VI.
SECTION 2.07    Fiscal Year.  The fiscal year of the Partnership (the “Fiscal Year”) ends on December 31st of each calendar year or any other date deemed advisable by the General Partner and permitted under the Code. The Partnership has the same Fiscal Year for United States federal and state income tax purposes and for financial and partnership accounting purposes.
SECTION 2.08    Liability of Partners.
(a)The liability of the Limited Partners shall be limited as provided in the Partnership Act and as set forth in this Partnership Agreement. Subject to applicable law, neither the General Partner nor any Limited Partner shall be obligated to restore by way of Capital Contribution or otherwise any deficits in the respective Capital Accounts of the Limited Partners if such deficits occur. Recontribution obligations shall, to the fullest extent permitted by law, survive and remain in full force and effect and shall not be terminated by the fact that a Partner has ceased to be a Partner of the Partnership.
(b)In accordance with the Partnership Act, a limited partner of a limited partnership may, under certain circumstances, be required to return to such partnership, for the benefit of partnership creditors, amounts previously distributed to such limited partner. To the extent that a Limited Partner may be required to return capital to the Partnership under the Partnership Act, it is the intention of the General Partner that any obligation to return any distributions made pursuant to this Agreement shall be deemed to be compromised by the consent of all Partners and the Limited Partners to whom any money or property is distributed shall not be required to return any such money or property to the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction or regulatory body with jurisdiction over the matter holds that, notwithstanding the provisions of this Partnership Agreement, any Limited Partner is obligated to return to the Partnership any amounts previously distributed to such Limited Partner, such obligation shall be the obligation of such Limited Partner and not of the General Partner.
(c)Notwithstanding any other provision of this Agreement, at any time prior to the termination of the Partnership, the General Partner, in its discretion, may require a Partner (including any former Limited Partner) to return distributions made to such Partner pursuant to this Partnership Agreement for the purpose of satisfying such Partner’s pro rata share of Partnership Expenses and the Partnership’s indemnification obligations under Section 3.07. Except as required by the Partnership Act, other applicable law or as otherwise expressly set forth herein (including Section 5.08 and Section 7.03, a Limited Partner’s obligation to return such distributions shall not exceed 50% of the total amount of redemption proceeds and other

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distributions made to such Limited Partner and the obligation of a Limited Partner to return a distribution shall terminate on the third (3rd) anniversary of the date of such distribution, unless at the end of such period there are Proceedings then pending or any other liability (whether continent or otherwise) or claim then outstanding that the General Partner has notified the Limited Partners of, in which case, the obligations to return such distributions to fund such Proceeding, liability and/or claim (including an advance of expenses related thereto) shall survive with respect to such Proceeding, liability and/or claim until the date that such Proceeding, liability and/or claim is ultimately resolved and satisfied.
(d)If and as appropriate, the General Partner shall apply this Section 2.08 with respect to any Feeder Fund.
(e)Notwithstanding anything herein to the contrary, the return of any distribution by a Limited Partner pursuant to this Section 2.08 shall be deemed to be a Capital Contribution for all purposes hereunder, except such return of a distribution shall not reduce such Limited Partner’s Undrawn Commitment and shall not generate a Fixed Return.
SECTION 2.09    Purpose.
(a)The purpose of the Partnership is to (i) acquire, own, develop or re-develop and operate infrastructure and real estate assets and “qualified opportunity zone property” as that term is defined in Section 1400Z-2(d)(2) of the Code located in low-income communities in the United States and its possessions that have been designated as Opportunity Zones in accordance with the investment objectives and policies described in the Memorandum and elsewhere in this Partnership Agreement (including specific investments identified in the Memorandum) and (ii) engage in any other lawful activity in furtherance of the foregoing as the General Partner may from time to time determine. The Partnership may invest, directly or indirectly, in any (x) individual real estate assets and/or real estate portfolios or (y) infrastructure assets and businesses, or similar assets or interests, that, in each case, during the OZ Period, generally qualify as assets eligible to be owned by a QOF, as described in the Memorandum, and which are expected to primarily consist of assets related to infrastructure, multifamily residential, student housing, hotel, retail, office, industrial, storage, land, theater, media and parking properties, as determined in the discretion of the General Partner and/or the Manager. Subject to Section 2.09(b), following the OZ Period, the Partnership may pursue investment opportunities, directly or indirectly, in any (1) individual real estate assets and/or real estate portfolios, (2) infrastructure assets and businesses, (3) mortgage or other real estate related loan or extension of credit, and (4) similar business or similar assets or interests, in each case, that may not qualify as assets eligible to be owned by a QOF. The Partnership may incur indebtedness as provided in Section 3.03. Any liquid assets of the Partnership that are not invested in Investments shall be held in Temporary Investments.
(b)The Partnership intends to be organized and to conduct its affairs to qualify as a QOF.
SECTION 2.10    Transfer of Limited Partner’s Units.
(a)A Limited Partner may not, directly or indirectly or synthetically (including by means of referencing a Unit under a Derivative or other similar contract), sell, exchange,

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convey, securitize, assign, pledge, exchange, dispose of, encumber or otherwise transfer (including via any mortgage, hypothecation, pledge or swap transaction) (each, a “Transfer”) its Units (including the right to receive distributions in accordance with the terms of this Partnership Agreement) in whole or in part to any Person (an “Assignee”) without the prior written consent of the General Partner which, in its discretion, may be given or withheld for any reason (or for no reason at all). Any Transfer under this Section 2.10 may be subject to such conditions, including the making of representations, the provision of opinions of counsel or the creditworthiness of the assignee, as the General Partner may, in its discretion, determine. Notwithstanding anything herein to the contrary, a Limited Partner that wishes to transfer all or any portion of its Units must notify the General Partner in writing of its desire to transfer prior to any solicitation to transfer its Units.
(b)Notwithstanding any other provisions of this Section 2.10, no Transfer of all or any portion of a Limited Partner’s Units may be made unless the General Partner determines and such determination is confirmed by an opinion of responsible counsel, reasonably satisfactory in form and substance to the General Partner (which opinion requirement may be waived, in whole or in part, at the discretion of the General Partner), that:
(i)such Transfer would not violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Partnership or the Units to be Transferred;
(ii)such Transfer would not cause the Partnership to become subject to the Investment Company Act;
(iii)such Transfer would not pose a material risk that the Partnership could be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the related Regulations promulgated thereunder;
(iv)such Transfer would not cause (A) all or any portion of the assets of the Partnership (I) to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law) of any existing or proposed Limited Partner or (II) to be subject to the provisions of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the General Partner or the Manager to become a fiduciary with respect to any existing or proposed Limited Partner, pursuant to ERISA or Section 4975 of the Code or any applicable Similar Law;
(v)such Transfer would not cause the Partnership to no longer qualify as a QOF;
(vi)such Transfer would not otherwise cause the Partnership or the underlying issuer of any Investment to violate any applicable law; and
(vii)the creditworthiness of the Assignee is equal to or above that of the transferring Limited Partner.
(c)Notwithstanding anything in this Section 2.10 to the contrary, as a condition to the effectiveness of any Transfer, each assigning Limited Partner shall pay the greater of (i) all reasonable out-of-pocket costs and/or expenses, including expenses reasonably related to any mandatory basis adjustments made for U.S. federal income tax purposes, incurred by the

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Partnership or its Affiliates in connection with any actual or proposed Transfer (whether or not such proposed Transfer is consummated) by such Limited Partner and (ii) $5,000, except to the extent that the Assignee thereof agrees to bear such expenses, which payments may be effected, at the discretion of the General Partner, as an offset to amounts otherwise distributable to such Limited Partner or its Assignee. In the case of a Transfer that is consummated, payment of such expenses shall be due in advance of the closing of the Transfer unless otherwise agreed or waived in writing by the General Partner.
(d)Any opinion of counsel required by Section 2.10(b) shall be delivered in writing to the Partnership not less than ten (10) days prior to the date of the Transfer. Each Limited Partner hereby agrees that any purported Transfer in violation of this Partnership Agreement shall be null and void. Notwithstanding the foregoing, the General Partner shall seek to prohibit any Transfer and shall not recognize any such Transfer if such Transfer would pose a material risk that the Partnership could be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the related Regulations and any such Transfer shall be treated as void for all purposes of this Partnership Agreement. Each transferee or assignee of Units shall complete an “Assignee Questionnaire” in a form deemed appropriate by the General Partner and shall provide all financial information and other documentation reasonably and customarily required for the Partnership to obtain a credit facility (including any legal opinions and certificates requested by the lender under such credit facility) pursuant to Section 3.03.
(e)No Assignee of any Units of a Limited Partner may be admitted as a substitute Limited Partner in the Partnership without the consent of the General Partner, which consent may be given or withheld in its discretion. Subject to the consent of the General Partner, an Assignee shall be admitted to the Partnership as a limited partner of the Partnership upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Partnership Agreement, which instrument may be a counterpart signature page to this Partnership Agreement. An Assignee of a Unit(s) that is not admitted as a substitute Limited Partner shall be entitled only to allocations and distributions with respect to that Unit and shall have no rights to vote on Partnership matters with respect to such Unit(s), or to any information or accounting of the affairs of the Partnership, and shall not have any of the other rights of a Partner pursuant to this Partnership Agreement, and the assigning Limited Partner shall remain obligated to make Capital Contributions and any other contributions and payments hereunder, until its Assignee is admitted as a substitute Limited Partner pursuant hereto.
(f)Notwithstanding anything in this Section 2.10 to the contrary, the General Partner shall not be required to consent to any Transfer effective as of any date other than March 31, June 30, September 30 or December 31 of any Fiscal Year.
(g)Notwithstanding any other provision of this Section 2.10 to the contrary, before or simultaneous with any Transfer or exercise of any right to cease funding by a Limited Partner, such Limited Partner shall be obligated to pay in full any amounts owing (or to be owed in connection therewith) under any borrowings, guarantees or other credit support obligations incurred pursuant to Section 3.03.

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SECTION 2.11    Intermediate Entities; Feeder Funds; Parallel Partnerships; Alternative Vehicles.
(a)The General Partner may, without the consent of the Limited Partners or the Related Fund Investors, cause the Partnership or an Alternative Vehicle to make and/or hold all or a portion of certain Investments directly or indirectly through one or more holding entities, including (i) subsidiaries that have qualified or are expected to qualify as a REIT (each, a “REIT Subsidiary”) and (ii) other corporations, limited liability companies or limited partnerships (together with any REIT Subsidiary, “Intermediate Entities”), in each case, owned, directly or indirectly, together by the Partnership, Parallel Partnerships, and other investment vehicles (excluding for this purpose de minimis holdings by preferred equity holders of any REIT Subsidiary). The Partnership’s, any Parallel Partnership’s or any Alternative Vehicle’s interest in any Intermediate Entity may fluctuate from time to time to reflect contributions and redemptions with respect to any Feeder Fund, the Partnership and/or any such Parallel Partnership.
(b)Subject to Section 2.09(b), the General Partner may also, without the consent of the Limited Partners or the Related Fund Investors, create one or more feeder vehicles of the Partnership or any Parallel Partnership, as applicable, that invest substantially all of their assets directly or indirectly in the Partnership or such Parallel Partnership, as applicable, and that is controlled by the General Partner or an Affiliate thereof (each, a “Feeder Fund”) through which a Limited Partner may participate in the Partnership. Feeder Funds may also be used in connection with Alternative Vehicles. Notwithstanding the foregoing, the terms of a Feeder Fund may differ from those of any other Feeder Funds including with respect to Management Fee and Incentive Allocation terms, expenses, subscription, withdrawal and redemption rights, access to portfolio information, content and frequency of reports, co-investment rights and designation of a Review Agent. Further, the General Partner or an Affiliate thereof may, on behalf of such Feeder Fund, agree with an investor (or a group of investors) therein to additional investment restrictions in respect of such Feeder Fund including restrictions intended to comply with such investor’s interpretation of legal requirements, tax characteristics, religious principles or investment policies applicable to such investors(s). The General Partner may structure the Feeder Fund so that all or a portion of the Feeder Fund’s direct or indirect interests in the Partnership and/or certain Investments are held through one or more entities (including entities taxable as corporations and/or that have qualified or are expected to qualify as a REIT), the equity interests of which would be held directly or indirectly by the Feeder Fund (such entities, “Feeder Fund Entities”). The General Partner may, in its discretion, require the Limited Partners to provide capital to any such corporation in the form of both a loan and equity contribution, in relative capitalization proportions as determined by the General Partner in its discretion. Limited Partners participating in any such Investment indirectly through such corporation(s) would be specially allocated the proceeds therefrom by the Partnership, any Parallel Partnership or such Feeder Fund, to the extent applicable, will be responsible for the tax obligations and other expenses of such entities and may be required to make contributions to such entities to satisfy such tax obligations and other expenses and any such payments will not be considered a Capital Contribution for any purpose and will not be credited against or reduce such Limited Partner’s Undrawn Commitment. Any Feeder Fund or Feeder Fund Entity admitted as a Limited Partner may make any election, or give or withhold any waiver or consent with respect to any portion of its Units without prejudice to such Feeder Fund’s or Feeder Fund Entity’s right to take such action with respect to the other portions of the Units held by such Feeder Fund or Feeder Fund Entity. Any expenses of a Feeder Fund relating to taxes

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or any tax structuring shall be allocated to such Feeder Fund and/or Feeder Fund Entity and not to the Partnership.
(c)The General Partner or an Affiliate thereof is permitted to establish and/or manage one or more additional collective investment vehicles (or other similar arrangements) for certain types of investors (each a “Parallel Partnership”), including Feeder Funds that invest substantially all of their assets in such Parallel Partnerships, to invest directly or indirectly in Investments (as more fully provided in each Parallel Partnership’s governing agreement); provided, that none of the Others Accounts shall be considered a Parallel Partnership for purposes hereof. Each Parallel Partnership shall be established for principally the same purpose as provided in Section 2.09. The General Partner or an Affiliate thereof shall serve as general partner of each Parallel Partnership. Subject to legal, tax, accounting, regulatory and/or other similar considerations, (i) the Partnership and any such Parallel Partnership shall generally invest and divest in each Investment on economic terms that are the same, and at the same time, in all material respects, (ii) the respective interests of the Partnership and any Parallel Partnership in any Investment generally shall be apportioned among them on a pro rata basis (based on expected available capital) and (iii) the Partnership and any such Parallel Partnership will share all expenses (including Organizational Expenses) on a pro rata basis (based on relative gross asset values), other than expenses that are specifically attributable, as determined by the General Partner in its discretion, to the Partnership or a particular Parallel Partnership. For legal, tax, accounting, regulatory and/or other similar considerations, the General Partner may, but shall not be required to, permit or require any existing Limited Partner or Related Fund Investor to withdraw from the Partnership or any Feeder Fund to facilitate such Limited Partner’s or Related Fund Investor’s, as applicable, participation in any Parallel Partnership or Feeder Fund thereof (or vice versa) and, in connection therewith, may transfer to a Parallel Partnership or Feeder Fund thereof such Limited Partner’s or Related Fund Investor’s, as applicable, proportionate share of one or more of the Investments of the Partnership (or vice versa), and to take any other necessary action to consummate the foregoing. Notwithstanding the foregoing, the terms of any such Parallel Partnership may differ from those of the Partnership including with respect to Management Fee and Incentive Allocation terms, expenses, subscription, withdrawal and redemption rights, access to portfolio information, content and frequency of reports and co-investment rights. Further, the General Partner or an Affiliate thereof may, on behalf of such Parallel Partnership, agree with an investor (or a group of investors) therein to additional investment restrictions in respect of such Parallel Partnership including restrictions intended to comply with such investor’s interpretation of legal requirements, tax liability, religious principles or investment policies applicable to such investor(s).
(d)(i)    If the General Partner determines, in its discretion, that for legal, tax, accounting, regulatory and/or other reasons it is in the best interests of some or all of the Partners or Related Fund Investors that all or a portion of an Investment be made through an alternative investment vehicle or transferred to an alternative investment vehicle or alternative investment vehicle structure (which may contain multiple entities), the General Partner shall be permitted to structure the making of, or the transfer of, all or any portion of such Investment outside of the Partnership by requiring any Partner(s) or Related Fund Investor(s) to hold such Investment indirectly through a limited partnership or other entity or entities (other than the Partnership) that shall invest on a parallel basis with or in lieu of the Partnership (or transfer the Investment to such entity or entities after the initial consummation thereof), as the case may be (any such alternative

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investment vehicle, entity or alternative investment vehicle structure, an “Alternative Vehicle”). The General Partner is expressly authorized to call or make capital contributions to, or take subscriptions in, an Alternative Vehicle and take such other actions to cause each Limited Partner to be a participant in an Alternative Vehicle. Subject to clause (ii) of this Section 2.11(d), each such Partner or Related Fund Investor shall have the same economic interest in all material respects in investments made through an Alternative Vehicle as such Partner or Related Fund Investor, as applicable, would have if such Investment had been made solely by the Partnership, and the other terms of such Alternative Vehicle shall be substantially identical in all material respects to those of the Partnership or applicable Feeder Fund, to the maximum extent applicable (including, but not limited to, the appointment of the General Partner as attorney-in-fact pursuant to Section 9.04 hereof); provided, that the General Partner or an Affiliate thereof shall serve as general partner or in some other similar fiduciary capacity with respect to such Alternative Vehicle. Limited Partners admitted on Subsequent Closings following the establishment of an Alternative Vehicle may or may not participate in such Alternative Vehicle depending upon, among other reasons, whether such Alternative Vehicle requires additional capital contributions based on the particular Investment(s) held by such Alternative Vehicle.
(ii)    The profits, losses and other economic entitlements (including Management Fees and the Reimbursed Amount) of any Alternative Vehicle shall not be aggregated with those of the Partnership or any other Alternative Vehicle for purposes of determining distributions or allocations by either the Partnership, such Alternative Vehicle, other Alternative Vehicle(s) or for any other purpose; for example, Performance Allocation shall be determined on a disaggregated basis separate for the Partnership and each Alternative Vehicle.
(e)Whenever pursuant to this Partnership Agreement or any of the other agreements contemplated by this Partnership Agreement any of the Partners and any of the partners, members or shareholders of the entities that are parties to such other agreements shall be required or permitted to take any action, whether by vote, consent or otherwise, all such actions shall be taken by the applicable Partners in the Partnership, applicable partners in any Parallel Partnerships and the applicable partners, members or shareholders of any Alternative Vehicle, acting collectively as a group; provided, that the Partners, the partners in any Parallel Partnerships and the applicable partners, members or shareholders of an Alternative Vehicle shall not act collectively, whether by vote, consent or otherwise with respect to any matter that does not affect such Parallel Partnership or Alternative Vehicle in a substantially similar manner as it affects the Partnership.
SECTION 2.12    Classes of Units. Notwithstanding anything in Section 9.03 to the contrary, the General Partner may, in its discretion, offer new series or classes of Units in the Partnership (the “Classes”) without the approval or consent of, or notice to, the Limited Partners. Such new Classes may be offered on terms and conditions different from those set forth as described in this Partnership Agreement. The Limited Partners hereby acknowledge and agree that the terms and conditions of such new Classes may differ from existing Classes and notwithstanding any other provision of this Partnership Agreement such new Classes may have rights that are senior to any existing Classes. Notwithstanding any other provision of this Partnership Agreement, if the General Partner establishes new Classes, the terms and conditions of such new Classes shall be set forth in supplements to this Partnership Agreement (each, a “Supplement”), each of which shall be incorporated herein by reference and shall constitute a part

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of this Partnership Agreement. To the extent of any conflict between this Partnership Agreement and a Supplement, the terms of the Supplement shall control with respect to the Class addressed in such Supplement. A Supplement shall remain in force only for as long as the new Class established by the Supplement is outstanding. The General Partner may, instead of setting forth the terms of any new Class in a Supplement, without the consent of any Person (including any Limited Partner) and notwithstanding any other provision of this Partnership Agreement, amend this Partnership Agreement to set forth the terms of any such new Class. The General Partner shall, upon the request of a Limited Partner, disclose the terms of any Supplement still in effect to such Limited Partner.
SECTION 2.13    Initial Investments.
(a)The Partnership may have the opportunity to make one or more Investments (the “Initial Investments”) before the first Closing Date on which the General Partner determines to accept Commitments of Limited Partners that are not affiliated with the General Partner, its Affiliates, the Principals and/or entities controlled by one or more of the Principals or on any subsequent Closing Date. In such a case, the General Partner may determine to hold the Initial Closing or any subsequent Closing Date solely with Commitments of the General Partner, its Affiliates, the Principals and/or entities controlled by one or more of the Principals for purposes of making any such Initial Investment. Any Initial Investment acquired will be disclosed to the prospective Limited Partners in a supplement to the Memorandum before any Closing Date on which such prospective Limited Partners will be required to make Capital Contributions to the Partnership. Limited Partners admitted on any Closing Date following the acquisition by the Partnership of an Initial Investment may, upon their admission to the Partnership, be required to contribute to the Partnership an amount equal to their pro rata share (based on their Commitments) of the cost of such Initial Investment as of such Closing Date. Subject to Section 2.09(b), an amount equal to such Capital Contributions shall then be returned to the Persons who funded such Initial Investment, in cash, on a pro rata basis (based on their Units), and a proportionate share of such Persons’ Units in respect of such Initial Investment shall be redeemed as of such Closing Date and any subsequent Closing Date as of which additional Limited Partners fund a portion of the cost of an Initial Investment. The Initial Investments may be funded (in whole or in part) as a debt investment by the General Partner, its Affiliates, the Principals and/or entities controlled by one or more of the Principals (which may be repaid with the proceeds of subsequent Capital Contributions from Limited Partners) or in some other manner consistent with Section 2.09(b), as will be disclosed to the prospective Limited Partners in a supplement to the Memorandum. In respect of any Capital Contributions made by General Partner, its Affiliates, the Principals and/or entities controlled by one or more of the Principals in respect of an Initial Investment, the General Partner may, in its discretion, issue a separate or interim class of Units to such Persons to reflect appropriately such Persons’ economic arrangement and sharing with respect to such Initial Investment.
(b)Each Limited Partner hereby acknowledges that the acquisition by them of an indirect interest through Units in an Initial Investment at cost (which may be higher than fair value) as of their Closing Date gives rise to a conflict of interest. In addition, the General Partner may, in its discretion, determine to have the Fund acquire or purchase from CIM or its Affiliates all or a portion of an Initial Investment made by CIM or its Affiliates prior to the Initial Closing. Any such Initial Investment to be acquired from CIM or its Affiliates will be disclosed to the

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prospective Limited Partners in a supplement to the Memorandum prior to any Closing Date on which such prospective Limited Partners will be required to make Capital Contributions to the Partnership in respect of such Initial Investment.
SECTION 2.14    Warehoused Investments; Certain Transactions.
(a)Warehoused Investments. Notwithstanding anything to the contrary contained in this Agreement, the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Partnership) may directly or indirectly acquire or purchase from one or more Other Accounts (in each case, an “Affiliate Seller”) all or a portion of any investment acquired or consummated prior to the Initial Closing or any other Closing Date by an Affiliate Seller (including, solely for this purpose, deposits) that purchases such investment with the intent to sell all or a portion of it to the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Partnership) (all or a portion of any such investments, “Warehoused Investments”). Any Warehoused Investment is expected to be acquired or purchased by the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Fund) following the Initial Closing Date and on, prior to, or following each other Closing Date. The General Partner expects each Warehoused Investment acquired or purchased by the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Fund) will be at a purchase price equal to the greater of (i) the sum of (A) the aggregate acquisition cost and expenses paid and/or incurred by such Affiliate Seller with respect to such Warehoused Investment (less any proceeds received by such Affiliate Seller from such Warehoused Investment), including any and all fees, costs and expenses (including taxes) incurred by such Affiliate Seller in connection with the acquisition, consummation, holding and/or transfer to the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Fund) of such Warehoused Investment, plus (B) a daily compounded cost of carry based on a 365 day year that achieves an effective 9% annualized internal rate of return on the aggregate amounts described in subclause (i)(A) calculated from the dates as of which such Affiliate Seller paid or incurred such amounts and (ii) the sum of (A) the fair market value of such Warehoused Investment as determined by a third-party valuation agent as of the last calendar day of the calendar quarter ending immediately prior to the date on which the Partnership acquires or purchases such Warehoused Investment (or a subsidiary partnership or other subsidiary special purpose vehicle of the Fund), plus (B) a daily compounded cost of carry based on a 365 day year that achieves an effective 9% annualized internal rate of return on the aggregate amounts described in subclause (ii)(A) calculated from the dates as of which such valuations occurred. Such acquisitions may give rise to a conflict of interest but will not be subject to Review Agent consent or approval. Without limiting the generality of the foregoing and notwithstanding anything to the contrary contained in this Agreement, the direct or indirect acquisition or purchase of a Warehoused Investment by the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Partnership) from an Affiliate Seller may be effectuated by having the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Partnership) directly or indirectly acquire or purchase such Warehoused Investment prior to any Closing Date (i.e., with the capital required to acquire or consummate such Warehoused Investment to be funded by the General Partner, its Affiliates, the Principals and/or entities controlled by one or more of the Principals) as an Initial Investment as described under Section 2.13.

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(b)Limited Partner Consent. Each Limited Partner, by acquiring Units, shall be deemed to have acknowledged and consented to any actual or potential conflicts of interest relating to any Warehoused Investments and each Limited Partner, by executing its Subscription Agreement, shall be deemed to have acknowledged and/or consented to (i) any arrangements and/or transactions relating to the transfer of such Warehoused Investments to the Partnership (or a subsidiary partnership or other subsidiary special purpose vehicle of the Fund) and (ii) such Limited Partner’s participation therein.
ARTICLE III
MANAGEMENT OF THE PARTNERSHIP
SECTION 3.01    Management Generally. Except to the extent expressly set forth herein, the General Partner is hereby vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of the Partnership and make all decisions affecting Partnership affairs, as deemed proper, convenient or advisable by the General Partner to carry on the business of the Partnership as described in Section 2.09, and the General Partner shall have all the rights, powers and obligations of a general partner of a limited partnership under the Partnership Act and otherwise as provided by law. The Limited Partners as such have no responsibility for the management of the Partnership and have no authority or right to act on behalf of the Partnership or to bind the Partnership in connection with any matter. The exercise by any Limited Partner as such of any right conferred to the Limited Partners in this Partnership Agreement shall not be construed to constitute participation by the Limited Partner as such in the control of the business of the Partnership so as to make the Limited Partner as such liable as a general partner for the debts and obligations of the Partnership for purposes of the Partnership Act.
SECTION 3.02    Powers of the General Partner. In carrying out the purposes of this Partnership Agreement, but subject to all other provisions of this Partnership Agreement and applicable law, the Partnership is and shall be permitted, empowered and authorized to, and to cause any Intermediate Entity or other Person through which the Partnership invests to, engage in, take and carry out any and all of the following activities as the General Partner shall determine in its discretion:
(a)make, acquire, invest in, manage, improve, hold, maintain, operate, lease, finance, mortgage, pledge, hypothecate, foreclose upon, restructure and otherwise deal in or with the Investments and any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, whether directly or indirectly, through subsidiaries or any other entity or any interest therein or otherwise;
(b)construct, operate, entitle, develop, maintain, finance, refinance, improve, own, sell, convey, assign, mortgage, lease, foreclose upon, take control of or realize upon any real or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Partnership;
(c)sell, transfer or otherwise dispose of all or any part of any Investment, either directly or indirectly through another entity, whether for cash, securities or other consideration or

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on such terms as the General Partner shall determine to be appropriate, including a transfer of all or any portion of the Investments to an existing or newly formed publicly traded company;
(d)incur indebtedness or cause an Intermediate Entity to incur indebtedness in accordance with Section 3.03, issue guarantees or cause an Intermediate Entity to issue guarantees, grant a security interest in the assets of the Partnership or any Intermediate Entity, including entering into any pledge, assignment, charge, mortgage, instrument or other agreement as may be necessary or appropriate to effectuate the foregoing, and including agreements permitting any Person to issue a Payment Notice to Partners, assigning to such Person the right to receive Capital Contributions, including the right to enforce the Partners’ obligations to fund Capital Contributions, and giving such Person a security interest in the Partnership’s custody account into which Capital Contributions are received;
(e)enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments as the General Partner shall determine to be appropriate in furtherance of the purposes of the Partnership, including (i) contracts with Affiliates of the General Partner entered into in compliance with the terms of this Partnership Agreement and (ii) acquisition and commitment agreements to make or dispose of all or a portion of any Investment, which may include such representations, warranties, covenants, indemnities and guaranties as the General Partner deems necessary or advisable;
(f)bring, sue, prosecute, defend, settle or compromise actions at law or in equity related to the purposes of the Partnership;
(g)(i) execute and deliver any documents in connection with the offering and sale of Units, or Feeder Fund Units, including any agreement with a Limited Partner or Feeder Limited Partner to additional investment restrictions in respect of the Partnership (including restrictions intended to comply with such Person’s interpretation of legal requirements, tax liability, religious principles or investment policies applicable to such Person) and (ii) issue, split, subdivide, combine, reclassify, purchase, redeem, transfer, cancel or otherwise retire, cause the forfeiture of or dispose of the Units of any Partner pursuant to the express provisions of this Partnership Agreement, including pursuant to Sections 4.02(e), 5.07(d) and 8.01(a);
(h)lease, sublease or otherwise grant rights of occupancy with respect to those Investments in the form of real properties and collect all rents, profits, expense reimbursements and other income and to pay therefrom expenses of the Partnership, including expenses relating to such Investments;
(i)prepay in whole or in part, refinance, recast, assume, increase, reduce, modify, extend, foreclose, realize upon, transfer and otherwise deal in or with any mortgage loans or other loans constituting or affecting any of the Investments, and in connection therewith to execute any extensions, renewals, assumptions or modifications of any mortgage, deed of trust, security agreement or other document evidencing, securing, relating to, constituting or affecting any of the Investments;
(j)open, maintain and close bank accounts and/or accounts with brokers and draw checks and other orders for the payment of money;

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(k)incur and pay fees, costs and expenses of any type or nature necessary, convenient or incidental to the accomplishment of the purposes of the Partnership, including those expenditures and fees more particularly described in Sections 3.07 and 8.01 hereof;
(l)pending investment in any Investment or other disbursement by the Partnership or cash distributions to the Partners or redemptions, make Temporary Investments directly, or indirectly, through any Intermediate Entity or other subsidiary of the Partnership;
(m)invest in or enter into (or dispose of, terminate or otherwise exit, as applicable) Derivatives for any purpose in connection with the acquisition, holding, financing or Disposition of any Investments, including, but not limited to, (i) for purposes of reducing or mitigating the Partnership’s interest rate, currency and/or commodity price exposure or other risks relating to one or more Investments or (ii) for the purposes of obtaining leverage on all or a portion of the Investments;
(n)make debt, equity or hybrid investments, including the acquisition of Marketable Securities, in real estate companies or real estate operating or service companies, whether public or private, subject to Section 3.03(b) hereof;
(o)either by itself or by contract with others, including corporations, limited liability companies or partnerships whose stockholders, members, partners, officers or employees include partners, members, officers or employees of the General Partner or any Affiliate of the General Partner, maintain for the conduct of Partnership affairs one or more offices and in connection therewith rent or acquire office space, engage personnel, whether part-time or full-time, and to do, or cause to be done, such other acts as the General Partner may deem necessary or desirable in connection with the maintenance and administration of the affairs of the Partnership;
(p)register or qualify the Partnership under any applicable U.S. federal or state or foreign laws, or to obtain exemptions under such laws, if such registration, qualification, or exemption is deemed necessary or desirable by the General Partner;
(q)form one or more subsidiary corporations, partnerships, REITs, limited liability companies or other domestic entities, including any Intermediate Entities and Alternative Vehicles, for the purpose of making, holding, financing or disposing of any Investment or Investments (including with other investors), and to register or qualify such corporations, partnerships, REITs, limited liability companies or other entities as provided in Section 3.02(n) above, or to obtain the listing, trading or quotation thereof on one or more securities exchanges, trading or quotation systems;
(r)perform, or arrange for the performance of, the management and administrative services necessary for the operations of the Partnership and manage the investment of the Partnership’s funds prior to or after their investment in Investments, including appointing and entering into a contract with (and removing in accordance with any such contract) any Person or Persons selected by the General Partner, including the Manager or Managers, each of which may be delegated management authority with respect to one or more different categories of assets held by the Partnership pursuant to the Management Agreement, the Valuation Advisor, an

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administrator, a custodian, any attorneys, any accountants, any consultants, any appraisers and/or a futures broker, an agent or other service provider for the Partnership and to engage any other Person for any purpose consistent with the Partnership’s objectives and which is deemed appropriate for the Partnership by the General Partner in its discretion;
(s)enter into one or more joint ventures on such terms and conditions that the General Partner shall determine in its discretion, including payment of any fees or provision for a carried interest (or other similar arrangement) with respect thereto, and to retain third parties, including any joint venture partners, their Affiliates or Affiliates of the General Partner, for necessary services relating to the Investments, including any management, construction, leasing, development and other property management services;
(t)enter into one or more co-investments subject to the terms of Section 3.05(f);
(u)make or cause to be made, in its discretion, any election or filing under any applicable tax laws, including but not limited to any election under Section 6226 of the Code, the filing of any consent dividend IRS Form 972 with respect to a REIT Subsidiary an election to treat any Intermediate Entity as a Taxable REIT Subsidiary or to treat any investment as a foreclosure property under Section 856(e) of the Code and otherwise make all decisions with respect to tax matters for the Partnership and its operations and investments;
(v)act as the Partnership Representative, designate any Person to act as the Partnership Representative and revoke a designation of any Person as the Partnership Representative;
(w)admit an assignee of all or any portion of a Limited Partner’s Units to be a substituted Limited Partner in the Partnership pursuant to and subject to the terms of Section 2.10;
(x)engage in any kind of lawful activity and perform and carry out contracts of any kind as the General Partner deems necessary or advisable in connection with the accomplishment of the purposes of the Partnership; and
(y)take any and all actions so that the assets of the Partnership should not be deemed to constitute “plan assets” for purposes of ERISA, Section 4975 of the Code or any applicable Similar Law, including requiring redemptions of all or any portion of a Limited Partner’s Units.
SECTION 3.03    Borrowings.
(a)The General Partner (acting directly or through its duly appointed agents (including the Manager)) shall have the right to cause the Fund and any other Person through which the Fund invests to incur indebtedness and guarantee obligations, to borrow money, obtain financings, issue letters of credit or guarantee loans or other extensions of credit to support or cross-collateralize an obligation made to any current or prospective Investment or an Affiliate or any vehicle formed to effect the acquisition thereof, and may borrow money from any Person (including from the General Partner, the Manager and their respective Affiliates), among other things: (i) for the purpose of covering Organizational Expenses and any fees and expenses of

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Placement Agents, Partnership Expenses and Management Fees, (ii) to provide funds for the payment of amounts to redeeming Limited Partners, (iii) to support an obligation of any vehicle formed to effect the acquisition of an Investment, (iv) to make Investments, (v) to make distributions, (vi) to repay Partnership indebtedness, (vii) for hedging transactions as described herein or other purposes, (viii) for financing any other investment-related activities of the Fund, or any Person in which the Partnership holds an interest, or (ix) for any other Partnership purpose permitted under this Partnership Agreement. The General Partner shall have the right to (x) withhold from distributions, (y) cause the Limited Partners to make Capital Contributions and/or (z) hold as reserves amounts determined by the General Partner in its discretion to be appropriate to cover any future obligation of the Partnership, in each case, in order to repay any borrowing or fund any guarantee or other credit support, whether of the Partnership or any Person in which the Partnership holds an interest or for which it otherwise provides credit support, at any time through the dissolution, liquidation and winding-up of the Partnership. For the avoidance of doubt and notwithstanding anything herein to the contrary, any leverage facilities may be structured through the use of a special purpose vehicle or may be structured through a total return swap or other Derivatives.
(b)Without the approval of a Review Agent or a Limited Partner Consent, the Partnership shall not, and shall not permit any vehicle controlled by the Partnership to, incur any new indebtedness for borrowed money that would cause the Aggregate Indebtedness at the time of such incurrence to exceed 50% of the sum of (i) the fair value of the Fund’s total gross assets and (ii) the aggregate Undrawn Commitment; provided, that the foregoing debt restriction shall not prohibit the Fund from (x) making any investment if the debt assumed by the Fund in connection with the acquisition of an Investment either is not prepayable or is prepayable on terms that the General Partner determines in its reasonable discretion are detrimental to the Fund and (y) incurring debt to pay Organizational Expenses, Partnership Expenses and Management Fees to the extent such amount does not exceed the aggregate Undrawn Commitments at any time. For the avoidance of doubt, for the purpose of the foregoing, (A) indebtedness issued by a subsidiary of the Fund in connection with financing Investments and that are held by the Fund or another of its subsidiaries shall not be included in the calculation of Aggregate Indebtedness and (B) the refinancing of any amount of existing indebtedness shall not be deemed to constitute incurrence of new indebtedness so long as no additional amount of net indebtedness is incurred in connection therewith (excluding the amount of transaction expenses associated with such refinancing). The foregoing restriction shall not limit the right or power of any Person or entity in which the Partnership holds an interest to guarantee loans or extensions of credit, borrow money or incur indebtedness or grant security interests in and liens on and otherwise encumber its assets so long as such guarantee, borrowing, indebtedness, security interest, lien or encumbrance is not recourse to the Partnership and its assets. The Partnership may engage in portfolio financings where two or more Investments are cross-collateralized; provided, that the calculation of any indebtedness which the Partnership incurs jointly and severally or on a cross-collateralized basis with any Parallel Partnerships or Alternative Vehicles (or any Affiliates or subsidiaries thereof) shall exclude the excess at any time of the joint or cross-collateralized liability of the Partnership in respect of such indebtedness over the Partnership’s pro rata share (based on Undrawn Commitments and undrawn commitments to the Parallel Partnerships, Alternative Vehicles or Affiliates or subsidiaries thereof, as applicable) of such indebtedness at that time. For the avoidance of doubt, (x) carry guarantees, completion guarantees, restoration guarantees, environmental indemnities, so-called “bad-boy” carve-out guarantees, or other customary recourse

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carve-out guarantees, and similar undertakings and (y) any guarantees of indebtedness (or other credit support obligations) or indemnities incurred for the benefit of any Parallel Partnership or Alternative Vehicle (or any Affiliate or subsidiary thereof), will not be considered guarantees or recourse obligations of the Partnership for purposes of the restrictions and limitations set forth above.
(c)Without limiting Section 3.03(a), but in all cases subject to the limitations and requirements set forth in this Section 3.03, the General Partner shall have the right, at its option, to (i) give security over or otherwise pledge any or all of the assets of the Partnership, including the assets of any Intermediate Entities and the Partners’ Undrawn Commitments, and and/or any related rights, titles, interests, remedies, powers and privileges of the Partnership and/or the General Partner with respect to the Commitments and Capital Contributions of the Partners (including the Related Fund Investors’ commitments and capital contributions to the Feeder Funds) to secure indebtedness, guarantees or other obligations of the Partnership, any Parallel Partnership, any Intermediate Entity and/or Other Accounts and (ii) assign to the lender the right to deliver Payment Notices on behalf of the Partnership with respect to Capital Contributions upon an event of default, the proceeds of which will be deposited into accounts of the Partnership (including any Alternative Vehicle) that is subject to a lien in favor of the lender and will be used to pay outstanding amounts in respect of any such financing, and to enforce all available remedies against Limited Partners that fail to make such Capital Contributions pursuant to Payment Notices and declare and treat such Limited Partners as Defaulting Limited Partners; provided, that (x) such pledge and any exercise of such rights shall be in accordance with this Partnership Agreement, (y) such pledge shall only secure obligations of any Other Account to the extent incurred in connection with Investments in which such Other Account and the Partnership or an Alternative Vehicle is participating and (z) such pledge shall not be incurred in connection with the Partnership being jointly and severally liable with any Other Account unless such Other Account has agreed to reimburse the Partnership for payments made in excess of its direct obligations. In addition, the Manager and/or its Affiliates may be required to pledge their rights as administrative agent or servicer with respect to an Investment, in each case as collateral or security for any financing incurred by the Partnership.
(d)Each Partner (and each Related Fund Investor) shall, upon written request from the General Partner (in the General Partner’s discretion), (i) and does hereby acknowledge and confirm, for the benefit of one or more lenders or other Persons extending credit to the Partnership and/or such other entities, that such Partner’s Subscription Agreement and this Partnership Agreement constitute such Partner’s legal, valid and binding obligation, enforceable against such Limited Partner in accordance with its terms, that any lender extending credit to the Partnership and/or such other entities may be relying (in whole or in part) on the funding by each Partner of its Capital Contributions as a source of repayment and its obligations pursuant to this Partnership Agreement to make Capital Contributions to a bank account in the name of the Partnership or an Alternative Vehicle, which are called by the General Partner or the lender on behalf of the General Partner (in accordance with the agreements between such lender and the Partnership and/or the General Partner), in accordance with this Partnership Agreement to be used towards paying the outstanding obligations of the Partnership and/or such other entities to such lenders without defense, counterclaim or offset of any kind, including Section 365 of Title 19 of the U.S. Code; provided, (1) any such agreement to make Capital Contributions without defense, counterclaim or offset of any kind shall not be effective with respect to any ERISA Limited Partner

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unless such agreement shall not give rise to a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code, (2) in no event shall the Limited Partners be obligated to make Capital Contributions in excess of their Undrawn Commitment, (3) recourse of any lender shall be limited to the Partnership and its assets (including Undrawn Commitments) and (4) the General Partner shall use commercially reasonable efforts to negotiate a standstill period to be agreed with its lender before such lender may call capital to repay the outstanding obligations of the Partnership or an Alternative Vehicle, (ii) execute such documents as may be reasonably required to create a security interest in its obligations to make such Capital Contributions (solely to the extent of such Limited Partner’s Undrawn Commitment), that the General Partner may perfect and assign for the benefit of a lender as determined by the General Partner in its discretion, (iii) provide the General Partner with such financial and other information and documentation as the General Partner reasonably deems necessary to arrange financing for the Partnership (including any legal opinions, certificates and investor acknowledgments requested by the lender of such financing), including information about such Limited Partner’s (and Related Fund Investors’) beneficial owners, a copy of its balance sheet and related statement of operations as of the end of a fiscal year prepared by a nationally recognized independent public accountant (to the extent publicly available), and evidence of its credit rating issued by a nationally recognized rating agency, and (iv) execute a guaranty of the committed capital funding obligation of such Limited Partner in favor of the lenders. Each Partner acknowledges that lenders will rely on the foregoing agreement of the Limited Partners in connection with the extension of credit to the Partnership. In connection with the foregoing, the General Partner shall have the right to agree (A) to subordinate payments to the Limited Partners hereunder to payments required in connection with any borrowings, guarantees or other obligations contemplated by this Section 3.03 and (B) that during the term of any such borrowings, guarantees or other obligations, the Partnership will not initiate bankruptcy, insolvency, liquidation, reorganization, dissolution or analogous proceedings without the consent of any lender to the Partnership. Notwithstanding anything herein to the contrary, the General Partner reserves the right, in its discretion, to waive the requirements in this Section 3.03(d) for certain Limited Partners.
(e)For the avoidance of doubt, and notwithstanding any other provision of this Partnership Agreement (but in all cases subject to the limitations of this Section 3.03), the Partnership, and the General Partner on its own behalf or on behalf of the Partnership, may enter into any documents contemplated by Section 3.03(c) and (d) or related thereto and any amendments thereto and perform any obligations set forth hereunder or thereunder, without any further act, vote or approval of any Person, including any Partner. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on its own behalf or on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership.
(f)Notwithstanding anything herein to the contrary, upon the complete or partial redemption of a Limited Partner pursuant to Section 5.03 or Section 5.04 or a Transfer of a Limited Partner’s Units pursuant to Section 2.10, with respect to such Limited Partner’s share of the Partnership’s obligation under any Fund indebtedness, either (i) the amounts, if any, distributable to such Transferring or redeeming Limited Partner upon such redemption or Transfer shall be reduced by its share of such obligations as provided herein, which may, in the General Partner’s discretion, be reflected by a reduction in the Redemption Price or the Capital Account being Transferred, (ii) if such distributable amounts (which may equal zero) are less than its share

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of such obligations, such Limited Partner shall make a Capital Contribution (to the extent Undrawn Commitments remain), at the time of such redemption or Transfer, equal to its share thereof as provided herein or the excess of such share over such distribution, as the case may be, or (iii) such Limited Partner shall remain liable to the Partnership for such amount, if required by the terms of such Fund indebtedness and such requirement is not waived by the relevant credit party and the General Partner. Notwithstanding any provision of this Partnership Agreement to the contrary, in the event that a Transfer of a Limited Partner’s Units would result in a mandatory prepayment as a result of any reduction in the borrowing base under the terms of any credit facility of the Partnership, and the General Partner issues a Payment Notice to the Partners for purposes of making all or part of such prepayment, then prior to the consummation of such Transfer, the Transferring Limited Partner shall be obligated to fund Capital Contributions with respect to such Payment Notice in the amount and the manner set forth in Section 4.02. For greater certainty, and notwithstanding anything herein to the contrary, the parties hereto hereby agree that any Limited Partner redeeming pursuant to Section 5.03 or Section 5.04 shall not be relieved of its obligation to make Capital Contributions for the payment of any Partnership indebtedness if such Capital Contributions are due prior to the time such redemption occurs, which obligation to make Capital Contributions for the payment of such Partnership indebtedness thereupon shall be absolute and unconditional but shall not exceed such Limited Partner’s Undrawn Commitment (or otherwise compromise or limit the rights and obligations of such Limited Partner under this Partnership Agreement).
SECTION 3.04    Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively on a certificate of the General Partner to the effect that it is acting as the General Partner and on the power and authority of the General Partner set forth herein.
SECTION 3.05    Other Activities of the General Partner and the Manager.
(a)The General Partner shall devote such time to the affairs of the Partnership as shall be reasonably required to conduct the business affairs of the Partnership.
(b)(i)    The Limited Partners acknowledge and agree that (A) the Partnership and/or the Investments may, from time to time, require other services (“Other Services”), including those services described in Section 3.08(a) or set forth in Schedule A hereto, (B) the General Partner, the Manager and/or one of their respective Affiliates or related entities (“CIM Entities”) may, at the General Partner’s election and in the General Partner’s discretion, from time to time, provide part or all of the Other Services that would otherwise be provided by a third party and (C) if so engaged, such CIM Entities shall receive fees in connection therewith including (I) property management fees, (II) development management fees, (III) leasing brokerage fees, (IV) fees associated with arranging financings for Investments, (V) multifamily residential sales fees, (VI) fees relating to servicing and administering Investments, including special servicing, (VII) fees in connection with or following a foreclosure on any Investment and (VIII) other related fees in connection with any Investment (collectively, “Servicing Fees”). In the General Partner’s discretion, such Servicing Fees shall be either (x) at rates that do not exceed the rate set forth on Schedule A hereto (as the same may be amended from time to time pursuant to the provisions of this Partnership Agreement), (y) at rates that are no less favorable to the Partnership and/or such Investment than the arm’s-length rates on which the Partnership and/or

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such Investment could obtain comparable services from an unaffiliated service provider taking into account the nature of the relevant asset type and the special services required (“Market Rates”) or (z) at rates that receive the consent of a Review Agent or Limited Partner Consent. The Limited Partners acknowledge and agree that the Partnership may incur Servicing Fees in connection with potential Investments or Investments that are not ultimately consummated. The Servicing Fees set forth on Schedule A hereto and all such investment-related agreements shall be deemed approved by a Review Agent. Subject to Section 3.05(b)(iii), the General Partner may change how a CIM Entity is to be compensated (i.e., on the basis of any of the options outlined in (x), (y) and (z) above) at any time. In addition to being compensated as described herein, a CIM Entity shall be reimbursed by the Partnership and/or such Investment promptly for any Allocable Costs and Expenses incurred by any CIM Entity in connection with or relating to the performance of any Other Services including any Allocable Costs and Expenses of employees of such CIM Entity (as applicable) who are directly involved in the performance of such Other Services, whether or not such CIM Entity is receiving Servicing Fees.
(ii)On an annual basis, the General Partner shall provide to a Review Agent the Market Rate(s) for the Servicing Fees for Other Services unless such Market Rate(s) has been deemed approved pursuant to Section 3.05(b)(i). Within thirty (30) calendar days of being notified of such Market Rate(s), the Review Agent will have the right, by providing written notice to the General Partner, to suggest amendments to such Market Rate(s) to reflect what the Review Agent believes to be then-prevailing market rate(s) for the related Other Service(s), taking into account the nature of the relevant asset type and the special services required. In any instance in which the General Partner and the Review Agent cannot agree on the then-current market rate for any such Other Service(s), taking into account the nature of the relevant asset type and the special services required, such rate shall be determined by an independent, third-party expert and such rate, as so determined, shall then be substituted for the applicable Market Rate, as the case may be, effective as of the date on which the adjustment is agreed to or determined by the Valuation Advisor; provided, however, that this provision shall not alter the right of the Review Agent, as set forth in the second sentence of this Section 3.06(b)(ii), to suggest amendments to the Market Rate(s) for any subsequent annual period. For the avoidance of doubt, Servicing Fees (x) shall not constitute Other Fees and shall not reduce the Management Fees or the Incentive Allocation, as applicable, and (y) may be paid by an Investment or the Partnership directly to the General Partner, the Manager and/or other entities related to the General Partner or the Manager or may be paid by an Investment to the Partnership which shall pass through such Servicing Fees, on a dollar-for-dollar basis, to the General Partner, the Manager or such related entities.
(iii)For the avoidance of doubt, a CIM Entity shall be entitled to receive the Servicing Fee determined pursuant to Section 3.05(b)(ii) even if a third party is also providing the same or similar services to the Partnership and/or its Investments (but, except in the case of leasing brokerage fees, the Servicing Fee payable to such CIM Entity shall be reduced to the extent of any fees paid to such third party in respect of such Other Services, but not below 1/3 of the Servicing Fee determined pursuant Section 3.05(b)(ii)).
(c)Subject to their compliance with the CIM Investment Allocation Policy, (i) nothing contained in this Partnership Agreement shall be deemed to preclude the General

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Partner, the Manager or their respective Affiliates from engaging directly or indirectly in any other business, whether as manager, dealer, broker or otherwise, and whether or not such activities are competitive with the Partnership, and (ii) none of the General Partner, the Manager or their respective Affiliates shall have any duty to communicate or offer any opportunities to the Partnership, and such parties shall not be liable to the Partnership or to the other Partners for breach of any fiduciary or other duty by reason of the fact that such party pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.
(d)The Limited Partners acknowledge and agree that CIM and its Affiliates currently manage and/or sponsor, and in the future will continue to manage and/or sponsor, other investment funds or accounts, including Separate Accounts and similar arrangements (collectively, “Other Accounts”), with a variety of investment strategies, including investment strategies which may overlap with, or be identical to, that of the Fund. The General Partner and the Manager may be presented with investment opportunities that fall within the investment objective of the Fund and one or more Other Accounts, and, the Limited Partners acknowledge and agree that, in such circumstances the General Partner will determine the allocation of such opportunities pursuant to the CIM Investment Allocation Policy and, in accordance with the CIM Investment Allocation Policy, the Partnership will not receive priority allocations of investment opportunities in Opportunity Zones.
(e)CIM and its Affiliates may engage in unrelated activities that may have an impact on the Fund. The General Partner, the Manager and their respective Affiliates may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Partnership or otherwise. Neither the Partnership nor any Partner shall have any rights or obligations by virtue of this Partnership Agreement or the partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom.
(f)The General Partner may, in its discretion, offer Limited Partners, Related Fund Investors, Affiliates of the General Partner, the Principals, entities controlled by one or more of the Principals and/or other third parties the opportunity to co-invest in particular investments alongside the Fund. The Limited Partners acknowledge and agree that co-investment opportunities will be allocated as determined by the General Partner in its discretion and not all Limited Partners and Related Fund Investors may be offered co-investment opportunities. The General Partner may take into consideration any factors it deems appropriate, including its own interests, in allocating co-investment opportunities. The terms and conditions of any co-investment opportunities will be determined by the General Partner in its discretion but also may be negotiated by the General Partner and the potential co-investor on a case-by-case basis. Co-investments may be structured as joint ventures in which the Partnership and one or more joint venture partners, including entities controlled and/or managed by CIM or its Affiliates, invest side-by-side in the same Investment. Such joint venture partners may or may not be subject to the same terms and conditions as the Partnership, including with respect to liquidity rights, buying, selling or otherwise disposing of the underlying real asset and participating in other major decisions affecting the underlying real asset. In certain circumstances, a joint venture partner, rather than the Partnership, may control a co-investment opportunity. The General Partner (or an Affiliate thereof) may make an investment in any vehicle specifically formed for a particular co-investment opportunity to the extent (but only

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to the extent) desirable for profit allocation treatment or for legal, tax, regulatory, accounting, structuring or other similar purposes.
(g)    CIM has established, and may in the future establish, one or more separate accounts or similar arrangements managed and/or sponsored by CIM for the benefit of one or more specific investors (the “Separate Accounts”). The Limited Partners acknowledge and agree that while any such Separate Account may invest side-by-side with the Fund in a portion of or all Investments, the economic, legal or other rights and obligations of the investor’s in such Separate Accounts may be (i) different than those of the Fund and/or (ii) more favorable to investors in such Separate Accounts than the economic, legal or other rights and obligations of Limited Partners and/or Related Fund Investors.
(h)    The Limited Partners acknowledge and agree that the Partnership will generally bear all Broken Deal Expense in connection with co-investment opportunities, Separate Accounts and similar arrangements, including any third party investor’s share of such Broken Deal Expenses.
(i)    The Limited Partners acknowledge and agree that no Limited Partner or Related Fund Investor shall, by reason of being a Limited Partner or Related Fund Investor, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner, the Manager, their respective Affiliates or the respective members, partners, officers, directors, employees, shareholders, agents or representatives thereof from the conduct of any business other than the business of the Partnership or from any transaction in instruments effected by the General Partner, the Manager, their respective Affiliates or the respective members, partners, shareholders, officers, directors, employees or agents thereof for any account other than that of the Partnership.
(j)    The General Partner, the Manager, the Fund and/or any of their respective Affiliates may incur certain out-of-pocket costs and expenses in developing, negotiating and structuring prospective investments that are not ultimately made, including Broken Deal Expenses. The Limited Partners acknowledge and agree that if a prospective counterparty in an unconsummated transaction reimburses the Fund or any of its Affiliates for any Broken Deal Expenses (such amount, the “Reimbursed Amount”), the General Partner or its Affiliates may in their discretion agree to share any or all of such Reimbursed Amount with third party investors that participate in co-investment opportunities, Separate Accounts or similar arrangements to the extent such third party investors incurred costs and expenses in connection with such unconsummated deals. As a result of these sharing arrangements, the Fund may not be reimbursed for 100% of its Broken Deal Expenses. Similarly, the Limited Partners acknowledge and agree that if a prospective counterparty pays the Fund or any of its Affiliates a break-up fee in connection with an investment that ultimately does not close, the General Partner may in its discretion share any or all of such break-up fee with third party investors that participate in co-investment opportunities, Separate Accounts or similar arrangements. As a result, the Fund may not receive 100% of such break-up fees.

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SECTION 3.06    Limitation on Liability.
(a)The General Partner shall be subject to all of the liabilities of a partner in a partnership without limited partners; provided that to the fullest extent permitted by law, none of the General Partner, the Manager, their Affiliates or each of their respective members, officers, directors, managers, employees, stockholders, shareholders, partners, agents (to the extent such agents are designated as Indemnitees in the General Partner’s discretion), consultants and any other Person who serves at the request of the General Partner on behalf of the Partnership as an officer, director, manager, partner, member, consultant or employee of the Partnership, Partnership Representative or any other entity (each, an “Indemnitee”), shall be liable to the Partnership, to any Investment or to any Limited Partner for (x) any act performed or omission made by such Indemnitee in connection with the conduct of the affairs of the Partnership or otherwise in connection with this Partnership Agreement or the matters contemplated herein, except an Indemnitee shall be liable, responsible and accountable for, and shall indemnify, pay, protect and hold harmless the Partnership from and against, any such act or omission resulting from any such Indemnitee’s own fraud, willful misconduct or gross negligence, or (y) any mistake, negligence, dishonesty or bad faith of any third-party advisor, broker or agent of the Partnership.
(b)An Indemnitee may consult with legal counsel, tax advisors, accountants and other similar advisors selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in reliance upon and in accordance with the advice of such legal counsel, tax advisors, accountants and other similar advisors shall be full justification for any such act or omission, and any such Indemnitee shall be fully protected and not liable to the Partnership or any Partner in so acting or omitting to act; provided that (x) such legal counsel, tax advisors, accountants and other similar advisors were selected and retained with reasonable care and (y) such legal counsel, tax advisors, accountants and other similar advisors were relied upon only with respect to matters believed by the Indemnitee to be within the scope of their expertise.
SECTION 3.07    Indemnification.
(a)To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless each of the Indemnitees from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties, and legal or other costs and expenses of investigating, defending against and/or appealing any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee and arise out of or in connection with the affairs of the Partnership, any Alternative Vehicle through which Investments are made or any Intermediate Entity, including acting as a director or the equivalent of any entity in or through which an Investment is made, or the performance by such Indemnitee of any of the General Partner’s responsibilities hereunder or otherwise in connection with the matters contemplated herein; provided that an Indemnitee shall not be entitled to indemnification hereunder for any such claims, liabilities, damages, losses, costs and expenses that resulted from such Indemnitee’s fraud, willful misconduct or gross negligence. The satisfaction of any indemnification and any holding harmless pursuant to this Section 3.07(a) shall be from and limited to Partnership assets, and no Partner shall have any personal liability on account thereof; provided that each Limited Partner will be obligated to make Capital Contributions as provided

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herein and to return any amounts distributed to it in order to fund any deficiency in the Partnership’s indemnity obligations (and advancement of expenses in connection therewith) hereunder to the extent provided in Section 2.08(c). In determining whether an Indemnitee acted pursuant to this Section 3.07(a), the Indemnitee shall be entitled to rely on reports and written statements of the directors, officers, employees, agents, stockholders, members and/or partners of any Investment, any Person in which the Partnership or any Alternative Vehicle holds an Investment, and/or any other entity in which the Partnership or any Alternative Vehicle owns a direct or indirect interest.
(b)Expenses incurred by an Indemnitee, a Review Agent or a Limited Partner appointing such member in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be periodically advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking by such Person to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder. No advances shall be made by the Partnership under this Section 3.07(b) without the prior written approval of the General Partner.
(c)The right of any Indemnitee to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity or otherwise, shall continue as to an Indemnitee who shall have ceased to have an official capacity for acts or omissions during such official capacity, and shall extend to such Indemnitee’s successors, assigns and legal representatives.
(d)If any Person entitled to indemnification from the Partnership hereunder is entitled to indemnification from another source or to recovery by insurance policies, such Person shall diligently and continuously pursue such other source; provided that (i) such obligation shall not in any manner limit such Person’s right to seek indemnification or advances under this Partnership Agreement and (ii) such Person shall remit to the Partnership any funds it recovers from another source to the extent that the sum of the amounts recovered from such other source plus the amounts recovered from the Partnership exceeds the aggregate losses it incurred for which it is entitled to indemnification hereunder.
(e)The indemnification rights provided for in this Section 3.07 shall survive the termination of the Partnership or this Partnership Agreement.
(f)The General Partner may cause the Partnership to purchase, at the Partnership’s expense, insurance to insure the General Partner or any other Indemnitee against liability for any breach or alleged breach of their responsibilities under this Partnership Agreement or otherwise in connection with the Partnership or the General Partner.
(g)Notwithstanding anything to the contrary in this Section 3.07, to the maximum extent permitted by applicable law, to the extent that an Indemnitee is also entitled to be indemnified by, or receive advancement of expenses from, any potential, current or former portfolio entity (a “Portfolio Entity Indemnitor”) at or for which any Indemnitee is, was or shall be a member, partner, officer, director, employee or agent at the request of the Partnership, any Alternative Vehicle, the General Partner, the Manager or any of their respective Affiliates, with respect to any applicable liabilities, it is intended that (i) such Portfolio Entity Indemnitor shall be

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the indemnitor of first resort (i.e., its obligations to such Indemnitee are primary and any obligation of the Partnership (or any Affiliate thereof other than such Portfolio Entity Indemnitor) to provide indemnification or advancement for the same liabilities incurred by such Indemnitee are secondary), (ii) the Partnership’s obligation, if any, to indemnify or advance expenses to any such Indemnitee shall be reduced by any amount that such Indemnitee collects as indemnification or advancement from the applicable Portfolio Entity Indemnitor and (iii) if the Partnership (or any Affiliate thereof other than a Portfolio Entity Indemnitor) pays or causes to be paid, for any reason, any amounts that should have been paid by a Portfolio Entity Indemnitor, then (x) the Partnership (or any such Affiliate thereof other than a Portfolio Entity Indemnitor) shall be fully subrogated to all rights of the relevant Indemnitee with respect to such payment and (y) each relevant Indemnitee shall assign to the Partnership its rights to advancement or indemnification with respect to such payment from or with respect to such Portfolio Entity Indemnitor.
(h)All judgments against the Partnership or any Indemnitee wherein an Indemnitee is entitled to indemnification hereunder must first be satisfied from the Partnership assets (including Undrawn Commitments and as set forth in Section 2.08(c)) before the General Partner is responsible for these obligations.
(i)With respect to the liabilities of the Partnership for which the General Partner (or an Indemnitee) is not obligated to indemnify the Partnership, and without regard to the manner in which any liability of any nature may be incurred by the Person to whom it may be owed, all such liabilities:
(i)shall be liabilities of the Partnership as an entity, and shall be paid or otherwise satisfied from Partnership assets (and the Partnership shall sell or liquidate all assets and/or make a call for Capital Contributions as necessary to satisfy such liabilities);
(ii)to the extent and only to the extent Partnership assets are insufficient to satisfy any liability and subject to Section 2.08, shall be payable by the General Partner, but, to the fullest extent permitted by law, only to the extent it may be required to make additional Capital Contributions to the Partnership pursuant to the other terms of this Partnership Agreement; and
(iii)except as provided in paragraph (i) above, shall not in any event be payable in whole or in part by any Limited Partner or Related Fund Investor, or by any director, officer, trustee, employee, agent, shareholder, beneficiary or partner of any Partner.
Nothing in this Section 3.07(i) shall be construed to impose upon the General Partner or its members, partners, directors, officers, employees, agents or shareholders any liability in circumstances in which the liability arises from a written document which the General Partner has properly entered into or caused the Partnership to enter into if the written document expressly limits liability thereon to the Partnership or expressly disclaims any liability thereunder on the part of any such Person, but this exculpation shall not relieve the General Partner from liability to the Partnership as expressly set forth in Section 3.06(a) hereof.

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SECTION 3.08    Expenses.
(a)The Partnership shall bear and be charged with all costs and expenses of the operation and administration of the Partnership, any Alternative Vehicles and any of their respective subsidiaries (and shall promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such entities) (the “Partnership Expenses”), including:
(i)any and all costs associated with the organization of the Partnership any Feeder Fund, the General Partner and the offering of the Units and any Feeder Fund Units, including all out-of-pocket fees and expenses of counsel, accountants for and agents of the Partnership and the General Partner (including expenses of in-house legal, finance, accounting, tax, compliance, information technology and other professionals, inclusive of any Allocable Costs and Expenses), regulatory expenses (including any filing fees, costs and expenses relating to “blue sky” and “world sky” filings and SEC and other regulatory filings made in the name of the Partnership), and other filing, capital raising, translation, printing and distribution fees, costs and expenses (including fees, costs and expenses related to the retention of, and services provided by, any service provider or agent engaged by the Partnership and/or its Affiliate in connection with such translation, printing and distribution), travel, lodging, cellular phone, meal and other similar fees, costs and expenses of personnel of the General Partner, the Manager and their respective Affiliates, and other fees, costs and expenses incurred in connection with the formation of the Partnership and the General Partner, the preparation of this Partnership Agreement, the Subscription Agreements, the Management Agreement and the Memorandum, any and all fees, costs and expenses incurred in connection with compliance with applicable laws or regulations (including fees, costs and expenses related to the retention of, and services provided by, any service provider or agent engaged by the Partnership and/or any Affiliates in connection with such compliance) and the offering of Units and Feeder Fund Units (collectively, “Organizational Expenses”); provided, that (x) Organizational Expenses shall not include any placement fees and (y) the aggregate Organizational Expenses paid by the Partnership during each Fiscal Year shall be amortized over the next five-year period beginning immediately following the end of such Fiscal Year;
(ii)with respect to Limited Partners or Related Fund Investors admitted to the Fund through a Placement Agent, any and all placement fees payable to a Placement Agent in respect of the subscription by such Persons for Units or Feeder Fund Units that the General Partner or its Affiliate has not elected to bear itself, which may reduce on a dollar-for-dollar basis the Management Fees due hereunder and, in the General Partner’s discretion, to the extent necessary, the Incentive Allocation otherwise payable to the General Partner or its Affiliate or other designee, as applicable (but in no event shall the Management Fees or the Incentive Allocation be reduced below zero); provided, that in the General Partner’s discretion, in connection with the foregoing, the Management Fee payable by Limited Partners or Related Fund Investors admitted to the Partnership through a Placement Agent may be adjusted upward on a dollar-for-dollar basis to account for any fees payable to such Placement Agent;

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(iii)any and all reasonable out-of-pocket fees, costs and expenses, if any, incurred in identifying, sourcing, marketing, evaluating, originating, developing, negotiating, structuring, acquiring, monitoring, holding, protecting, strengthening, financing, refinancing, mortgaging, exchanging, realizing, hedging and disposing of actual Investments (including any Warehoused Investment or any Initial Investment), including any Servicing Fees (to the extent the Partnership, any Alternative Vehicle or any of their respective subsidiaries pays such Servicing Fees), financing, legal, auditing, accounting, advisory, consulting, other third-party and/or any travel (which includes first class commercial air travel and may include non-commercial air travel charged at a first class equivalent in accordance with the CIM Expense Allocation Policy) and accommodation and meal expenses in connection therewith, deposits funded thereon, brokerage commissions, research and quotation service fees and expenses (including fees, costs and expenses incurred with membership and contributing data for incorporation into industry databases), custodial expenses, costs and expenses for organizing, maintaining and complying with requirements of any REIT Subsidiaries or other subsidiaries through which the Partnership or any Alternative Vehicle may invest, any costs and expenses related to the negotiation of co-investments or similar arrangements (including the terms governing such arrangements), and other costs incurred with respect to investments and any other out-of-pocket amounts incurred with respect to such Investments, as determined by the General Partner in its discretion (including, for the avoidance of doubt, in respect of any Warehoused Investment or any Initial Investment);
(iv)any and all out-of-pocket fees, costs and expenses of any administrators, custodians, consultants, counsel, auditors, accountants, appraisers, the Valuation Advisor and other professional advisors (including the audit and certification fees);
(v)any and all out-of-pocket costs and expenses incurred while developing potential Investments which are not ultimately made, including (A) any legal, accounting, advisory, consulting or other third-party expenses, any research and quotation service fees and expenses and any travel and accommodation expenses, (B) all fees, costs and expenses of lenders, investment banks, brokers and other financing sources in connection with arranging financing for such a proposed Investment and (C) any termination or “reverse breakup” fees and any deposits or down payments of cash or other property that are forfeited in connection with such a proposed Investment (“Broken Deal Expenses”); and the Limited Partners acknowledge and agree that they will generally bear all such Broken Deal Expenses in connection with co-investment opportunities, Separate Accounts or similar arrangements, including any third party investor’s share of such Broken Deal Expenses, and that no share of such Broken Deal Expenses may be allocated to any other co-investors or other parties;
(vi)any and all out-of-pocket costs and expenses of negotiating co-investment agreements and the Fund’s share of any fees, costs and expenses incurred in connection with establishing and maintaining any vehicles through which the Fund makes any co-investments or owns together with any co-investors;
(vii)any and all insurance, indemnity or litigation expenses;

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(viii)any and all out-of-pocket expenses incurred by a Review Agent (including its counsel, advisory and valuation expenses), including out-of-pocket expenses incurred by a Review Agent in the performance of its responsibilities in its capacity as a Review Agent, and any fees charged by any independent representative acting as a Review Agent or independent representatives that comprise all of a portion of the members of a committee that acts as a Review Agent;
(ix)any and all taxes, fees or other governmental charges levied against the Partnership, any Alternative Vehicles or any of their respective subsidiaries except as may be allocated and charged to a specific Limited Partner;
(x)any and all fees, costs and expenses incurred in connection with (A) the preparation and distribution of the Partnership’s financial statements, tax returns, Schedule K-1s (or similar schedules) and other related communications or materials prepared for the Limited Partners and the Review Agent (including, without limitation, the Partnership Representative’s representation of the Partnership or the Limited Partners) and (B) any and all responses to questions and inquiries and fulfillment of requests regarding investments, operations and compliance of the Partnership;
(xi)any and all interest on and fees and expenses related to or arising from any indebtedness, guarantees or hedging activities, including defeasance costs or the costs incurred by Limited Partners in connection with the delivery of legal opinions of counsel requested by lenders to the Partnership, any Alternative Vehicles or any of their respective subsidiaries;
(xii)any and all expenses of liquidating the Partnership, any Alternative Vehicles or any of their respective subsidiaries;
(xiii)any and all expenses and costs associated with meetings of a Review Agent and of the Limited Partners, including annual meetings of the Limited Partners, maintenance of investor portals or other websites where investors retrieve information about the Fund, the General Partner, the Manager and their Affiliates and the costs of printing and distributing reports to Partners;
(xiv)(xiv)    any and all expenses and costs associated with attending and/ or sponsoring industry conferences and events, whether relating to the development and operation of Investments in Opportunity Zones or otherwise;
(xv)any and all extraordinary expenses, such as expenses, settlement amounts and awards relating to litigation, arbitration or other form of dispute resolution of the Partnership, any Alternative Vehicles or any of their respective subsidiaries, the General Partner, the Manager or any Affiliate, director, manager, officer, employee, member, partner, shareholder, delegate, agent or contractor of any of them entitled to indemnification in respect thereof;
(xvi)any and all real estate and other taxes, licensing fees, permit fees and other governmental charges, fees and expenses;

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(xvii)any and all out-of-pocket expenses incurred in connection with the Partnership’s, any Alternative Vehicles’ or their respective subsidiaries’ legal and regulatory compliance with U.S. federal, state, local, non-U.S. or other law and regulation (including the expenses of (A) licensing or regulatory fees, including state lender licenses, (B) the preparation and filing of reports to be filed in connection with the requirements of the U.S. Commodity Futures Trading Commission and (C) complying with any registration, licensing, reporting, depository or other obligations imposed on the General Partner, the Manager or their Affiliates as a result of the Alternative Investment Fund Managers Directive 2011/61 and/or the respective implementation laws in any applicable jurisdictions and including any expenses of complying with any such obligations or other reporting obligations imposed on the General Partner, the Manager or their Affiliates as a result of the Investments or other assets, but for the avoidance of doubt not including the costs and expenses of the Manager’s compliance obligations under the Advisers Act (if any) other than Form PF reporting obligations in respect of the Partnership, any Alternative Vehicles or any of their respective subsidiaries);
(xviii)any and all out-of-pocket costs and expenses incurred in connection with compliance with any side letters or other written agreements, including compliance with any “most favored nations” provisions;
(xix)any and all information technology expenses associated with any computer software or hardware procured by or on behalf of the Partnership;
(xx)any and all fees, costs and expenses associated with exploring and/or effectuating a Liquidity Event, including (A) any legal, accounting, advisory, consulting or other third-party expenses, any research and quotation service fees and expenses and any travel and accommodation expenses and (B) all fees, costs and expenses of lenders, investment banks, brokers and other financing sources in connection with arranging financing for such a proposed Liquidity Event;
(xxi)(any and all fees, costs and expenses of any third-party administrators relating to Partnership matters;
(xxii)any and all fees, costs and expenses of any third-party financial technology platform service providers relating to Partnership matters; and
(xxiii)any and all Allocable Costs and Expenses with respect to Other Services (to the extent not covered in subsections (i) through (xxii) above).
(b)Any of the foregoing services may be rendered by CIM, the General Partner, the Manager or any of their respective Affiliates and may include Allocable Costs and Expenses which shall be Partnership Expenses if (i) the costs for such services are billed to the Partnership in accordance with standard cost reimbursement procedures established by CIM for the billing of such services to collective vehicles and portfolio companies of CIM collective vehicles, (ii) such services are rendered on terms which are no less favorable to the Partnership than the terms on which the Partnership could obtain comparable services from an unaffiliated third party and (iii)

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the provision of such services by such entities or personnel is in the interests of the Partnership, as determined by the General Partner in its discretion.
(c)In addition, the Partnership may withhold from distributions or, to the extent of a Limited Partner’s Undrawn Commitment, call capital at any time to fund any of the foregoing Partnership Expenses, and any Capital Contributions made by a Limited Partner in respect thereof will reduce such Limited Partner’s Undrawn Commitment. The General Partner may in its discretion cause the Partnership or any Alternative Vehicle to apply any such withheld amounts to satisfy any such expenses, liabilities and capital requirements in respect of the Partnership or any such Alternative Vehicle.
(d)As part of the expenses of any Investment(s) for which an Alternative Vehicle is formed, the Partnership or such Alternative Vehicle will pay (or reimburse the General Partner and its Affiliates for) all expenses related to the operation and administration of such Alternative Vehicle (including legal, accounting, filing and other expenses incurred in connection with organizing and establishing the Alternative Vehicle and any related feeder funds or other intermediate entities investing in an Alternative Vehicle through which certain Limited Partners may participate). Out-of-pocket expenses associated with completed transactions may be reimbursed by the issuer of the Investment or borne as Partnership Expenses. The General Partner and the Manager are authorized to incur and pay in the name and on the behalf of the Partnership all expenses that they deem necessary or advisable. The Partnership shall promptly reimburse the General Partner and the Manager for such expenses.
(e)The General Partner shall allocate to each Feeder Fund and such Feeder Fund shall bear and be charged with all costs, fees, expenses and taxes related to the operation and administration of such Feeder Fund (and shall promptly reimburse the General Partner or its Affiliates, as the case may be, to the extent that any of such costs and expenses are paid by such entities), to the extent such costs, fees, expense and taxes are not borne by the Partnership, any Alternative Vehicles or their respective subsidiaries as a Partnership Expense.
(f)Notwithstanding anything to the contrary above, the General Partner may allocate any expenses that benefit the Partnership and one or more Alternative Vehicles, Parallel Partnerships, Feeder Funds and/or Intermediate Entities (or intermediate entities of any Parallel Partnership) among the Partnership and the applicable Alternative Vehicles, Parallel Partnerships, Feeder Funds and/or Intermediate Entities (or intermediate entities of any Parallel Partnership) in a manner consistent with the CIM Expense Allocation Policy, to the extent applicable, and otherwise as the General Partner determines in its discretion.
(g)The General Partner and the Manager, respectively, will generally be responsible for the compensation of the personnel of the General Partner and the Manager involved in the business of the Fund and the following costs and expenses: (i) the costs and expenses incurred by the General Partner and the Manager, respectively, in providing for their normal operating overhead with respect to their management services provided pursuant to this Partnership Agreement and the Management Agreement, respectively, including rent, salaries of the General Partner’s and the Manager’s employees and other expenses incurred in maintaining the General Partner’s and the Manager’s places of business and (ii) other expenses in connection with General Partner and Manager matters that do not relate to the Fund; provided, that, for the

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avoidance of doubt, such costs and expenses shall not include Organizational Expenses, Partnership Expenses or Servicing Fees.
SECTION 3.09    Review Agent.
(a)The General Partner may, from time to time, in its discretion, designate a Person, including an independent representative, or a committee comprised of independent representatives and/or representatives of the Limited Partners, consisting of such number of members as the General Partner deems appropriate as a review agent of the Partnership (a “Review Agent”). To the fullest extent permitted by law, if any applicable law, including the Partnership Act, calls for or otherwise requires any particular act, vote, consent or other action from the Limited Partners or Related Fund Investors (or any portion thereof) in connection with any matter regarding the Partnership and/or the General Partner and its Affiliates, such act, vote, consent or other action may, with the consent of the General Partner, be given or taken by a Review Agent on behalf of such Limited Partners and Related Fund Investors. If the General Partner or the Manager consults with a Review Agent with respect to a matter giving rise to a conflict of interest, and if the General Partner and the Manager act in a manner, or pursuant to standards or procedures, approved by such Review Agent with respect to such conflict of interest, then to the fullest extent permitted by applicable law, the General Partner, the Manager, CIM and their respective affiliates will not have any liability to the Fund or any Limited Partner for such actions in respect of such matter taken by them, including actions in pursuit of their own interests, and will be deemed to have satisfied their fiduciary duties with respect to such actions and to have acted in good faith with respect to such conflict. The foregoing shall not confer on a Review Agent any authority or responsibility to participate in the management of the business of the Partnership, including the authority to review any investment decisions made by the General Partner or the Manager, all of which shall be the sole responsibility of the General Partner (or the Manager, as applicable). If the General Partner designates more than one member to comprise a committee to act as a Review Agent, the General Partner shall develop voting procedures for such Review Agent at such time.
(b)No fees shall be paid by the Fund to a Review Agent that is comprised solely of representatives of Limited Partners, but such Review Agent or any members of such Review Agent may be reimbursed by the Fund (or the General Partner if it elects to pay such expenses) for all reasonable out-of-pocket expenses incurred in attending meetings of a Review Agent.
(c)To the fullest extent permitted by applicable law, no Person acting as, and no member of, a Review Agent, nor any Limited Partner or Related Fund Investor appointing any such member, shall owe any fiduciary duty to the Partnership, any Feeder Fund, any Parallel Partnership, any other Limited Partner or any Related Fund Investor in connection with the activities of a Review Agent. To the fullest extent permitted by law, no Person acting as, and no member of, a Review Agent, nor any Limited Partner or Related Fund Investor appointing any such member, shall be liable to any other Limited Partner, Related Fund Investor or the Partnership, any Feeder Fund, and/or any Parallel Partnership for any reason, including for any mistake in judgment, any action or inaction taken or omitted to be taken, or for any loss due to any mistake, action or inaction. The participation by any Limited Partner or Related Fund Investor as a Review Agent, or as a member of a Review Agent, in the activities of such Review Agent shall not be construed to constitute participation by such Limited Partner or Related Fund Investor, as applicable, in the control of the business of the Partnership, any Feeder Fund and/or any Parallel

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Partnership, so as to make such Limited Partner or Related Fund Investor, as applicable, liable as a general partner for the debts and obligations of the Partnership and/or any Feeder Fund for purposes of the Partnership Act (or other applicable law in the case of any Feeder Fund or any Parallel Partnership that is not also a Delaware limited partnership). No Limited Partner or Related Fund Investor who is acting as a Review Agent, or acting as a member of a Review Agent, shall be deemed to be an Affiliate of the Partnership, any Feeder Fund, any Parallel Partnership or the General Partner solely by reason of such membership.
(d)Each Limited Partner or Related Fund Investor appointing any Person as a Review Agent, or appointing any member to, a Review Agent shall have informed such Person or member of, and such Person or member shall have agreed to comply with, the confidentiality obligations set forth in Section 7.06 (or comparable provisions of any applicable Feeder Fund Agreement or Parallel Partnership agreement), it being understood that such Limited Partner or Related Fund Investor, as applicable, will be liable for any breach of Section 7.06 by such member.
(e)Representatives of the General Partner and/or the Manager will be entitled to attend and serve as chairman of meetings of a Review Agent, but shall not be entitled to vote on any matters being discussed at such meetings.
SECTION 3.10    ERISA. The General Partner intends to limit equity participation by ERISA Limited Partners to less than 25% of the total value of each class of equity interests in the Partnership. Notwithstanding any other provision of this Partnership Agreement, the General Partner is authorized to take any action or refrain from taking any action that in its judgment is necessary or desirable in order to prevent any assets of the Partnership from being deemed to constitute “plan assets” for purposes of ERISA, Section 4975 of the Code or any applicable Similar Law.
SECTION 3.11    Assignment of the General Partner’s Interest.
(a)Without obtaining either Limited Partner Consent or the consent of a Review Agent, the General Partner shall not have the right to assign (within the meaning of Section 202(a)(1) of the Advisers Act and the rules thereunder) or otherwise Transfer all or any portion of its interest as the general partner of the Partnership to Persons, other than to one or more Affiliates of the General Partner, employees of the General Partner or its Affiliates (“Employees”), Immediate Family Relatives of Shaul Kuba, Richard Ressler and Avraham Shemesh or Employees, trusts for the benefit of any such Persons, or family investment vehicles or charitable foundations over which any such Person has direction (any such Person, a “Permitted Transferee”) in a transaction not deemed an assignment within the meaning of Section 202(a)(1) of the Advisers Act and the rules thereunder, and the General Partner shall not have the right to withdraw from the Partnership; provided that without the consent of the any Limited Partner or any other Person, the General Partner may, at the General Partner’s expense, (i) be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or (ii) Transfer its interest as the general partner of the Partnership to one of its Permitted Transferees, so long as (a) such reconstitution, conversion or Transfer does not have material adverse tax or legal consequences for the Limited Partners or the Related Fund Investors and (b) such other entity shall have assumed in writing the obligations of the General Partner under

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this Partnership Agreement, the Subscription Agreements and any other related agreements of the General Partner. The foregoing provisions of this Section 3.11 shall not prevent (x) the General Partner or its Affiliates, as applicable, from assigning by way of security or otherwise pledging or granting security over their rights under this Partnership Agreement, including the rights to receive an Incentive Allocation or under Section 3.03 or otherwise as permitted by this Partnership Agreement or (y) CIM or any of its Affiliates (excluding the Partnership) from engaging in an initial public offering of any class of its equity securities. In the event of an assignment or other transfer of all of its interest as a general partner of the Partnership in accordance with this Section 3.11, upon execution of a counterpart to this Partnership Agreement, its assignee or transferee shall be substituted in its place and admitted as general partner of the Partnership effective immediately prior to such assignment or other transfer and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership and cease to be a general partner of the Partnership.
(b)In the event of any assignment (within the meaning of Section 202(a)(1) of the Advisers Act and the rules thereunder) by the General Partner of its interest as the general partner of the Partnership or by the Manager of the Management Agreement, then, as an alternative to obtaining a Limited Partner Consent to such assignment of the General Partner’s interest as the general partner of the Partnership to such assignment of the Management Agreement on behalf of the Partnership, a Limited Partner Consent to either such assignment on behalf of the Partnership may be obtained as follows:
(i)At least forty-five (45) calendar days prior to the effective date of such assignment, the General Partner shall give written notice to each Limited Partner (A) of such proposed assignment and shall request that such Limited Partner indicate in writing whether or not it consents to such assignment and (B) that if it does not indicate in writing within forty-five (45) calendar days (or such longer period as the General Partner may specify in its discretion) (the end of such 45th calendar day or longer period after such notice, the “Cutoff Date”), whether or not it consents to such assignment, such Limited Partner shall be deemed to have consented to such assignment. If any Limited Partner has not indicated in writing within thirty (30) calendar days (or such longer period as the General Partner may specify in its discretion) after the date of such notice whether or not it consents to such assignment, the General Partner shall promptly provide a second notice to such Limited Partner of such proposed assignment and shall again request such Limited Partner to indicate in writing whether or not it consents to such assignment. Any Limited Partner that does not indicate whether or not it consents to such assignment by the Cutoff Date shall be deemed to have consented to such assignment. At any time on or prior to the Cutoff Date, a Limited Partner may revoke a consent previously given to the assignment and/or indicate that it does or does not consent to the assignment, but after the Cutoff Date a Limited Partner may not revoke its consent or indicate that it does or does not consent to the assignment
(ii)A proposed assignment shall have received a Limited Partner Consent if at any time prior to the Cutoff Date. Limited Partners representing a majority in interest of the Limited Partners have affirmatively consented to such assignment or if as of the Cutoff Date Limited Partners representing represent more than 50% of the sum of the aggregate Units and Parallel Partnership units of the Limited Partners have either

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affirmatively consented to such assignment or are deemed to have consented to such assignment as provided herein.
SECTION 3.12    General Partner as Limited Partner. The General Partner shall also be a Limited Partner to the extent that it purchases or becomes a transferee of all or any portion of the Units of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects. Any Units of a Limited Partner that are held by the General Partner or any of its Affiliates (excluding any Interests of which CIM or any of its Affiliates or employees are not the ultimate beneficial owners) shall be deemed to have been voted, consented to, approved and/or abstained on any matter in the same manner and proportions as the aggregate Units of the other Limited Partners are voted, consented to, approved and/or abstained on such matter; provided that this sentence shall not apply to any Units held by the General Partner or its Affiliates in order to facilitate the participation in the Partnership by any unaffiliated investors (such as, for example, Feeder Limited Partners), and in such case, the General Partner or its Affiliate, as applicable, shall vote, consent to, approve and/or abstain in the manner directed by such unaffiliated investors. Notwithstanding anything herein to the contrary, the General Partner and its Affiliates (including investment professionals thereof) shall not be prevented from transferring all or a portion of their Units as a Limited Partner to any Person at any time so long as the effect of such transfer would not reduce their minimum aggregate investment in the Fund below the Maintenance CIM Investment.
SECTION 3.13    Limited Partners’ Outside Activities. Subject to Section 3.05 with respect to Limited Partners that are Affiliates of the General Partner, a Limited Partner shall be entitled to and may have business interests and engage in activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership and the entities in which the Partnership invests and may engage in transactions with, and provide services to, the Partnership or any such entity. None of the Partnership, any other Partner or any other Person shall have any rights by virtue of this Partnership Agreement in any business ventures of any Limited Partner.
SECTION 3.14    Removal of the General Partner upon the Trigger Event.
(a)The General Partner will notify the Limited Partners in writing promptly (and in any event within ten (10) Business Days) of it becoming aware of the occurrence of a Trigger Event. Upon a 75% Limited Partner Consent delivered to the General Partner within sixty (60) calendar days following the receipt of such notice to the Limited Partners to remove the General Partner, the General Partner shall be removed as general partner of the Partnership; provided that no such removal shall be effective earlier than the later of (i) thirty (30) calendar days after such 75% Limited Partner Consent is so delivered, (ii) the date that a successor General Partner is admitted pursuant to the provisions of Section 3.16 hereof and (iii) if the removed General Partner has elected the option described in subclause (ii) of Section 3.14(b), the final determination of the cash payment described in such subclause (ii).
(b)On the effective date of a removal of the General Partner pursuant to Section 3.14(a) hereof, at the election of the removed General Partner, in its discretion, either (i) (x) the interest of the removed General Partner shall be converted to the interest of a special limited partner having the same rights as to distributions and allocations of Profits and Losses hereunder and the

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same recontribution obligations hereunder as the removed General Partner, in which case, Article V and VI hereof shall automatically, and without any further action, be deemed amended to reflect such conversion and (y) the Manager shall continue to receive a portion of the Management Fees that would otherwise have been payable, in accordance with Section 8.01 hereof or (ii) the entire interests of the removed General Partner shall be redeemed by the Partnership for a cash payment, due and payable on the effective date of removal of the General Partner, equal to the liquidation value of the interest of the removed General Partner determined as if the Partnership were being liquidated pursuant to Section 6.02 hereof. In addition, in the event the General Partner is so removed (and whether clause (i) or clause (ii) above applies), notwithstanding any other provision hereof to the contrary, (X) the Partnership shall not make any further Investments, and (Y) no Partner shall have any obligation to make any capital contribution (except for its pro rata share of capital calls made to fund amounts required by the Partnership to satisfy indemnification obligations of the Partnership or to pay any principal, interest and other amounts owing or which may become due under any existing Subscription Credit Facility and all charges or fees relating thereto, or fund the purchase payment described in clause (ii) of this Section 3.14(b) or to pay any taxes under Section 5.08 and Section 7.03).
SECTION 3.15    Obligations of a Prior General Partner. In the event that the General Partner Transfers its entire interest, has its interest converted to that of a Limited Partner, or otherwise ceases to be the general partner of the Partnership in accordance with the terms hereof, it shall have no further obligation or liability as a general partner of the Partnership pursuant to this Partnership Agreement in connection with any obligations or liabilities arising from and after such Transfer, conversion or other cessation, and all such future obligations and liabilities shall automatically cease and terminate and be of no further force or effect; provided, however, that nothing contained herein shall be deemed to relieve the former General Partner of any obligations or liabilities (i) arising prior to such Transfer, conversion or other cessation or (ii) resulting from a dissolution of the Partnership caused by the act of the General Partner to the extent liability is imposed upon the General Partner by law or by the provisions of this Partnership Agreement.
SECTION 3.16    Successor General Partner. A Person shall be admitted as a General Partner upon a 75% Limited Partner Consent and only if the following terms and conditions are satisfied:
(a)the Person shall have accepted and agreed to be bound by all the terms and provisions of this Partnership Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner;
(b)a certificate evidencing the admission of such Person as a General Partner shall have been filed in accordance with the Act;
(c)if the successor General Partner is a corporation, it shall have provided counsel for the Partnership with a certified copy of a resolution of its board of directors and, if required, the consent of the shareholders, authorizing it to become a General Partner;
(d)if the successor General Partner is not a corporation but is a partnership, limited liability company or other entity, it shall provide counsel for the Partnership with a certified

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copy of its organizational documents, together with certified copies of any actions authorizing it to become a General Partner;
(e)with respect to an admission in connection with a Transfer of the General Partner’s interest, counsel for the Partnership shall have rendered an opinion that such Transfer will result in a continuation of the Partnership as a non-publicly-traded partnership for U.S. federal income tax purposes;
(f)the successor General Partner shall have assumed all of the obligations and liabilities of the former General Partner, arising from and after the date of such admission, under each side letter and other written agreement entered into by the former General Partner for the benefit of the Partnership and the former General Partner shall have been released from all of such obligations and liabilities, in each case, in accordance with the terms of the applicable agreement, and, with respect to an admission in connection with a removal of the general partner of the Partnership, the successor General Partner (or its Affiliate) shall have assumed all of the obligations and liabilities of all Affiliates of the removed General Partner, arising from and after the date of such admission, under each side letter and other written agreement entered into by such Persons for the benefit of the Partnership and all Affiliates of the former General Partner shall have been released from all of such obligations and liabilities, in each case, in accordance with the terms of the applicable agreement; and
(g)with respect to an admission in connection with a removal of the general partner of the Partnership, the name of the Partnership shall have been changed so that it does not include the word “CIM” or any variation thereof, including any name to which the name of the Partnership may have been changed prior to the removal election, such change of name shall have been reflected in an amendment to this Partnership Agreement, and a certificate evidencing such change of name shall have been filed in accordance with the Act.
The former General Partner shall reasonably cooperate to facilitate the substitution of the successor General Partner and shall be reimbursed for its reasonable costs and expenses relating thereto.
ARTICLE IV
COMMITMENTS; CAPITAL CONTRIBUTIONS AND ALLOCATIONS
SECTION 4.01    Commitments; Capital Contributions; Admission of New Limited Partners.
(a)The General Partner, in its discretion and without the consent of any Limited Partner, may accept, in whole or in part, subscriptions for Units from Persons (each, a “Commitment”), upon execution of a Subscription Agreement or, in the case of an additional Commitment, an addendum thereto, on the Initial Closing and at one or more subsequent closings (each, a “Subsequent Closing”) on such later dates as the General Partner, in its discretion, may determine. Commitments may be accepted or rejected in whole or in part by the General Partner in its discretion. To the extent an existing Limited Partner (including a Feeder Fund) increases its existing Commitment at one or more Subsequent Closings, any such increase shall be treated,

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except as provided in Section 8.01, as a separate Commitment for the purposes of this Partnership Agreement.
(b)Except as expressly set forth herein, no Partner shall be entitled to any return of capital, interest or compensation by reason of its Commitment or by reason of serving as a Partner.
(c)Upon execution of the Subscription Agreement, a new Limited Partner may, with the consent of the General Partner and without the approval of any Limited Partner, be admitted to the Partnership. Each new Partner or transferee shall be admitted as a Partner upon the execution by or on behalf of it of an agreement pursuant to which it becomes bound by the terms of this Partnership Agreement and acceptance of such agreement by the General Partner. Admission of a new Limited Partner shall not cause dissolution of the Partnership. Except as expressly contemplated in this Partnership Agreement, any Limited Partner (including each Feeder Fund) may be treated as two or more Limited Partners as agreed between such Limited Partner and the General Partner (and such Limited Partner’s Units will be divided accordingly pursuant to Section 4.02(e)).
(d)On or prior to the second (2nd) anniversary of the Initial Closing, the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals shall commit to the Fund and/or any Intermediate Entity or other subsidiary of the Partnership an aggregate amount at least equal to the Initial CIM Investment. Any such Commitment of the General Partner or such Limited Partners at the level of the Partnership shall be treated in the same way as any other Commitment of the other Limited Partners that are not Affiliates of the General Partner; provided, that (i) such Commitment shall not bear the Incentive Allocation and shall not be required to, but may pay, Management Fees in accordance with Section 5.07(f) and Section 8.01(e), respectively, and (ii) any Capital Contributions by the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals shall be in cash and shall be subject to the Lock-Up Period. After the fourth (4th) anniversary of the Initial Closing until dissolution of the Partnership, the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals shall maintain a minimum aggregate investment in the Fund and/or any Intermediate Entity or other subsidiary of the Partnership equal to the lesser of (x) 0.5% of the sum of the Net Asset Value plus aggregate Undrawn Commitments and (y) $10 million at any time (the “Maintenance CIM Investment”). The Maintenance CIM Investment will be tested as of the end of each Fiscal Quarter, and any shortfall shall be cured by increasing the aggregate capital commitments and/or Capital Contributions to the Fund and/or any Intermediate Entity or other subsidiary of the Partnership of the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals on or before the last day of the succeeding Fiscal Quarter, as applicable.
SECTION 4.02    Capital Contributions.
(a)Each Limited Partner may be required on or soon after such Partner’s admission to the Partnership (or the admission of a Related Fund Investor to a Feeder Fund) to make a Capital Contribution to the Partnership with respect to its Commitment (including to fund Partnership Expenses (including the payment of Management Fees), Organizational Expenses,

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Investments, Initial Investments and/or for the purpose of being held as cash-on-hand (including any Temporary Investments) pending deployment for any of the foregoing or for such purpose as permitted pursuant to this Partnership Agreement) in an amount specified in a written drawdown notice (a “Payment Notice”) delivered by the General Partner at least three (3) Business Days prior to the date such Capital Contribution is due (the “Payment Date”). Thereafter, each Limited Partner shall generally make Capital Contributions, at the discretion of the General Partner, in such amount specified in a Payment Notice delivered by the General Partner at least ten (10) Business Days prior to such date up to the amount of such Limited Partner’s Undrawn Commitment. In connection with each Capital Contribution due on or around a Fiscal Quarter-end, a Partner shall be issued Units based on the Net Asset Value as of such Fiscal Quarter-end (as adjusted for any amortization of Organizational Expenses). Notwithstanding the foregoing, (i) if a Partner makes a Capital Contribution on a date other than on or around the first calendar day of a Fiscal Quarter or on around the last calendar day of a Fiscal Quarter, such Capital Contribution shall generate the Fixed Return to such Partner’s Units from the date of contribution until the next date on which the Net Asset Value is determined (generally the last calendar day of the Fiscal Quarter in which such Capital Contribution occurred) and such Partner will not participate in any other profit or loss with respect to such Capital Contributions (other than paying Management Fees generated by such Capital Contributions) until the following Fiscal Quarter; provided, that the foregoing shall exclude any such Capital Contributions made during the Partnership’s first Fiscal Quarter.
(b)Subject to legal, tax, regulatory and other similar considerations, all calls for capital from Limited Partners shall be made pursuant to a Payment Notice and, unless otherwise determined in the General Partner’s discretion, Capital Contributions will be drawn first from all Partners admitted on the same Closing Date pro rata, and 100% of such Partners’ Commitments will be funded prior to calling capital from Partners admitted on subsequent Closing Dates. No Limited Partner shall be required to make a Capital Contribution to the Partnership on any date pursuant to this Section 4.02 in an amount greater than such Limited Partner’s Undrawn Commitment as of such date.
(c)Notwithstanding the foregoing, the General Partner shall not be required to call capital from any Limited Partner (or group of Limited Partners) if the General Partner determines that doing so may jeopardize any REIT Subsidiary’s qualification as a REIT under the Code or as a Domestically-Controlled REIT.
(d)Unless otherwise agreed to by the General Partner in its discretion, Capital Contributions to the Partnership, any Feeder Fund or any Alternative Vehicle must be made in U.S. Dollars by wire transfer of immediately available funds on or prior to the applicable Payment Date.
(e)The General Partner is authorized to issue fractional Units, and to effect the split, subdivision, combination or reclassification of Units, including in order to provide that the Net Asset Value attributable to each Unit is consistent among all outstanding Units; provided, that the proportionate interest of each Partner in the Partnership shall not be changed by any such split, subdivision, combination or reclassification. A fractional Unit shall carry proportionately all of the rights and obligations of a full Unit, including rights and obligations with respect to receipt of distributions, redemption of Units and liquidation of the Partnership.

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(i)No Units shall be deemed issued by the Partnership to a Partner until they are paid for, but all issued Units shall be deemed to be issued as of the last day of the Fiscal Quarter in which the Payment Date occurs or other date payment with respect thereto is due, unless otherwise reasonably determined by the General Partner in its discretion. When issued pursuant to and in accordance with this Partnership Agreement, Units shall be fully paid and non-assessable. Each issued and outstanding Unit shall be entitled to receive allocations pursuant to this Article IV and distributions pursuant to Article V from, and including, the date on which such Unit is issued until, and including, the date on which such Unit is redeemed.
(ii)The General Partner shall maintain Unit ledger records of the Partnership, which shall record: (A) the name of each Partner, (B) the address of such Partner, (C) the number of Units held by such Partner and (D) any Undrawn Commitment of such Partner (the “Unit Ledger Records”). Certificates evidencing Units may be issued in the discretion of the General Partner. The Unit Ledger Records shall be revised from time to time as appropriate to reflect changes pursuant to the provisions hereof. The Unit Ledger Records of the Partnership as kept by the General Partner or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Partners, the number of Units held from time to time by each such Partner and the Undrawn Commitment of such Partner. The General Partner may, from time to time, close the Unit Ledger Records or establish record dates and times for the purposes of determining the holders of Units entitled to be treated as Partners.
(f)Notwithstanding anything herein to the contrary, Capital Contributions made by a Feeder Fund with respect to each Related Fund Investor therein shall be treated as separate Capital Contributions for all purposes hereunder.
(g)If a Limited Partner fails to pay a Capital Contribution when due, and such failure continues for five (5) Business Days after delivery by the General Partner on behalf of the Partnership to such Limited Partner of a written notice of such failure, then the General Partner, in its discretion, may declare such Limited Partner to be in default (a “Defaulting Limited Partner”). A Defaulting Limited Partner shall have no voting rights with respect to its Units, and the General Partner may in its discretion cause the forfeiture of up 75% of such Defaulting Limited Partner’s Units and/or the cancellation of such Defaulting Limited Partner’s Undrawn Commitment. The General Partner, in its discretion, may waive any remedy with respect to any Defaulting Limited Partner. No right, power or remedy conferred upon the General Partner in this Section 4.02(g) shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Section 4.02(g) or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the General Partner and any Defaulting Limited Partner and no delay in exercising any right, power or remedy conferred in this Section 4.02(g) or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the General Partner may in its discretion institute a lawsuit against any Defaulting Limited Partner for specific performance of its obligations to make Capital Contributions and to collect any overdue amounts hereunder. The General Partner shall have full authority to interpret in its discretion the remaining provisions of this Section 4.02 to give effect to the intent of the preceding sentence. Each Limited Partner acknowledges by its execution hereof

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that it has been admitted to the Partnership in reliance upon its agreements under this Partnership Agreement, that the General Partner and the Partnership may have no adequate remedy at law for a breach hereof and that damages resulting from a breach hereof may be impossible to ascertain at the time hereof or of such breach.
(h)In the event of a Defaulting Limited Partner, the General Partner may require all of the non-defaulting Partners to increase their Capital Contributions by an aggregate amount equal to the Capital Contribution on which the Defaulting Limited Partner defaulted; provided, that no Partner will be required to fund amounts in excess of its Undrawn Commitment. If the General Partner elects to require such an increase, the General Partner shall deliver to each non-defaulting Partner written notice of such default as promptly as practicable after its occurrence and, thereafter, with respect to each Investment, the General Partner shall as promptly as practicable deliver to each such non-defaulting Partner a Payment Notice in respect of the Capital Contribution which the Defaulting Limited Partner failed to make. Subject to the proviso set forth above in this Section 4.02(h), such Payment Notice shall (i) call for a Capital Contribution by each such non-defaulting Partner in an amount allocated in accordance with this Section 4.02(h) and (ii) specify a Payment Date for such Capital Contribution, which date shall be at least three (3) calendar days from the date of delivery of such Payment Notice by the General Partner. If any Partner is not required to make a Capital Contribution in accordance with this Section 4.02(h) because such Capital Contribution would be in excess of such Partner’s Undrawn Commitment, then, subject to the provisions set forth in this Section 4.02(h), the General Partner shall send to each other Partner not subject to the constraint above and otherwise able to participate in such Investment a Payment Notice providing the amount of any additional Capital Contribution which such other Partner shall be required to make as a result of such excess not being funded by the Defaulting Limited Partner, which amount shall bear the same ratio to the aggregate of the additional amounts payable by all such other Partners as such other Partner’s Undrawn Commitment bears to the Undrawn Commitments of all such other Partners. The provisions of this Section 4.02(h) shall operate successively until either all Partners able to participate in such Investment are subject to the constraint set forth above or the full amount of Capital Contribution of the Defaulting Limited Partner has been provided for.
(i)If a Limited Partner delivers a written opinion of counsel (which counsel and opinion shall be reasonably satisfactory to the General Partner) to the General Partner to the effect that the payment by such Limited Partner of all or any part of any Capital Contribution would be illegal by reason of any act, order or regulation (other than acts, orders or regulations relating to bankruptcy, reorganization, insolvency or similar proceedings) with respect to its investment in the Partnership, such Limited Partner shall not become a Defaulting Limited Partner for purposes of Section 4.02(g) to the extent and during the time such Limited Partner is so affected and for the purposes of this Partnership Agreement; provided, that such unpaid Capital Contribution shall become payable no later than ten (10) calendar days after the date such act, order or regulation is no longer effective, together with interest on such unpaid Capital Contribution at the Partnership’s cost of borrowing incurred during such period as determined by the General Partner in its discretion; and provided, further, that if on the day three (3) months after such date such Capital Contribution was initially due all amounts due to such date have not been paid, such Limited Partner, at the election of the General Partner in its discretion, shall not be entitled to make any further Capital Contributions and such Limited Partner’s Undrawn Commitment shall be treated thereafter for all purposes hereunder as having been reduced to zero.

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SECTION 4.03    Capital Accounts.
(a)The Partnership shall establish for each Partner a capital account for partnership accounting purposes (“Capital Account”) relating to the Units held by such Partner. Each Capital Contribution of a Partner shall be credited to the Capital Account of such Partner on the date such contribution of capital is paid to the Partnership. In addition, each Partner’s Capital Account shall be (i) credited with (A) such Partner’s allocable share of any Net Income of the Partnership and (B) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (ii) debited with (A) distributions to such Partner of cash or the fair market value of other property, (B) such Partner’s allocable share of Net Loss of the Partnership and (C) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (iii) otherwise maintained in accordance with the provisions of the Code. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code or otherwise under this Partnership Agreement shall be so reflected. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Partner’s interest in the Partnership. Notwithstanding anything herein to the contrary, Capital Accounts may be adjusted by the General Partner, in its discretion, to the extent necessary to reflect any amortization of Organizational Expenses. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Partnership Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in section 704(b) of the Code.
SECTION 4.04    Allocations of Net Income and Losses.
(a)Net Income (Loss) of the Partnership for each Fiscal Year (or other applicable accounting period) shall be allocated among the Capital Accounts of the Partners in a manner that as closely as possible gives economic effect to the provisions of Article V (including Section 5.07), Section 6.02 and other relevant provisions hereof. Notwithstanding anything herein to the contrary, allocations of Net Income (Loss) of the Partnership may be adjusted by the General Partner, in its discretion, to the extent necessary to reflect any amortization of Organizational Expenses.
(b)Notwithstanding any other provision of this Partnership Agreement:
(i)Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Partnership taxable year, the Partners shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This Section 4.04(b)(i) is intended to comply with the minimum gain chargeback requirements in such Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

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(ii)Qualified Income Offset. If any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit Adjusted Capital Account Balance created by such adjustments, allocations or distributions as promptly as possible; provided, that an allocation pursuant to this Section 4.04(b)(ii) shall be made only to the extent that a Partner would have a deficit Adjusted Capital Account Balance in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.04(b)(ii) were not in this Partnership Agreement. This Section 4.04(b)(ii) is intended to comply with the “qualified income offset” requirement of the Code and shall be interpreted consistently therewith.
(iii)Gross Income Allocation. If one or more Partners has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount each such Partner is obligated to restore, if any, pursuant to any provision of this Partnership Agreement and (ii) the amount each such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible (in proportion to the amount of such deficit); provided, that an allocation pursuant to this Section 4.04(b)(iii) shall be made only if and to the extent that a Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.04(b)(ii) and this Section 4.04(b)(iii) were not in this Partnership Agreement.
(iv)Payee Allocation. If any payment to any person that is treated by the Partnership as the payment of an expense is recharacterized by a taxing authority as a Partnership distribution to the payee as a partner, such payee shall be specially allocated, in the manner determined by the General Partner, an amount of Partnership gross income and gain as quickly as possible equal to the amount of the distribution.
(v)Nonrecourse Deductions. Nonrecourse Deductions shall be allocated pro rata based on the number of Units held by each Partner.
(vi)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Partner who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(j).
(vii)Management Fees. Management Fees shall be allocated to the Partners in accordance with Section 8.01(a) and Section 8.01(e) in accordance with the manner in which the Partners bear Management Fees.
(viii)Any special allocations of income or gain pursuant to Section 4.04(b)(ii) or Section 4.04(b)(iii) hereof shall be taken into account in computing subsequent allocations pursuant to Section 4.04(a) and this Section 4.04(b)(viii), so that the net amount of any items so allocated and all other items allocated to each Partner shall,

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to the extent possible, be equal to the net amount that would have been allocated to each Partner if such allocations pursuant to Section 4.04(b)(ii) or Section 4.04(b)(iii) had not occurred.
SECTION 4.05    Tax Allocations.
(a)All items of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners for federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Partners pursuant to this Partnership Agreement in the manner determined by the General Partner, except as may otherwise be provided herein or by the Code. The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its discretion.
(b)Notwithstanding the foregoing, the General Partner shall be entitled, in its discretion, to specially allocate items of income and gain (or loss and deduction) to Partners who withdraw all or a portion of their capital during any fiscal year in a manner designed to ensure that each withdrawing Partner is allocated income or gain (or loss or deduction) in an amount equal to the difference between that Partner’s capital account balance (or portion thereof being withdrawn) at the time of the withdrawal and the tax basis for his or her or its interest in the Partnership at that time (or proportionate amount thereof), determined, in all cases, (x) with respect to deemed distributions and contributions under Section 752 of the Code, (y) without regard to any adjustments that have been made to the tax basis of the redeeming Partner’s interest as a result of any Transfers or assignment of its interest prior to the redemption (other than the original issue of the interests), including by reason of death.
SECTION 4.06    Changes of Interest. To determine possible varying interests of Partners during a taxable year, the Partnership may use any method allowable under the Code and deemed advisable by the General Partner. In the event of any transfer of any Unit in the Partnership in accordance with the terms of this Partnership Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Unit.
SECTION 4.07    Valuations. Unless otherwise provided herein, for the purpose of determining the Net Asset Value, which shall be calculated at least quarterly (or more frequently, as determined by the General Partner in its discretion), (i) each Investment will be initially valued, upon acquisition, at cost as of the end of the Fiscal Quarter in which such Investment is acquired by the Partnership and, thereafter, will be valued on a quarterly basis by the General Partner and (ii) all other assets of the Partnership will generally be valued at, and have an appraised value equal to, cost. In addition to the valuations performed by the General Partner, the Partnership shall engage a third-party valuation advisor selected by the General Partner (the “Valuation Advisor”) to review the value and debt of all assets at least annually on a rolling basis, with the intent being that approximately 25% of the Investments will be independently valued each Fiscal Quarter.
SECTION 4.08    Liabilities; Reserves. Liabilities of the Partnership shall be determined in accordance with GAAP applied on a consistent basis. The General Partner in its discretion may establish holdbacks and reserves for estimated expenses, liabilities and

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contingencies relating to the Partnership (even if not otherwise required by GAAP and without duplicating any expenses paid or holdbacks or reserves established by any other Fund entity), which holdbacks or reserves shall be charged and accrued against the Net Asset Value, in proportion to each Partner’s Percentage Interest in the Partnership, in any amounts that the General Partner deems necessary or advisable in its discretion, including as described in Section 3.03(a), for so long as such expense, liability or contingency, or portion thereof, remains outstanding (and in a manner consistent with GAAP). It is understood that such liabilities, holdbacks or reserves may reduce the amount otherwise available for distribution to the Partners upon any partial or total redemption of a Partner’s Units by an amount equal to the proportionate share then charged and accrued (and not subsequently paid or otherwise discharged) against such redeemed Units immediately prior to such redemption in accordance with the previous sentence; provided, however, that if any such liability, holdback or reserve is subsequently satisfied or no longer required, then the Net Asset Value shall be adjusted accordingly in the period that it is determined that such liability, holdback or reserve is satisfied or no longer required.
SECTION 4.09    Modification of Allocations. The allocations set forth in Sections 4.04 and 4.05 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article 4, the General Partner shall be authorized to make appropriate amendments to the allocations of items pursuant to this Partnership Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly items of income, gain, loss, deduction and credit to those Partners who bear the economic burden or benefit associated therewith, (iii) to otherwise cause the Partners to achieve the objectives underlying this Partnership Agreement as reasonably determined by the General Partner or (iv) to comply with any Regulations or other guidance under Section 1400Z-1 and Section 1400Z-2 of the Code or preserve the Partnership’s status as a QOF.
SECTION 4.10    Equitable Adjustments to Take Account of Certain Events. If the Code or applicable Treasury Regulations require a withholding or other adjustment to the Capital Account of a Partner or some other event occurs necessitating or justifying an equitable adjustment in a manner deemed fair and equitable as determined by the General Partner, the General Partner shall make such adjustments in the determination and allocation among the Partners of Capital Accounts, Units, Incentive Allocation, Management Fees, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures, or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the General Partner shall be final and conclusive as to all of the Partners.
ARTICLE V
DISTRIBUTIONS AND REDEMPTIONS
SECTION 5.01    Distributions. Except as provided in Sections 5.01, 5.02, 5.03 and 6.02, no Partner shall be entitled to receive distributions, withdraw any amount from the Partnership with respect to such Partner’s Units or redeem its Units in the Partnership.
(a)The Partnership may distribute Available Current Proceeds pro rata to the Partners in accordance with their Percentage Interests at such time and in such amounts, if any, as

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determined by the General Partner in its discretion, including that the General Partner may elect not to make a distribution and instead use such amounts for other purposes permitted hereunder as provided in Section 5.02. Notwithstanding anything herein to the contrary, distributions may be adjusted by the General Partner, in its discretion, to the extent necessary to reflect any amortization of Organizational Expenses.
(b)Any distributions shall be made in cash and/or in-kind, as determined by the General Partner in its reasonable discretion and shall be made pro rata to the Partners in accordance with their Percentage Interests. Distributions shall be made in U.S. dollars by wire transfer to the account specified for such Partner in the records of the Partnership. Distributions consisting of both cash and in-kind shall be made, to the extent practicable, in pro rata portions of cash and in-kind as to each Partner receiving such distributions.
SECTION 5.02    Reinvestment. The General Partner may elect not to make any distribution of Available Current Proceeds and instead reinvest and use Available Current Proceeds for any other purposes contemplated by this Partnership Agreement (including to withhold from distribution any amounts necessary to repay borrowings under Section 3.03, pay Partnership Expenses (including Management Fees), establish reserves under Section 4.08 or to fulfill redemptions with respect to Units under Section 5.03 and Section 5.04 or maximize benefits under the QOF statute). The amount of any Available Current Proceeds from Investments that is reinvested in the Partnership on behalf of a Limited Partner shall not reduce such Limited Partner’s Undrawn Commitment.
SECTION 5.03    Redemptions.
(a)Subject to the other terms of this Partnership Agreement, commencing upon the expiration of the Lock-Up Period with respect to each Commitment of a Limited Partner, except as otherwise agreed by the General Partner in its discretion, a Limited Partner may, as expressly set forth below, request a partial or total redemption of its Units attributable to such Commitment, as of the earliest of the March 31, June 30, September 30 or December 31 following the date such Lock-Up Period expires and on any March 31, June 30, September 30 or December 31 thereafter, or on such earlier date and on such other terms as may be determined by the General Partner in its discretion (each, a “Redemption Date”), by providing, in each instance, prior written notice to the General Partner (which notice requirement may be waived in whole or in part at the discretion of the General Partner) no later than the last calendar day of the Fiscal Quarter immediately preceding the applicable Redemption Date in accordance with the following chart; provided, that if any date set forth below does not fall on a Business Day, then the deadline for the redemption notice shall be the immediately next Business Day:

Fiscal Quarter-End Redemption Date	Deadline for Timely Redemption Notice

March 31	December 31 of the immediately preceding Fiscal Year

June 30	March 31 of the same Fiscal Year

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September 30	June 30 of the same Fiscal Year

December 31	September 30 of the same Fiscal Year

A partial redemption of any Units by a Limited Partner shall be permitted only in an amount equal to or greater than $500,000 (and in increments of $500,000 in excess thereof) and no partial redemption of a Limited Partner’s Units shall be made unless the value of such Limited Partner’s remaining Units (including any Units purchased in connection with any other Capital Contribution) is at least $500,000, except, in each case, that such minimum and incremental requirements may be waived by the General Partner in its discretion.
(b)With respect to redemption requests that comply with Section 5.03(a) above, subject to the other terms of this Partnership Agreement, the Partnership shall redeem Units at the Net Asset Value allocable to such Units as calculated as of the close of business on the applicable Redemption Date and reduced by an amount equal to any Incentive Allocation calculated and allocated to the General Partner or its Affiliate or other designee with respect to such Units through the applicable Redemption Date (the “Redemption Price”) only to the extent the Partnership has sufficient cash available as of the applicable Redemption Date to honor redemption requests, as determined in the discretion of the General Partner. It is understood and agreed that the Partnership and/or any Alternative Vehicle or any of their respective subsidiaries will not be required to sell any property or assets, borrow funds, cease making investments, cease or reduce distributions of Available Current Proceeds, reduce reserves or jeopardize the status of any REIT Subsidiaries as a REIT or a Domestically-Controlled REIT in order to satisfy any redemption request. Except as provided below, the General Partner will distribute (x) within thirty (30) calendar days after the applicable Redemption Date, an amount equal to at 90% of the Redemption Price net of the redeeming Partner’s share of Management Fees and its pro rata share of any Partnership Expenses, estimated withholding taxes, holdbacks and reserves for estimated accrued expenses (including Management Fees), pending or anticipated liabilities, acquisition claims and contingencies of, or relating to, the Partnership established pursuant to Section 4.08 or Section 3.03 (without interest) and (y) within ten (10) Business Days following the completion and release of the Partnership’s quarterly unaudited financial statements with respect to such Redemption Date, the remainder of the Redemption Price, subject to any audit adjustments. To the extent that a valuation adjustment with respect to any Redemption Price is identified pursuant to an annual audit of the Partnership’s financial statements, the General Partner shall identify the Fiscal Quarter in which such value adjustment occurred and shall adjust the Redemption Price of the affected Limited Partners who redeemed and received distributions in respect of such redemption in such Fiscal Year. Notwithstanding the foregoing, if sufficient cash is not available to meet all redemption requests as of a given Redemption Date, as determined by the General Partner in its discretion, and subject to effecting any other redemptions the General Partner determines in its discretion should be made on such Redemption Date, the Partnership shall distribute redemption proceeds in respect of the Redemption Price attributable to the Units of all Limited Partners that have requested a redemption out of available cash on a pro rata basis (based on the number of outstanding Units held by each redeeming Limited Partner). To the extent that redemption requests with respect to less than the requested amount of a Limited Partner’s Units to be redeemed are met, such Limited Partner shall be deemed to have made a redemption request

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with respect to the next scheduled Redemption Date (at the Net Asset Value attributable to such Units on such subsequent Redemption Date), and such Limited Partner’s Units shall be fully redeemed, subject to the foregoing limitation on available cash, prior to the redemption of Units attributable to any other Limited Partners that initially requested to be redeemed at a subsequent Redemption Date unless the Limited Partner indicates that such Limited Partner is no longer seeking a redemption of Units at least sixty (60) calendar days prior to the next Redemption Date and the General Partner determines, in its discretion, after consultation with a tax advisor, to permit a revocation of such prior redemption request. Any portion of the related Redemption Price that is not distributed on such Redemption Date due to limitations on available cash will remain invested in, and participate in the profits and losses of, the Partnership and be distributed (as adjusted for profits and losses of the Partnership, and less Partnership Expenses (including Management Fees)) in accordance with the procedures set forth in this Section 5.03 as of the next Redemption Date(s) (to the extent that the original redemption request was not revoked) as of which the General Partner, in its discretion, determines that cash is available for distribution. It is understood that available cash for redemptions may only be as a result of additional Commitments, and if so, it is possible that redemptions will not be satisfied for an extended period of time.
(c)If a Limited Partner only redeems a portion of its Units, such Limited Partner’s Units (and Capital Contributions relating thereto) shall be deemed divided between the portion of the Units being redeemed and the portion of Units it continues to hold after giving effect to such redemption for all purposes hereof.
(d)Notwithstanding any of the foregoing, the General Partner may, in its discretion, limit or suspend redemptions, payment(s) of redemption proceeds and/or the determination of the Partnership’s Net Asset Value, fully or partially, for any of the following reasons, among others:
(i)during any period when a redemption would result in violation of any agreement, law, regulation or policy applicable to the Partnership, the General Partner, the Manager or any of their respective Affiliates;
(ii)during any period when a redemption would result in adverse tax implications to the Fund;
(iii)if the General Partner has determined in its discretion that a redemption and/or payments(s) of redemption proceeds, fully or partially, could result in assets of the Partnership being deemed to constitute “plan assets” of any plan, account or arrangement for purposes of ERISA, Section 4975 of the Code or any applicable Similar Law, whether or not the withdrawing Limited Partner is subject to ERISA, the Code or any Similar Law;
(iv)during any period in which a redemption would cause a breach or default under any covenant in any agreement entered into by the Partnership for borrowing;
(v)if a redemption would jeopardize the status of any REIT Subsidiary as a REIT or a Domestically Controlled REIT; or
(vi)upon the dissolution of the Partnership pursuant to Section 6.01

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Upon the determination by the General Partner in its reasonable discretion that all of the condition(s) and/or event(s) giving rise to the limitation or suspension described above no longer apply, redemption rights shall be promptly reinstated, and any pending redemption requests pursuant to Section 5.03(a) shall be honored as of the end of the Fiscal Quarter following such determination and subject to the conditions set forth in Section 5.03(a).
(e)The General Partner may deduct the Partnership’s redemption processing expenses from any redemption proceeds due to a Limited Partner pursuant to this Section 5.03. Any such charge shall be retained by the Partnership for the benefit of the other Limited Partners. Except as permitted in Section 5.03(c), a Limited Partner shall not be permitted to revoke any redemption request unless permitted (in whole or in part) by the express consent of the General Partner in its discretion. In the event of any such revocation of a redemption request to which the General Partner has consented, any transaction costs with respect to such anticipated redemption incurred by the Partnership or the General Partner may be charged to such Limited Partner in the General Partner’s discretion.
(f)Notwithstanding the foregoing, before or simultaneous with any redemption, withdrawal or exercise of any right to cease funding by a Limited Partner, such Limited Partner shall be obligated to pay in full any amounts owing (or to be owed in connection therewith) under any borrowings, guarantees or other credit support obligations incurred pursuant to Section 3.03 to the extent such amounts have not already been charged against and reduced the amount to be redeemed by such Limited Partner in connection with the calculation of Net Asset Value in accordance with this Section 5.03.
(g)The interest of a Limited Partner who requests the redemption of its Units pursuant to this Section 5.03 shall not, to the extent of its Units requested to be redeemed, be included in calculating the aggregate Units in the Partnership of the Limited Partners required to take any action under this Partnership Agreement.
(h)Subject to Section 4.01(d), the General Partner or its Affiliates may make a partial or total redemption of their Units attributable to Management Fees or Incentive Allocations without notice to the Limited Partners at any time in their discretion.
SECTION 5.04    Required Redemption of Limited Partners. The General Partner, in its discretion, may require a Limited Partner to redeem all or any portion of its Units and withdraw from the Partnership at any time if (i) in the discretion of the General Partner based upon advice of counsel to the Partnership, (x) the assets of the Partnership would be reasonably likely to be characterized as plan assets for purposes of ERISA, Section 4975 of the Code or any Similar Law, whether or not such Limited Partner is subject to ERISA, the Code or Similar Law or (y) the Partnership or any Partner is reasonably likely to be subject to any requirement to register under the Investment Company Act, (ii) in the discretion of the General Partner, (x) a significant delay, extraordinary expense or material adverse effect on the Partnership or any of its Affiliates, any Person in which the Partnership holds Investments, any Partner or any prospective investment is reasonably likely to result without such redemption, (y) a material violation of any law, rule, regulation or policy is otherwise likely to result or (z) the contractual rights of such Limited Partner would be materially and adversely affected by an amendment adopted pursuant to Section 9.03(c) or (iii) following the OZ Period, the General Partner determines, in its discretion, to cause the

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Partnership (directly or through an Alternative Vehicle) to pursue investment opportunities in real estate, real estate portfolios, infrastructure assets, mortgages and similar businesses or assets that do not qualify as assets eligible to be owned by a QOF. Notwithstanding anything herein to the contrary, the General Partner may determine, in its discretion, whether to require a Limited Partner redeeming its Unit(s) pursuant to this Section 5.04 to redeem such Unit(s) immediately (or at such time specified by the General Partner) or to redeem with the same effect as a request for redemption by a Limited Partner given pursuant to Section 5.03, or any combination thereof. Any redemptions pursuant to this Section 5.04, including payment of the associated Redemption Price, will be effected in accordance with Section 5.03, except that such required redemptions may be effected on any date other than the last day of a Fiscal Quarter and prior to any voluntary redemptions on any Redemption Date to the extent there is insufficient available cash to redeem both the Limited Partners requesting a voluntary redemption pursuant to Section 5.03 and the Limited Partners subject to such required redemptions pursuant to this Section 5.04 on such Redemption Date.
SECTION 5.05    Death, Disability, etc. of Limited Partners. The death, disability, incapacity, adjudication of incompetency, termination, Bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership. The legal representatives of a Limited Partner shall succeed as assignee to the Limited Partner’s Units upon the death, disability, incapacity, adjudication of incompetency, termination, Bankruptcy, insolvency or dissolution of a Limited Partner, but shall not be admitted as a substitute Partner without the consent of the General Partner, which consent may be given or withheld in its discretion. In the event of death, disability, incapacity, adjudication of incompetency, termination, Bankruptcy, insolvency or dissolution of a Limited Partner, the Units held by such Limited Partner shall continue at the risk of the Partnership’s business until the effective date of the redemption of such Limited Partner’s Units or the earlier termination of the Partnership.
SECTION 5.06    Limitations on Distributions or Redemption of Units. The right of any Partner or its legal representatives to receive distributions or have any of its Units redeemed by the Partnership is subject to (a) the limitations set forth in Section 5.03 and (b) the provision by the General Partner for all Partnership liabilities in accordance with Section 17-607 of the Partnership Act and other applicable law and for holdbacks and reserves for contingencies and estimated accrued expenses as provided in Section 4.08. The pro rata unused portion of any reserve shall be distributed to the Partners after the General Partner shall have determined that the need therefor shall have ceased. Upon dissolution of the Partnership in accordance with Section 6.01, redemptions will be suspended and no distributions will be made until the final distribution in accordance with Section 6.02.
SECTION 5.07    Incentive Allocation.
(a)At the end of any Incentive Allocation Period, the General Partner, an Affiliate thereof or other designee of the General Partner shall be allocated and, subject to Section 5.07(d), paid as a distribution an incentive allocation (“Incentive Allocation”) with respect to each Commitment of a Limited Partner, and the aggregate Units issued in respect of the aggregate Capital Contribution made in respect of such Commitment, in an amount equal to the following:

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(i)If a Limited Partner’s Performance Amount through the last day of such Incentive Allocation Period exceeds the sum of (x) such Limited Partner’s Loss Recovery Amount, if any, and (y) the Hurdle Amount for such Incentive Allocation Period:
(A)First, the General Partner shall be allocated and distributed 80% of such excess amount and such Limited Partner shall be allocated 20% of such excess amount until the General Partner has received an amount equal to 20% of the sum of (I) the Hurdle Amount for such Incentive Allocation Period and (II) the amounts allocated and distributed to the General Partner and the Limited Partner pursuant to this subclause (A); and
(B)Thereafter, the General Partner shall be allocated and distributed 20% of any remaining excess amount.
(ii)Alternatively, the General Partner may, in its discretion, determine to have the Incentive Allocation paid, in full or in part, as a fee to an Affiliate thereof or other designee, without duplication, rather than as an allocation.
(b)Notwithstanding the foregoing, the General Partner may, in its discretion, allocate and distribute the Incentive Allocation at the time of any current distribution to a Limited Partner or any Liquidity Event, in each case, to the extent such Limited Partner’s Performance Amount (taking into account only the aggregate amount of distribution proceeds distributed to such Limited Partner or the aggregate amount of Units of such Limited Partner affected by such Liquidity Event over the applicable Incentive Allocation Period) exceeds the sum of (x) the Loss Recovery Amount, if any, and (y) the Hurdle Amount.
(c)Each Limited Partner shall bear its share of the Incentive Allocation directly through its ownership of Units and each Feeder Limited Partner shall bear its share of the Incentive Allocation indirectly through its ownership of Feeder Fund Units. For purposes of calculating the Incentive Allocation, each Commitment of a Limited Partner shall be treated separately for purposes of calculating the Incentive Allocation.
(d)At the end of each Incentive Allocation Period, the Incentive Allocation with respect to each Limited Partner shall be distributed to the General Partner, an Affiliate thereof or other designee, as applicable, in cash, reinvested in Units or allocated to the General Partner, an Affiliate thereof or other designee, as applicable, in the form of a combination of cash and Units, in the General Partner’s discretion. The number of Units held with respect to a Limited Partner may be reduced by a number of Units with an aggregate Net Asset Value (based upon the Net Asset Value per Unit as of the end of such Incentive Allocation Period) equal to the amount of such Incentive Allocation. To the extent that the General Partner elects to reinvest and not distribute any portion or all of such Incentive Allocation, the General Partner, its Affiliate or other designee, as applicable, shall be credited with Units with an aggregate Net Asset Value equal to the amount of the reinvested Incentive Allocation as of the end of such Incentive Allocation Period.

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(e)For the avoidance of doubt and notwithstanding the foregoing, the Incentive Allocation may be allocated at the level of the Partnership, at the level of any Intermediate Entity, at the level of any Feeder Fund or at the level of any subsidiary of the Partnership, in each case at the discretion of the General Partner.
(f)Units held by the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals may, to the extent determined by the General Partner in its discretion, not be subject to the Incentive Allocation provisions described above. The General Partner may, in its discretion, waive, reduce, calculate differently or defer allocation of all or any portion of the Incentive Allocation attributable to any Units of any other Limited Partner.
SECTION 5.08    Tax Advances.
(a)To the extent the Fund is required by law to withhold or to make tax payments (including interest and penalties thereon) on behalf of or with respect to any Partner (“Tax Advances”), the General Partner may withhold such amounts and make such tax payments as so required. All Tax Advances made on behalf of a Partner shall, at the option of the General Partner, (i) be promptly paid to the Partnership by the Partner on whose behalf such Tax Advances were made or (ii) be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation or redemption otherwise payable to such Partner or Former Partner. Whenever the General Partner selects the option set forth in clause (ii) of the immediately preceding sentence for repayment of a Tax Advance by a Partner or Former Partner, for all other purposes of this Partnership Agreement such Partner or Former Partner shall be treated as having received all distributions unreduced by the amount of such Tax Advance. Each Partner and Former Partner agrees to indemnify and hold harmless the Fund and the General Partner and any member or officer of the General Partner from and against any liability with respect to Tax Advances required on behalf of or with respect to such Partner or Former Partner. Each Partner shall furnish the General Partner with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents, as well as such information, forms and certifications as are necessary with respect to any withholding taxes imposed by countries other than the United States and represents and warrants that the information and forms furnished by it shall be true and accurate in all respects. The amount of any taxes paid by or withheld from receipts of the Partnership (or any investment in which the Partnership invests that is treated as a flow-through entity for U.S. federal income tax purposes) allocable to a Partner from an Investment shall be deemed to have been distributed to each Partner to the extent that the payment or withholding of such taxes reduced distribution proceeds otherwise distributable to such Partner as provided herein. Notwithstanding the foregoing, any withholding under FATCA as a result of a Partner or Former Partner that is a “recalcitrant account holder” within the meaning of Section 1471(6)(d) of the Code or a “non-participating foreign financial institution” within the meaning of Regulation 1.1471-1(b)(82) shall be allocated to, and shall be treated as a distribution to, the Partner or Former Partner for whom such withholding relates. In the event the Partnership is liquidated and a liability is asserted against the General Partner and any member or officer of the General Partner for Tax Advances or other taxes of the Partnership, the General Partner shall have the right to be reimbursed for such Tax Advances or other taxes from the Limited Partner or Former

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Partner on whose behalf such Tax Advance was made or to whom such taxes relate. The obligations of a Limited Partner or Former Partner set forth in this Section 5.08(a) shall survive the redemption of any Limited Partner from the Partnership or any transfer of a Limited Partner’s Interest.
(b)Notwithstanding anything to the contrary herein, and solely at the General Partner’s discretion, the General Partner or an Affiliate thereof may receive tax distributions solely with respect to their Incentive Allocation (which, for the avoidance of doubt, may include tax distributions on income allocations with respect to Incentive Allocations made prior to receipt of such Incentive Allocations, if any). The amount of any such tax distributions will be determined by the General Partner, in its discretion, taking into account (i) the maximum combined United States, federal, state and local tax rate applicable to individuals resident in New York, New York or Los Angeles, California, whichever is higher, on the relevant type of income (for example ordinary income or net long-term capital gain), and the rate of tax imposed under Section 1411 of the Code, if applicable, provided that, for administrative convenience, it shall be assumed that no portion of any state and local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code remains applicable and (ii) the amounts thereof so allocated to the General Partner, its Affiliate or other designee, as applicable, with respect to such Incentive Allocations, and otherwise based on such assumptions and taking into account such matters as the General Partner determines to be appropriate. For the avoidance of doubt, tax distributions shall be determined without regard to the actual circumstances of any particular Person. Any such tax distribution will be treated as reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to the General Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to the General Partner.
SECTION 5.09    Liquidity Event.
(a)The General Partner may, in its discretion, determine to list or otherwise publicly offer all or a portion of the direct or indirect interests in the Partnership and/or any Feeder Fund or direct or indirect interests in one or more entities that has (or will have) an economic stake in all or a portion of the assets of the Fund (a “Liquidity Event”). Any Liquidity Event may be made on a number of exchanges (or no exchange) or other markets in the United States or any other jurisdiction. The Limited Partners hereby acknowledge that due to certain legal, tax, regulatory and/or other consideration, certain Partners may be unable to participate in a Liquidity Event. In order to facilitate a Liquidity Event, the General Partner shall have the ability, in its discretion, without Limited Partner Consent and pursuant to the power of attorney granted to the General Partner pursuant to Section 9.04, to:
(i)restructure and/or reorganize the Partnership, any Feeder Fund and/or any other Fund entity into one or more legal entities in the same or different jurisdiction;
(ii)transfer the assets of the Partnership, in whole or in part, to any other entity or entities for purposes of the Liquidity Event;

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(iii)create additional entities so that the listed security is issued by an entity or entities other than the Partnership or any other Fund entity;
(iv)(a) consent and agree, on behalf of the Partnership and all Limited Partners, to the restructuring or reorganization of any of the Managers in a different jurisdiction or jurisdiction and through one or more separate entities and/or (b) cause the Partnership (or any successor or additional entity) to enter into management arrangements with any Manager or any of their respective Affiliates;
(v)seek regulatory approval in any applicable jurisdictions in order to facilitate such Liquidity Event;
(vi)modify, amend or waive the terms of this Partnership Agreement and its successor agreements in order to comply with any applicable regulatory listing or other requirements;
(vii)modify, amend or waive this Partnership Agreement, the Management Agreement, the Memorandum and any other related documents to effectuate any of the foregoing and the Liquidity Event;
(viii)notwithstanding anything to the contrary herein, convert the Partnership into a corporation or entity treated as a corporation for applicable tax purposes; and
(ix)take any other action which the General Partner, in its discretion, determines to be reasonable or appropriate in order to implement a Liquidity Event, including any and all registrations with respect to the Fund and the Units.
(b)In connection with a Liquidity Event, the Management Fee and Incentive Allocation may be replaced by a compensation structure determined by the General Partner, in its discretion.
ARTICLE VI
DURATION AND TERMINATION OF THE PARTNERSHIP
SECTION 6.01    Duration. The Partnership shall continue until it is dissolved and subsequently terminated upon (a) a determination made by the General Partner at any time in its discretion, (b) the Bankruptcy, termination, dissolution or withdrawal of the General Partner, (c) the consent of a majority of the Limited Partners by number and a 75% Limited Partner Consent to dissolve the Partnership or (d) the entry of a decree of dissolution with respect to the Partnership. The redemption, death, disability, incapacity, adjudication of incompetency, termination, Bankruptcy, insolvency or dissolution of a Limited Partner shall not dissolve the Partnership.
SECTION 6.02    Termination. Upon dissolution of the Partnership, the Partnership shall be wound up and liquidated. The General Partner or, if such dissolution occurred pursuant to clause (d) of the first sentence of Section 6.01 and a liquidating trustee is appointed by a Limited Partner Consent to act as a liquidating trustee, such liquidating trustee shall liquidate all

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assets of the Partnership and shall make distributions out of Partnership assets in the following manner and order:
(a)first, to the payment of the expenses of the winding-up, liquidation and dissolution of the Partnership;
(b)second, to pay all creditors of the Partnership, other than Partners, either by the payment thereof or the making of reasonable provision therefor;
(c)third, to establish reserves, in amounts established by the General Partner or such liquidator, to meet other liabilities of the Partnership; and
(d)fourth, to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Partnership that are Partners, either by the payment thereof or the making of reasonable provision therefor.
The remaining proceeds, if any, plus any remaining assets of the Partnership, shall be applied and distributed in accordance with Sections 5.01 and 5.07 for the Fiscal Year during which the liquidation occurs, by the end of such Fiscal Year or, if later, within one hundred and twenty (120) calendar days after the date of such liquidation. For purposes of the application of this Section 6.02 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Partnership shall be treated as realized and recognized immediately before the date of distribution.
When the General Partner or such liquidating trustee has complied with the foregoing liquidation plan, the General Partner or such liquidator shall execute, acknowledge, and cause to be filed an instrument evidencing the cancellation of the Certificate, at which time the Partnership shall be terminated. For the avoidance of doubt, notwithstanding the occurrence of a dissolution event set forth in Section 6.01, the Partnership shall not terminate until (i) the affairs of the Partnership have been wound up in accordance with the Partnership Act and this Partnership Agreement, (ii) the assets of the Partnership have been distributed as provided in this Section 6.02, and (iii) an instrument evidencing the cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware. The provisions of this Partnership Agreement shall remain in full force and effect during the period of winding up until the instrument evidencing the cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.
SECTION 6.03    Restoration Obligation. No Partner shall have an obligation to restore a negative balance in its Capital Account.
ARTICLE VII
TAX RETURNS; REPORTS TO PARTNERS
SECTION 7.01    Books and Records of the Partnership.
(a)The books and records of the Partnership shall be (i) audited by an independent nationally recognized auditing firm selected by the General Partner as of the end of each Fiscal Year and, (ii) maintained in accordance with GAAP principles, with the exception that

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they will be on a fair value basis, applying the specialized accounting and reporting principles for investment companies in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 946 “Investment Companies” (ASC 946); provided that the General Partner may, but is not required to, cause the Partnership’s books of account to diverge from GAAP to cause Organizational Expenses or a portion thereof to be amortized as provided in Section 3.08(a)(i). In addition, so long as the Partnership is required to comply with Section 12 and Section 13 of the Exchange Act, the Partnership shall also prepare financial statements as of the end of each Fiscal Year and close of each Fiscal Quarter, in each case, on any basis required by and in conformity therewith, and such financial statements shall be audited (in the case of annual financial statements) and reviewed (in the case of quarterly financial statements) by an independent nationally recognized auditing firm selected by the General Partner.
(b)The books and records of the Partnership will be maintained for six (6) years (or such longer period required by applicable law) after termination of the Partnership.
SECTION 7.02    Filing of Tax Returns. The General Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, a U.S. federal information tax return in compliance with Section 6031 of the Code and any other returns that are required thereby together with any required non-U.S., state and local income tax and information returns for each tax year of the Partnership.
SECTION 7.03    Tax Matters.
(a)The Partnership Representative shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity. In such regard, the authority of the Partnership Representative shall include the authority to represent the Partnership before taxing authorities and courts in tax matters affecting the Partnership and the Partners in their capacity as such and the authority to make any election under the BBA Rules, including the election under Section 6226 of the Code, in connection with any Tax Contest.
(i)The Partnership Representative shall keep the Partners informed of any material tax contest. Any Partner (including any Former Partner) that is in dispute with any taxing authority in relation to a matter relating to the Partnership shall notify the Partnership Representative within thirty (30) days or as promptly as practicable thereafter following the occurrence of the dispute, and if the Partnership Representative reasonably determines that the matter is of material relevance to the tax position of the Partnership, such Partner shall consult in good faith with the Partnership Representative (or any advisor appointed by the General Partner for the purpose) as to how that dispute is to be handled. Any Partner (including any Former Partner) that enters into a settlement agreement with respect to any Partnership item shall notify the Partnership Representative of such settlement agreement and its terms within 30 days or as promptly as practicable thereafter following such agreement.
(ii)The General Partner shall notify each Limited Partner of the identity of the Partnership Representative if it designates a Person other than the General Partner to act as such. If the Partnership

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Representative is not the General Partner, the Partnership Representative shall consult with the General Partner as to how to conduct any material Tax Contest or whether to make any election under the BBA Rules, including the election under Section 6226 of the Code.
(b)(i)    If any Entity Taxes are imposed on or otherwise payable by the Partnership (including the Partnership’s share of Entity Taxes imposed on any subsidiaries of the Partnership and portfolio companies), the General Partner shall allocate among the Partners such Entity Taxes in a manner it determines in its discretion to be fair and equitable, taking into account any modifications attributable to a Partner pursuant to the BBA Rules (if applicable). To the extent that a portion of the Entity Taxes for a prior year relates to a Former Partner, the General Partner may require such Former Partner to pay to the Partnership an amount equal to its allocable portion of such Entity Taxes (which shall not be treated as a Capital Contribution). Notwithstanding the foregoing, if the General Partner determines in its discretion that seeking a payment from a Former Partner is not practicable or that seeking such payment has failed, the General Partner may require the substituted Partner that acquired directly or indirectly from such Former Partner the interest in the Partnership associated with such portion of the Entity Taxes to pay such amount or treat such amount as a Partnership Expense. Each Limited Partner acknowledges that, notwithstanding the Transfer of all or any portion of its interest in the Partnership, it will remain liable for Entity Taxes with respect to its allocable share of income and gain of the Partnership for the Partnership’s taxable years (or portions thereof) before such Transfer pursuant to this Section 7.03(b). Each Limited Partner acknowledges and agrees that the General Partner and Partnership Representative shall be permitted, but not required, to take any actions to reduce or avoid Entity Taxes being imposed on the Partnership, or any subsidiary of the Partnership or a portfolio company.
(ii)Each Partner (including Former Partners, if applicable) shall pay to the Partnership in immediately available funds by wire transfer its share of any Entity Tax imposed on or otherwise payable by the Partnership (including the Partnership’s share of Entity Taxes imposed on any subsidiaries of the Partnership and portfolio companies) within ten (10) days following written notice by the Partnership that payment of such amounts to the appropriate governmental authority is due. Such payment shall not reduce such Partner’s Undrawn Commitment or increase such Partner’s Capital Contribution, and any such payment shall be payable without regard to such Partner’s Undrawn Commitment and notwithstanding the termination of the Partnership. In lieu of the foregoing, the General Partner may, in its discretion, pay any Entity Tax imposed on or otherwise payable by the Partnership and treat such payment, to the extent such payment is allocable to a Partner pursuant to Section 7.03(b)(i), as a Tax Advance to such Partner to be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. If a Partner reimburses its share of an Entity Tax by having the amount of a distribution (or distributions) reduced as described in the preceding sentence, for all other purposes of this Partnership Agreement, such Partner shall be treated as having received all distributions (whether before or upon termination) unreduced by the amount of such Entity Tax and interest thereon. Any payments required pursuant to this Section 7.03(b) that are not made before the date on which the payment to such governmental authority is due shall bear interest at a rate equal to the prime rate as of such due date, plus 2.0% per annum.

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(c)Each Limited Partner agrees that, notwithstanding the Transfer of all or any portion of its interest in the Partnership, if reasonably requested by the General Partner, it shall provide the General Partner such information, certification or other documentation (including information in connection with Section 743 of the Code and information the General Partner or the Partnership Representative reasonably determines as necessary to reduce or avoid Entity Taxes) and otherwise cooperate with the Partnership Representative so that the Partnership Representative can make any election permitted hereunder, file any tax return of the Partnership, conduct any Tax Contest and otherwise implement the provisions of this Section 7.03.
(d)Each Limited Partner shall report any and all items of Partnership income, gain, deduction, loss and credit and any other Partnership tax related items or treatment in a manner consistent with the Partnership’s income tax return with respect to such items.
(e)This Section 7.03 shall survive any Transfer and any dissolution or termination of the Partnership.
SECTION 7.04    Reports to Current Partners.
(a)Within one hundred and twenty (120) calendar days after the end of each Fiscal Year or as soon thereafter as reasonably practicable (subject to reasonable delays including in the event of the late receipt of any necessary financial statements or other information necessary to prepare tax returns of any Person in which the Partnership holds Investments), the Partnership shall prepare and cause to be delivered to each Limited Partner (including, in the case of a Feeder Fund, the Feeder Limited Partners), together with the report thereon of the Partnership’s independent auditors, an audited financial report setting forth as of the end of that Fiscal Year:
(i)a balance sheet of the Partnership;
(ii)a statement of operations (income statement) of the Partnership;
(iii)a statement of cash flow of the Partnership;
(iv)a statement of changes in the Partners’ capital for the Partnership; and
(v)a summary description of each Investment owned by the Fund.
(b)The Partnership shall also deliver to each Partner (including, in the case of a Feeder Fund, the Feeder Limited Partners) unaudited financial information within sixty (60) days after the close of each of the first three Fiscal Quarters, and within one hundred and twenty (120) days after the close of the final Fiscal Quarter.
(c)Notwithstanding any provision of this Partnership Agreement or the Partnership Act to the contrary and pursuant to Section 17-305(f) of the Partnership Act, each Limited Partner (and, in the case of a Feeder Fund, the Feeder Limited Partners) shall only have such rights to obtain information relating to the Partnership or the investments of the Partnership, or access to the books and records of the Partnership, as expressly provided in this Partnership Agreement.

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SECTION 7.05    Tax Reports to Partners and Former Partners. The Partnership shall use commercially reasonable efforts to deliver to each Partner and, to the extent necessary, to each Former Partner (or its legal representatives), within one hundred eighty (180) calendar days following the end of the applicable Fiscal Year (subject to reasonable delays in the event of the late receipt of any necessary financial statements or other information necessary to prepare tax returns of any Person in which the Partnership holds Investments) a report setting forth in sufficient detail information which shall enable the Partner or Former Partner (or its legal representatives) to prepare their respective U.S. federal and state income tax returns in accordance with the laws, rules and regulations then prevailing (including Schedule K-1s).
SECTION 7.06    Confidentiality.
(a)All communications between the General Partner or the Manager, the Partnership, any Feeder Fund, any Alternative Vehicles or any of their Affiliates, on the one hand, and any Limited Partner, on the other, shall be presumed to include confidential, proprietary, trade secret and other sensitive information and, unless otherwise agreed to in writing by the General Partner, each Limited Partner will maintain the confidentiality of information which is nonpublic information furnished by or on behalf of the General Partner, the Manager, the Partnership, the Alternative Vehicle or any of their Affiliates regarding in any manner the General Partner, the Manager, the Partnership, the Alternative Vehicle or any of their Affiliates (including information regarding any Investment or any Person in which the Partnership holds, or contemplates acquiring, any Investments) received by such Limited Partner, except (i) as otherwise required by governmental regulatory agencies (including tax authorities in connection with an audit or other similar examination of such Limited Partner), law, legal process or litigation in which such Limited Partner is a defendant, plaintiff or other named party (provided that in each case, the General Partner is, to the extent practicable and to the extent permitted by applicable law, given prior notice of any such required disclosure so that the General Partner may seek a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded the requested or required information (and such Limited Partner will cooperate with the General Partner’s efforts to obtain an appropriate protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded the requested or required information)) or (ii) to directors, officers, fiduciaries, employees and advisors of such Limited Partner and its Affiliates who in each case need to know the information solely for the purpose of evaluating such Limited Partner’s investment in the Partnership and who are informed of the confidential nature of the information and agree in writing (A) to keep it confidential, maintain it in the strictest confidence and not disclose it or any part thereof to any other person or entity (including any of such Person’s other clients, whether or not any such client is an existing investor in the Partnership or any Parallel Partnership or in any other fund or investment sponsored by CIM, any regulatory authority, any other Person or the public), (B) to use it only for the purpose of evaluating the disclosing Limited Partner’s investment in the Partnership (and specifically to not use it as underlying data for, or otherwise included in, any research, report, survey or other pool of information prepared by any such Person for its clients or otherwise) and (C) in the case of disclosure to any Person that is an entity, that the Partnership is a third party beneficiary of the agreements described in clauses (A) and (B) with respect to the recipient and, as a result, may sue the recipient directly for any breach by it of such agreements (it being further understood that such Limited Partner shall be liable for any breach of this Section 7.06 by any of the Persons set forth in this clause (ii)). Without limitation of the foregoing, each Limited Partner acknowledges that

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notices and reports to Limited Partners hereunder may contain material non-public information concerning, among other things, Investments and agrees not to use such information other than in connection with monitoring its investment in the Partnership and agrees in that regard not to trade in securities on the basis of any such information.
(b)Notwithstanding anything in this Partnership Agreement to the contrary, for purposes of Regulation Section 1.6011-4(b)(3)(i), each Limited Partner (and any employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the Partnership or any transactions undertaken by the Partnership, it being understood and agreed, for this purpose, (i) the name of, or any other identifying information regarding (A) the Partnership, any Feeder Fund, any Parallel Partnership, any Alternative Vehicle, Intermediate Entity, Investment or an issuer of Investment, or any existing or future investor (or any Affiliate thereof) in the Partnership or (B) any Investment or transaction entered into by the Partnership, (ii) any performance information relating to the Partnership or its Investments and (iii) any performance or other information relating to previous funds or investments sponsored by CIM, does not constitute such tax treatment or tax structure information.
(c)In the event (x) the General Partner determines, in its discretion, that a Limited Partner has violated or is reasonably likely to violate the provisions of this Section 7.06 (or the analogous provision of any Feeder Fund, Intermediate Entity or Alternative Vehicle) or (y) in the case of a Limited Partner that is directly or indirectly (i) subject to a Disclosure Law, (ii) subject, by law, regulation, contract or otherwise, to disclose information concerning the Partnership to a trading exchange or other market where interests in such Person are sold or traded, whether foreign or domestic, or (iii) an agent, nominee, fiduciary, custodian or trustee for any Person described in the preceding clause (i) or (ii) where information concerning the Partnership provided or to be disclosed to such agent, nominee, fiduciary, custodian or trustee by the Partnership, the General Partner, the Manager or any of their Affiliates is provided or could at any time be provided or become available to a Person described in the preceding clause (i) or (ii), the General Partner determines, in its discretion, that there is a reasonable likelihood that a request to such Limited Partner for disclosure pursuant to a Disclosure Law or other legal, regulatory, contractual or other requirement would result in the disclosure by such Limited Partner of confidential information regarding the Partnership, its Affiliates and Investments other than Fund Level Information, in order to preserve the confidentiality of certain information disseminated by the General Partner or the Partnership under this Partnership Agreement that a Limited Partner is entitled to receive pursuant to the provisions of this Partnership Agreement, including, but not limited to, quarterly, annual and/or other reports (other than such Limited Partner’s IRS Form 1065, Schedule K-1), information provided to a Review Agent, and information provided at the Partnership’s informational meetings, the General Partner may (i) provide to such Limited Partner access to such information only on the Partnership’s website in password-protected, non-downloadable, non-printable format, (ii) require such Limited Partner to return any copies of information provided to it by the General Partner, the Partnership, the Manager or any of their Affiliates, (iii) redact such confidential information (other than Fund Level Information) from the information provided to such Limited Partner or (iv) withhold all or any part of the information otherwise to be provided to such Limited Partner.

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(d)To the extent that the Freedom of Information Act, 5 U.S.C. § 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement (any such law or statutory or regulatory requirement, including FOIA, a “Disclosure Law”) would potentially cause a Limited Partner or any of its Affiliates to disclose information relating to the Partnership, its Affiliates and/or any Investment, such Limited Partner hereby agrees that, in addition to compliance with the notice requirements set forth in Section 7.06(a) above, such Limited Partner (x) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (i) such Limited Partner is advised by reputable counsel that there exists no reasonable basis on which to oppose such disclosure, (ii) the General Partner does not object in writing to such disclosure within ten (10) Business Days (or such lesser time period as stipulated by the applicable law) of notice from the Limited Partner or (iii) such disclosure solely relates to Fund Level Information and does not include (A) any information relating to individual Investments, (B) copies of this Partnership Agreement and related documents or (C) any other information not referred to in this clause (iii), and (y) acknowledges and agrees that notwithstanding any other provision of this Partnership Agreement, except as may be necessary for a Limited Partner to disclose in accordance with Section 7.06(b) above, the General Partner may, in order to prevent any such potential disclosure that the General Partner determines, in its discretion, is likely to occur, withhold all or any part of the information otherwise to be provided to such Limited Partner other than Fund Level Information and such Limited Partner’s IRS Form 1065, Schedule K-1; provided that the General Partner shall not withhold any such information if a Limited Partner confirms in writing to the General Partner that compliance with the procedures provided for in Section 7.06(c) above is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that any Partner that has represented in its Subscription Agreement that it is subject to an applicable Disclosure Law and that maintains an established policy with respect to the disclosure of Fund Level Information with respect to each of its other private equity fund investments may disclose Fund Level Information without prior notice to the General Partner (including if a request is made for such information under such Disclosure Law).
(e)Notwithstanding any other provision of this Partnership Agreement, except as may be necessary for a Limited Partner to disclose in accordance with Section 7.06(b) above, to the fullest extent permitted by law, the General Partner shall have the right to keep confidential from any Limited Partner for such period of time as the General Partner determines is reasonable (i) any information that the General Partner reasonably believes to be proprietary and confidential and (ii) any other information (A) the disclosure of which the General Partner believes is not in the best interest of the Partnership, any Feeder Fund or any Parallel Partnership or any of their investments, (B) that the Partnership, any Feeder Fund, any Parallel Partnership, the General Partner, the Manager or any of their Affiliates, or the officers, employees or directors of any of the foregoing, is required by law or by agreement with a third Person to keep confidential or (C) regarding an Investment or the issuer of an Investment where the General Partner determines in its discretion that a conflict of interest between such Limited Partner and such Investment or an issuer of such Investment exists, in each case other than Fund Level Information and such Limited Partner’s IRS Form 1065, Schedule K-1.
(f)Each Limited Partner agrees to comply promptly with reasonable requests for information made by the General Partner in order for the Partnership to satisfy any request for information about such Limited Partner, its Commitment and/or other information regarding its

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Unit in the Partnership made by any U.S. federal, state, local or non-U.S. regulatory authority, agency, committee, court, exchange or self-regulatory organization (including the Committee on Foreign Investment in the United States, the Department of the Treasury, the Department of Defense, the Department of Commerce, the Department of Energy, the Department of Homeland Security, the Department of Justice, the Department of State, the Federal Trade Commission or the IRS) in connection with obtaining approvals necessary for the making, holding or Disposition of any Investment. Each Limited Partner acknowledges and agrees that the General Partner may, in connection with the foregoing, provide this Partnership Agreement and any agreements referred to herein or related hereto.
(g)Without limiting the generality of the foregoing (including the notice requirements set forth in Section 7.06(a) and Section 7.06(d) above), the following shall apply to any Partner that has represented in its Subscription Agreement that it is subject to applicable Disclosure Laws:
(i)such Limited Partner (x) represents that it acknowledges the General Partner’s and the Partnership’s position that confidential Partnership information that is not Fund Level Information (including information regarding the General Partner and its Affiliates) is generally protected from disclosure under such Disclosure Laws pursuant to “trade secrets” and public policy exemptions and (y) to the extent not prohibited by applicable law, confirms its intention to take a similar position with respect to such information under such Disclosure Laws;
(ii)the requirement in Section 7.06(d)(x) above that such Limited Partner take commercially reasonable steps to oppose and prevent such a requested disclosure shall not apply to such Limited Partner to the extent it has represented in writing to the General Partner upon its admission to the Partnership that such Disclosure Laws prohibit such Limited Partner from agreeing in advance to take any such actions; provided that such Limited Partner shall, to the fullest extent not prohibited by such Disclosure Laws, (A) allow the General Partner the reasonable opportunity to raise and provide support to the Limited Partner regarding any such exemption from public disclosure (if any) under the Disclosure Laws, (B) provide information to the General Partner on a reasonable basis so that the General Partner may contest the potential release of the affected records or information and/or (C) permit the General Partner to seek injunctive or other appropriate relief on its own and/or the Partnership’s behalf;
(iii)notwithstanding anything to the contrary in this Section 7.06, for the avoidance of doubt, neither the Partnership nor the General Partner shall make any claim against such Limited Partner if such Limited Partner (x) makes available pursuant to such Disclosure Laws any report, notice or other information such Limited Partner receives from the Partnership or the General Partner which such Limited Partner reasonably believes based on advice of reputable counsel is required (after taking into account available exemptions) to be made public pursuant to such Disclosure Law or any court orders and such Limited Partner has at all times complied with the requirements of this Section 7.06 (including under Section 7.06(a), Section 7.06(d) and this clause (f)) or (y) makes available Fund Level Information if such disclosure of Fund Level Information is made only in

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connection with similar disclosure of information with respect to each of the other private equity funds in which such Limited Partner has invested;
(iv)with respect to such Limited Partner, the General Partner agrees that solely as a result of such Limited Partner’s disclosure of (i) Fund Level Information in accordance with and pursuant to Section 7.06(d) or Section 7.06(g)(iii) or (ii) other information required to be disclosed pursuant to such Disclosure Laws in effect as of the date of such Limited Partner’s admission to the Partnership following compliance with the procedures set forth in this Section 7.06 (including under Section 7.06(a), Section 7.06(d) and this clause (f)), such Limited Partner will not be (w) excluded from participating in all or any portion of an Investment, (x) required to redeem its Units or withdraw as a Limited Partner pursuant to Section 5.04, (y) subject to Section 7.06(c)(ii) and/or (z) denied access to the Partnership’s books and records that the General Partner provides to other Limited Partners generally;
(v)in the event the General Partner exercises it rights under Section 7.06(c) to withhold information from such Limited Partner, the General Partner agrees to work cooperatively with such Limited Partner to develop a means of providing information to such Limited Partner in a manner that will (A) not result in the disclosure of confidential information regarding the General Partner and the Partnership (including information regarding any Person in which the Partnership holds, or contemplates acquiring, any Investments) and (B) permit such Limited Partner to perform its statutory and fiduciary responsibilities; and
(vi)the General Partner agrees that it shall consult with reputable counsel prior to exercising its rights with respect to such Limited Partner pursuant to Section 7.06(c) and clause (y) of Section 7.06(d).
(h)Any obligation of a Limited Partner pursuant to this Section 7.06 may be waived by the General Partner in its discretion.
(i)A Limited Partner may by giving written notice to the General Partner elect not to receive copies of any document, report or other information that such Limited Partner would otherwise be entitled to receive pursuant to this Partnership Agreement and is not required by applicable law to be delivered. The General Partner agrees that it shall make any such documents available to such Limited Partner at the General Partner’s offices (or, at the request of such Limited Partner, the offices of counsel to the Partnership).
(j)The Limited Partner acknowledges and agrees that the General Partner and/or the Partnership would be irreparably harmed in the event any of the provisions of this Section 7.06 are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Limited Partner agrees that the General Partner and/or the Partnership shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Section 7.06 and to enforce specifically this Section 7.06 and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity, without having to post any bonds.

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(k)For the avoidance of doubt, all obligations of a Limited Partner pursuant to this Section 7.06 shall be binding upon all Former Limited Partners.
ARTICLE VIII
FEES
SECTION 8.01    Management Fees.
(a)The Partnership and/or one or more of its subsidiaries (without duplication) shall pay to the Manager (or such other entity or entities as the General Partner may direct) with respect to each Limited Partner (except to the extent otherwise agreed by the General Partner), on a quarterly basis in advance, a fee (collectively, the “Management Fees”) equal to 2.0% per annum (or such other rate as agreed to by the General Partner and such Limited Partner) multiplied by that portion of the Management Fee Base attributable to such Limited Partner’s Units as of the first calendar day of each Fiscal Quarter; provided, that the annual Management Fee percentage rate applicable to a Limited Partner’s Units that are subscribed for on or prior to June 30, 2019 shall be reduced by 25 basis points during the Lock-Up Period applicable to such Units; provided, further, that Management Fees shall be adjusted on the next quarterly payment date to reflect any Capital Contributions made during the preceding Fiscal Quarter following the first calendar day of such Fiscal Quarter and prorated based on the number of calendar days that have elapsed during such Fiscal Quarter following the date on which such Capital Contributions are made. The number of Units held with respect to a Limited Partner that bears Management Fees may be reduced by a number of Units with an aggregate Net Asset Value (based upon the Net Asset Value per Unit as of the end of each calendar quarter) equal to the amount of Management Fees borne by such Limited Partner. If the Partnership engages more than one Manager, the Managers shall determine, in their discretion, how the Management Fees shall be allocated among the Managers.
(b)The Partnership or such subsidiaries shall pay Management Fees in cash from cash-on-hand (including any Temporary Investments) or cash called from the Limited Partners pursuant to Section 4.02. The General Partner also may cause the Partnership to borrow funds pursuant to Section 3.03 to pay Management Fees or pay Management Fees from any proceeds realized from Investments or otherwise. For greater certainty, the General Partner may admit the Manager as a Limited Partner with respect to any amounts received by the Manager as consideration for its services described herein.
(c)The Management Fees for (i) the Fiscal Quarter during which the Initial Closing occurs, (ii) the redemption of a Limited Partner’s Units on a day other than a Redemption Date that is the last day of a Fiscal Quarter, (iii) the last Fiscal Quarter of the Partnership and (iv) any other partial Management Fees period of the Partnership, in each case, shall be prorated for the number of calendar days in, or remaining in, such period as the case may be, calculated on the basis of a Fiscal Quarter of three 30 day months.
(d)The Partnership and the Limited Partners recognize that the General Partner, the Manager, or any of their respective Affiliates or personnel may receive Other Fees and agree that the Management Fees payable hereunder shall not be affected thereby, except as contemplated by Section 8.02 and any portion of Other Fees ratably allocated to any party other

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than the Partnership shall not benefit the Partnership and may benefit such other party, the Manager or its Affiliates. Additionally, the Management Fees payable hereunder shall not be affected by (i) payments made under Servicing Fee contracts or (ii) any fees or other compensation, including management fees and carried interest, received by the General Partner, the Manager or any of their Affiliates or personnel from co-investors and third party consortium investors.
(e)At the discretion of the General Partner and/or the Manager, Management Fees shall be reduced or eliminated with respect to the General Partner, one or more other Affiliates of CIM, the Principals and/or entities controlled by one or more of the Principals who are Partners. The Manager may, in its discretion, waive, reduce, calculate differently or defer all or any portion of the Management Fees attributable to any Units of any other Limited Partner. In addition, Management Fees rate may be increased in respect of Limited Partners, if any, that bear a placement fee or similar sales charge with respect to their Units.
(f)The Manager may, in its discretion, assign its right to receive part or all of any Management Fees to any Affiliate of the General Partner, which Affiliate may receive such Management Fees by means of an allocation of Units in an amount equal to such Management Fee.
SECTION 8.02    Other Fees; Fee Offset.
(a)Any Other Fees charged or earned by the General Partner, the Manager or any of their respective Affiliates or personnel, shall be paid directly to the General Partner, the Manager or any of their respective Affiliates or personnel. Notwithstanding anything to the contrary set forth herein, the Management Fee installment borne by any Limited Partner in any Management Fee period shall be reduced by an amount (the “Reduction Amount”) equal to such Limited Partners’ proportionate share (in proportion to the Units of all Management Fee bearing Limited Partners with respect to each Investment to which such fees relate) of 100% of the portion of such Other Fees ratably allocable to the Partnership (based generally on the Partnership’s relative interest in such Investment) received with respect to an Investment during the period in which the Partnership holds such Investment (or with respect to a proposed and unconsummated Investment) (net of out-of-pocket costs and expenses (including Broken Deal Expenses) incurred by the General Partner, the Manager and/or any of their Affiliates or personnel in connection with the transactions out of which such Other Fees arose, including value-added, sales or similar taxes applicable to such fees); provided that the Reduction Amount shall be decreased by such Limited Partner’s proportionate share of the amount of Partnership Expenses that the General Partner or its Affiliates had elected to bear instead of calling capital from the Fund to the extent that such Partnership Expenses have not already been applied against the Reduction Amount.
(b)The Reduction Amount for any installment of Management Fees shall be based upon the aggregate Other Fees that are received by the General Partner, the Manager, or any of their Affiliates or personnel, the aggregate Partnership Expenses that are borne by the General Partner or Affiliates of the General Partner and the aggregate placement fees payable to any Placement Agents, in each case in the Management Fee period prior to the date of such installment. The Reduction Amount shall be applied to reduce the Management Fees payable on such date (but not to an amount below zero) and to the extent not so applied shall be carried forward for application against future installments of Management Fees until such cumulative Reduction

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Amount is fully utilized in reducing Management Fees. If upon termination of the Partnership an unapplied balance of the Reduction Amount remains, the General Partner and the Manager will not be required to repay any amount of previously paid Management Fees.
(c)Investments made through Alternative Vehicles shall not be treated as though such Investments had been made by the Partnership for purposes of calculating Management Fees and shall be calculated and paid at the level of such Alternative Vehicle.
(d)For purposes of calculating the Reduction Amount, any Other Fees received in a form other than cash shall be deemed earned and paid, and shall be valued by the Manager, as of the earlier of (i) the date of the disposition by the General Partner, the Manager or their Affiliates or personnel of such non-cash Other Fees, in which case the value of such non-cash fees shall be equal to the net proceeds received by the General Partner, the Manager or their Affiliates or personnel in connection with such disposition and (ii) the date of dissolution of the Partnership.
(e)In the General Partner’ discretion, Other Fees may be paid directly to the Partnership for the benefit of the Partners, rather than to the General Partner, the Manager or any of their respective Affiliates or personnel. In such cases and to such extent, Management Fees shall not be offset by such Other Fees.
(f)The parties hereto acknowledge that the terms of Other Fee agreements may, in certain cases, provide for an acceleration of fees paid to the Manager upon termination thereof if certain conditions are satisfied, which termination fees may be calculated based on the present value of foregone payments.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    No Right to Partition or Accounting. To the maximum extent permitted by law, and except as otherwise expressly provided in this Partnership Agreement, the Partners, on behalf of themselves and their shareholders, members, partners, heirs, executors, administrators, personal or legal representatives, successors and assigns, if any, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for an accounting or for partition of the Partnership or any asset of the Partnership, or any interest that is considered to be Partnership property, regardless of the manner in which title to any such property may be held.
SECTION 9.02    Severability. Each provision of this Partnership Agreement is considered severable and if for any reason any provision that is not essential to the effectuation of the basic purposes of this Partnership Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Partnership Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions herein that are valid. In that case, this Partnership Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Partnership Agreement shall be construed to omit such invalid or unenforceable provisions.

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SECTION 9.03    Amendments to Partnership Agreement.
(a)The terms and provisions of this Partnership Agreement may be modified, amended or waived at any time and from time to time with the consent of the General Partner and Limited Partner Consent, which may be written or passive, insofar as consistent with the laws governing this Partnership Agreement. If appropriate, the General Partner shall apply this Section 9.03(a) with respect to a Feeder Fund to the portion of such Feeder Fund’s Units to which such consent applies. Notwithstanding the foregoing sentence, the General Partner may amend this Partnership Agreement, without the consent of any Limited Partner, in order to: (i) reflect changes in the membership of the Partnership and the subscriptions and redemptions by any Partner; (ii) reflect a change in the name of the Partnership; (iii) to delete or add any provision of this Partnership Agreement required to be so deleted or added by a U.S. federal or state securities commission or similar agency, which addition or deletion is deemed by such commission or agency to be for the benefit or protection of the Limited Partners, (iv) make any changes required by any governmental body or agency or to comply with any applicable requirements of law, which, in each case, are deemed to be for the benefit or protection of the Limited Partners; (v) ensure that the Incentive Allocation conforms to any applicable requirements of the SEC, the IRS and other regulatory authorities, so long as such amendment does not increase the Incentive Allocation that would otherwise be made with respect to a Limited Partner and to the extent that such amendment is not materially adverse to any Limited Partner; (vi) make a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, statute, ruling or regulation of any federal, state or non-U.S. governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (vii) make a change that is ministerial in nature that does not increase the authority of the General Partner or that is necessary or desirable to correct any ambiguity or to correct or supplement any provision in this Partnership Agreement that is incomplete or inconsistent with any provision hereof, so long as such change does not increase the authority of the General Partner or adversely affect the rights of the Limited Partners; (viii) make a change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any jurisdiction, or ensure that the Partnership shall not be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or to ensure that the Partnership is treated as a QOF and the Limited Partners otherwise obtain the tax benefits available with respect to a QOF; (ix) prevent the Partnership or the General Partner from in any manner being deemed an “investment company” subject to the provisions of the Investment Company Act; (x) address changes in regulatory or tax legislation, including changes in tax law related to the Incentive Allocation materially adversely affecting the U.S. federal, state or local treatment of Incentive Allocations to the General Partner, its Affiliate or other designee, as applicable, or their direct or indirect owners (including reorganizing or reconstituting the Partnership) to the extent such amendment is not adverse to any Limited Partner or otherwise alter any of the rights (including entitlements to distributions or any other economic rights) of such Limited Partner; (xi) account for and/or facilitate the formation and operation of any Feeder Fund, Parallel Partnership or Intermediary Entity or to establish one or more new Classes of Units in accordance with Section 2.12; (xii) impose upon the Partnership additional investment restrictions agreed to by the General Partner, on behalf of the Partnership, with one or more Limited Partners, including restrictions intended to comply with such Limited Partners’ interpretation of legal requirements, tax liability, religious principles or investment policies applicable to such Limited Partners;

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(xiii) as may be necessary or advisable to comply with any anti-money laundering or anti-terrorist laws, rules, regulations directives or special measures; (xiv) make a change to create a security interest in the Limited Partner’s obligations to make Capital Contributions; (xv) make any amendments pursuant to Section 9.16(b); (xvi) make amendments that are necessary or advisable or otherwise to take into account changes in law related to QOFs or the Opportunity Zone programs, including the issuance of regulations or other guidance issued by the IRS and Department of the Treasury; (xvii) make any modifications, amendments or waivers that the General Partner determines, in its discretion, are necessary or advisable in order to explore or effectuate a Liquidity Event as contemplated by Section 5.09; (xviii) after the OZ Period, if the General Partner determines that the Partnership will no longer qualify as a QOF (if permitted by applicable law), make any changes or amendments or additional terms to reflect the current overall investment strategy of the Partnership, including with respect to assets outside of Opportunity Zones, (xix) make a change that is necessary in connection with the issuance of additional Units pursuant to Section 4.02, including any amendments to this Agreement negotiated with any additional Limited Partner or additional limited partner of a Feeder Fund or any Parallel Partnership in connection with its admission to the Partnership or such Feeder Fund or Parallel Partnership on any subsequent Closing Date to the extent such amendments do not materially and adversely affect the rights and obligations, taken as a whole, of those Limited Partners who are Limited Partners immediately prior to such subsequent Closing Date; and (xx) make any other amendments similar to the foregoing.
(b)The consent of each Partner must be obtained for any amendment which would (i) modify the provisions hereof relating to the maintenance and adjustment of Capital Accounts with respect to any Limited Partner, (ii) disproportionately adversely affect any Limited Partner’s (A) rights to allocations and distributions (other than by virtue of new Commitment (or increase thereof) by other Partners) or (B) rights of contribution or redemption (as set forth in Sections 5.02, 5.03 and 6.02), (iii) adversely affect its limited liability as a Limited Partner as provided under this Partnership Agreement, (iv) increase a Limited Partner’s Commitment or (v) amend the provisions of this Section 9.03.
(c)Notwithstanding Section 9.03(a), this Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners, at any time and without limitation (i) if any Limited Partner and/or any Feeder Limited Partner, as applicable, whose contractual rights as a Limited Partner and/or a Feeder Limited Partner would be materially and adversely affected by such amendment has an opportunity to be withdrawn from the Partnership and the applicable Feeder Fund (and will be withdrawn in accordance with Section 5.04 to the extent such Limited Partner and/or such Feeder Limited Partner elects such option) as of a date determined by the General Partner that is not less than thirty (30) calendar days after the General Partner has furnished written notice of such amendment to each Limited Partner and Feeder Limited Partner and that is prior to the effective date of the amendment, including in order to change the current overall investment strategy of the Partnership such that the Partnership will no longer qualify as a QOF (if permitted by applicable law) prior to, or following, the end of the OZ Period or (ii) upon publication of final regulations in the Federal Register (or other official pronouncement), to provide for (1) the election of a safe harbor under Regulations Section 1.83-3(a) (or any similar provision) under which the fair market value of a Unit that is transferred in connection with the performance of services is treated as being equal to the liquidation value of such Unit, (2) agreement by the Partnership and all of its Partners to comply with all the

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requirements set forth in such regulations and Revenue Procedure 2005-43 (and any other guidance provided by the IRS with respect to such election) with respect to all Units transferred in connection with the performance of services while the election remains effective and (3) any other related amendments; provided that no such amendments pursuant to this clause (ii) shall be made unless such amendments are not reasonably expected to have a material adverse effect on any Limited Partner.
(d)Alternatively, in the case of any Limited Partner Consent with respect to any proposed amendments hereof sought by the General Partner other than amendments that are within the scope of clause (b) above, the General Partner may determine that such Limited Partner Consent may also be given and/or obtained as follows:
(i)The General Partner shall give written notice to each Limited Partner of such matter and shall request such Limited Partner to indicate in writing whether or not it consents thereto. If any Limited Partner has not indicated in writing within fifteen (15) Business Days (or such longer period as the General Partner may specify in its discretion) after such notice whether or not it consents to such matter, the General Partner shall promptly provide a second notice to such Limited Partner of such matter and shall again request such Limited Partner to indicate in writing whether or not it consents thereto and shall prominently state in such second notice that if the Limited Partner does not indicate in writing within five (5) Business Days (or such longer period as the General Partner may specify in its discretion) after such second notice (the end of such five-Business Day or longer period after such notice, the “Notice Date”) whether or not it consents to such matter, such Limited Partner shall be deemed to have voted their interests in the same proportion as the Limited Partners that actually do vote in favor and against such proposed amendment by the Notice Date. At any time on or prior to the Notice Date, a Limited Partner may indicate that it does or does not consent to such matter, but after the Notice Date any indication by a Limited Partner that it does not consent to such matter shall not be effective for purposes of the foregoing.
(ii)The consent of a particular Percentage Interest of the Limited Partners with respect to such matter shall have been received if at any time prior to the Notice Date as of which Limited Partners (including Related Fund Investors) representing such Percentage Interest of the Limited Partners have affirmatively consented to such matter or if as of the Notice Date Limited Partners representing such Percentage Interest of the Limited Partners have either affirmatively consented to such matter or are deemed to have consented to such matter as provided above.
(e)The General Partner shall upon a Limited Partner’s request provide a copy of any amendment to this Partnership Agreement to such Limited Partner.
SECTION 9.04    Power of Attorney. Each Limited Partner, by its execution hereof or by the Subscription Agreement, hereby irrevocably makes, constitutes and appoints each of the General Partner as its true and lawful agent and attorney in fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) this Partnership Agreement and any amendment to this Partnership Agreement that has been adopted as herein provided; (ii) the original certificate of

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limited partnership of the Partnership and all amendments thereto required or permitted by law or the provisions of this Partnership Agreement; (iii) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Partnership Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (iv) all instruments that the General Partner deems appropriate to reflect a change or modification of this Partnership Agreement or the Partnership in accordance with this Partnership Agreement, including the admission of additional Limited Partners or substituted Limited Partners pursuant to the provisions of this Partnership Agreement; (v) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the dissolution and termination of the Partnership (consistent with Article VI); (vi) all fictitious or assumed name certificates required or permitted (in light of the Partnership’s activities) to be filed on behalf of the Partnership; (vii) all agreements and instruments necessary or advisable to consummate or reorganize any Investment pursuant to Section 2.11 (unless such Investment is to be made through a vehicle other than a partnership or limited liability company), including amendments thereto consistent with Section 2.11; (viii) all instruments, agreements or other instruments that the General Partner believes are necessary or advisable to cause the assignment of a Defaulting Partner’s Units pursuant to Section 4.02(g); (ix) all agreements, deeds or other instruments that the General Partner believes are necessary or advisable to cause the transfer of a Partner’s Units from the Partnership to an Alternative Vehicle so long as such transfer is made in a manner consistent with Section 2.10, or any other intermediate vehicle formed by CIM for investment in the Partnership, or vice versa; (x) all agreements and instruments necessary or advisable to create or maintain a credit facility or otherwise incur borrowings pursuant to Section 3.03; (xi) all agreements and instruments necessary or advisable to establish or convert any Class of Units pursuant to Section 2.12; (xii) all other instruments or papers that may be required or permitted by law to be filed on behalf of the Partnership that are necessary to carry out the provisions of this Partnership Agreement; and (xii) to take all actions, execute all documents, make and incur all expenses, as the General Partner determines, in its discretion, is necessary, appropriate or convenient to explore and/or effectuate a Liquidity Event as provided in Section 5.09. Notwithstanding the foregoing or anything contained in this Partnership Agreement to the contrary, the foregoing power of attorney may not be exercised by the General Partner after the occurrence of a Disabling Event. Such agent and attorney in fact shall not, however, have the right, power or authority to amend or modify this Partnership Agreement when acting in such capacities.
SECTION 9.05    Non-Voting Units. Any Limited Partner may, upon notice to the General Partner upon admission to the Partnership, elect to hold all or any portion of such Limited Partner’s Units as non-voting Units (“Non-Voting Units”), in which case such Limited Partner shall not be entitled to participate in any consent required by this Partnership Agreement with respect to the Units that are held as Non-Voting Units (and such Non-Voting Units shall not be counted in determining the giving or withholding of any consent required by this Partnership Agreement by the requisite percentage of the Limited Partners). Except as provided in the preceding sentence, any Units held as Non-Voting Units shall be identical in all respects to all other Units held by the Limited Partners. Any such election shall be revocable at the discretion of the Limited Partner upon notice to the General Partner, unless a Limited Partner requests that such election be irrevocable.

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SECTION 9.06    Governing Law and Jurisdiction.
(a)This Partnership Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law principles thereof. In particular, the Partnership is formed pursuant to the Partnership Act, and the rights and liabilities of the Partners shall be as provided therein, except as herein otherwise expressly provided. To the fullest extent permitted by law, the Partners hereby submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware in any Proceeding (including any counterclaims) based on or arising under any Subscription Agreement, this Partnership Agreement, any side letter or other writing described in Section 9.16 or the transactions contemplated herein or therein and/or any Partner’s ownership of an Unit. To the fullest extent permitted by law, each Limited Partner acknowledges and agrees that the General Partner may serve copies of the summons and complaint and any other process that may be served on such Limited Partner in any such Proceeding by means of sending such summons, complaint or other process by registered mail, first-class postage paid, to such Limited Partner’s registered address as set forth in such Limited Partner’s Subscription Agreement or to such other address as such Limited Partner shall have last designated as its registered address by notice to the Partnership, and each Limited Partners hereby waives objection to any summons, complaint or other process so served. Service so made shall be deemed to be completed five (5) days after any such process shall have been deposited in the U.S. mails. Nothing in this section shall affect the right of the General Partner to serve legal process in any other manner permitted by law. To the fullest extent permitted by law, the Limited Partners hereby waive as a defense that any such Proceeding brought in such courts has been brought in an inconvenient forum or that the venue thereof may not be appropriate and, furthermore, agree that venue in the State of Delaware for any such Proceeding is appropriate.
(b)To the extent not prohibited by applicable law that cannot be waived, each Partner waives, and covenants that such Partner shall not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim or proceeding arising out of this Partnership Agreement or the subject matter hereof or in any way connected with the dealings of any Partner or the Partnership or any of its Affiliates in connection with any representation, warranty, covenant or agreement contained in this Partnership Agreement or any transaction contemplated by this Partnership Agreement, in each case whether now existing or hereafter arising and whether in contract, tort or otherwise. The Partnership or any Partner may file an original counterpart or a copy of this (b)Section 9.06(b) with any court in any jurisdiction as written evidence of the consent of the Partners to the waiver of their respective rights to trial by jury.
(c)Notwithstanding anything to the contrary in this Section 9.06, a Limited Partner which is, or is investing on behalf of, an instrumentality of any governmental entity may, upon admission to the Partnership, agree in writing with the General Partner that such Limited Partner shall not be deemed to have made such an irrevocable submission or waiver, as the case may be.
SECTION 9.07    Notices.

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(a)Any notice, request for consent or report required to be provided to any Limited Partner shall be given at the address, facsimile number or electronic mail address of such Limited Partner set forth in such Limited Partner’s Subscription Agreement or such other address, facsimile number or electronic mail address of which such Limited Partner advises the General Partner in writing. Any notice to the Partnership or the General Partner shall be sent to the principal office of the Partnership as set forth in Section 2.04. The General Partner may at any time change the location of such office. Notice of any such change shall be given to the Partners on or before the date of any such change.
(b)The Limited Partners acknowledge and agree that any such notice, request for consent or report, including any Manager’s Form ADV and the Partnership’s audited financial statements, shall be in writing and shall be sent (i) by certified mail, return receipt requested, (ii) by a recognized overnight courier service providing confirmation of delivery, (iii) by facsimile transmission (with confirmation of receipt), (iv) by electronic mail or (v) by posting on a password protected website maintained by the Partnership or its Affiliates and for which any Limited Partner has received confirmation of such posting and access instructions by electronic mail, when such confirmation is sent. All notices, requests for consents and reports sent by electronic mail shall be deemed to have been received on the date sent (unless the sender receives a reply electronic mail indicating that the sent electronic mail was undeliverable, exceeded the memory or other limitations of the recipient’s inbox or otherwise could not be delivered to the recipient, in which event the electronic mail shall not be deemed to have been received, and the sender will be required to resend the notice, request for consents or report by one of the other means of communication identified in clauses (i) – (iii) above) and all other notices, requests for consents and reports shall be deemed to have been received on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt, or courier service confirms that acceptance of delivery was refused by the addressee), or facsimile confirmation received by the sender.
(c)Where a Person is permitted or required to provide its written consent pursuant to this Partnership Agreement in respect of a matter, such written consent may, in the General Partner’s discretion, be evidenced by electronic mail.
SECTION 9.08    Goodwill. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the General Partner.
SECTION 9.09    Services to the Partnership. The parties hereto hereby acknowledge and recognize that the Partnership has retained, and may in the future retain, the services of various persons, entities and professionals, including legal counsel, accountants, architects and engineers, for the purposes of representing and providing services to the Partnership in connection with the investigation, consummation and operation of the Investments or otherwise. The parties hereby acknowledge that such persons, entities and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates. Accordingly, each party hereto consents to the representation or provision of services by such persons, entities and professionals to the Partnership and waives any right to claim a conflict of interest solely on the grounds of such relationship. Nothing contained herein shall relieve the General Partner of any duty or liability it would otherwise have

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to the Partnership, including the duty to monitor and direct such persons, entities and professionals for the best interests of the Partnership.
SECTION 9.10    No Waiver. No failure on the part of any party to exercise, and no delay on its part in exercising, any right or remedy under this Partnership Agreement shall operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy under this Partnership Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.
SECTION 9.11    Headings. The titles of the Articles and the headings of the Sections of this Partnership Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Partnership Agreement.
SECTION 9.12    Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons may require in the context thereof.
SECTION 9.13    Partnership Tax Treatment. Subject to Section 5.09, the Partners intend for the Partnership to be treated (x) as a partnership and (y) a QOF until after the OZ Period for U.S. federal income tax purposes.
SECTION 9.14    Counsel to the Partnership. Counsel to the Partnership may also be counsel to the General Partner and its Affiliates. The General Partner may execute, on behalf of the Partnership and the Partners, any consent to the representation of the Partnership that counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction (“Rules”). The Partnership has initially selected Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Partnership Counsel”) as U.S. legal counsel to the Partnership. Each Limited Partner hereby acknowledges and agrees that: (i) Partnership Counsel does not represent the Limited Partner or Related Fund Investor with respect to the Partnership in the absence of a clear and explicit agreement to such effect between the Limited Partner and Partnership Counsel (and then only to the extent specifically set forth in that agreement), and that in the absence of any such agreement Partnership Counsel shall owe no duties directly to a Limited Partner or Related Fund Investor with respect to the Partnership; (ii) whether or not the Partnership Counsel has in the past represented or is currently representing the Limited Partner with respect to other matters, the Partnership Counsel has not represented (or is not currently representing) the interests of the Limited Partner or Related Fund Investor in the preparation and negotiation of this Partnership Agreement; (iii) the Partnership Counsel does not owe any duty to the Limited Partners as a group; and (iv) the Partnership Counsel may represent the Partnership in connection with the acquisition, maintenance or Disposition of any Investments. In the event any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner or the Partnership, on the one hand, and the General Partner (or an Affiliate thereof that Partnership Counsel represents), on the other hand, then each Limited Partner agrees that Partnership Counsel may represent either the Partnership or the General Partner (or its Affiliate), or both, in any such dispute or controversy to the extent permitted by the Rules, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges and agrees that neither this Partnership Agreement nor the transactions contemplated hereby relating to the

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management and operation of the Partnership are intended to create an attorney/client or any other relationship between the Partnership Counsel, on the one hand, and such Limited Partner, on the other hand, pursuant to which such Limited Partner (acting other than in the name of the Partnership) would have a right to object to such law firm’s representation of any Person under any circumstances. Notwithstanding the foregoing, the portion of the foregoing relating to matters after the admission date of a Limited Partner shall not apply to such Limited Partner to the extent that the foregoing is inconsistent with an established policy of such Limited Partner, and such Limited Partner notifies the General Partner of such policy in writing prior to such Limited Partner’s admission to the Partnership.
SECTION 9.15    Counterparts. This Partnership Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, binding on all parties hereto. Any such counterpart, to the extent delivered by means of a facsimile machine or by.pdf,.tif,.gif,.jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.
SECTION 9.16    Entire Agreement.
(a)This Partnership Agreement and the other agreements referred to in this Partnership Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof. This Partnership Agreement supersedes any prior agreement or understandings among them, oral or written with respect to the subject matter hereof, all of which are hereby canceled. This Partnership Agreement may not be modified or amended other than pursuant to Section 9.03. Notwithstanding any provision in this Partnership Agreement or in any Subscription Agreement, the parties hereto acknowledge that the Partnership or the General Partner, without any further act, approval or vote of any Partner, may enter into side letters or other writings with one or more Limited Partners and/or Related Fund Investors, which have the effect of establishing rights under, or altering, supplementing or modifying the terms of, this Partnership Agreement or the Subscription Agreement. The parties hereto agree that any rights established, or any terms of this Partnership Agreement, altered or supplemented, in a side letter with a Limited Partner and/or Related Fund Investors shall govern solely with respect to such Limited Partner and/or Related Fund Investors (but not any of the assignees or transferees of such Limited Partner and/or Related Fund Investors unless so specified in such side letter) notwithstanding any other provision of this Partnership Agreement or the Subscription Agreement. The terms of any side letter with a Limited Partner and/or Related Fund Investors pursuant to this Section 9.16 shall apply mutatis mutandis to a Limited Partner’s participation in any Alternative Vehicle formed pursuant to Section 2.11.
(b)The General Partner shall have full authority, in its discretion and without further notice to or consent of any Limited Partner or Related Fund Investor, to afford particular Limited Partners or Related Fund Investors more favorable economic terms, including with respect to the Management Fees, the Incentive Allocation, liquidity and other redemption terms, Review Agent representations, the timing and manner of Capital Contributions and indemnification obligations (a “Special Economic Arrangement”). Such Special Economic Arrangement may be set forth in a side letter or other written agreement. Notwithstanding any other provision of this Partnership Agreement, any Special Economic Arrangement afforded with respect to such a limited partner (i) transferring any Units shall not be afforded to the transferee or (ii) acquiring

HIGHLY CONFIDENTIAL & TRADE SECRET
additional Units in a Transfer shall not apply to such additional Units, in each case without the written consent of the General Partner (which consent may be withheld by the General Partner in its discretion). The General Partner shall also have full authority, without the consent of any Person, including any Partner, to amend this Partnership Agreement (including the allocation, distribution and drawdown provisions hereof) as may be necessary or appropriate in the discretion of the General Partner to implement such Special Economic Arrangements and to interpret in its discretion any provision of this Partnership Agreement, whether or not so amended, to give effect to the intent of this Section 9.16, so long as such amendment to this Partnership Agreement does not have any direct adverse economic effect on other Limited Partners and/or Related Fund Investors.
SECTION 9.17    Binding Provisions. Subject to Sections 2.10 and 3.10, the covenants and agreements contained in this Partnership Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, personal or legal representatives, successors and lawful assigns of the respective parties hereto; provided that the provisions in this Partnership Agreement relating to subscriptions of capital to the Partnership (including Section 4.01) are for the benefit of the Partners only, and not for the benefit of any third party, except to the extent the Partnership has agreed in writing.
SECTION 9.18    Interpretation.
(a)Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. This Partnership Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it has been prepared initially by counsel for one of the parties, it being recognized that all parties to this Partnership Agreement and their respective counsel have had a full and fair opportunity to negotiate and review the terms and provisions of this Partnership Agreement and to contribute to its substance and form.
(b)Subject to applicable law, whenever in this Partnership Agreement the General Partner is permitted or required to make a decision (i) in its “discretion” or under a similar grant of authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests and the interests of its Affiliates as long as the General Partner also considers the interests of, or factors affecting, the Partnership and the Limited Partners as a whole or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standards and shall not be subject to any other or different standards imposed by Partnership Agreement or by law or any other agreement contemplated herein.
(c)Notwithstanding the foregoing, to the fullest extent permitted by law, no delay on the part of the Partnership or the General Partner in exercising any of its rights and no

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partial or single exercise thereof and no action or non-action shall constitute a waiver of any rights and shall affect or impair this Partnership Agreement.
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IN WITNESS WHEREOF, the undersigned have executed this Partnership Agreement on the day and year first written above.

GENERAL PARTNER

CIM OPPORTUNITY ZONE FUND GP, LLC, as General Partner

By:	/s/ Jordan Dembo
	Name:	Jordan Dembo
	Title:	Chief Administrative Officer

LIMITED PARTNERS

By: CIM OPPORTUNITY ZONE FUND GP, LLC, as attorney-in-fact for the Persons whose names are set forth in the books and records of the Partnership as Limited Partners

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Chief Financial Officer
Signature Page to
Fifth Amended and Restated Limited Partnership Agreement of CIM Opportunity Zone Fund, L.P.

SCHEDULE A
Maximum Property Management, Development Management, Leasing Brokerage Fees and Multifamily Residential Sales Fees

Property Management Fees:	5% of gross revenue, plus Allocable Costs and Expenses.

Development Management Fees:	4% of gross contract price for development, tenant improvements or other capital expenditures, as applicable, plus Allocable Costs and Expenses.

Leasing Brokerage Fees:	If there is one or more participating brokers (for the tenant, landlord or both): 2% of base rent during years 1 through 5 and 1% of base rent after year 5, in each case, plus Allocable Costs and Expenses. If there is no participating broker: 4% of base rent during years 1 through 5 and 2% of base rent after year 5, in each case, plus Allocable Costs and Expenses. With respect to any lease renewal, CIM shall be entitled to 50% of the otherwise applicable commission described above.

Multifamily Residential Sales Fees:	6% of the gross sales price of a residential unit, plus Allocable Costs and Expenses.